Exhibit (a)(1)(A)(i)
Doral Financial Corporation
Offer to Exchange
Shares of Doral Financial Corporation Common Stock and Pay a Cash Premium
for
Outstanding Shares of Doral Financial Corporation
4.75% Perpetual Cumulative Convertible Preferred Stock (CUSIP No. 25811P704)
7.00% Noncumulative Monthly Income Preferred Stock, Series A (CUSIP No. 25811P209)
8.35% Noncumulative Monthly Income Preferred Stock, Series B (CUSIP No. 25811P308)
7.25% Noncumulative Monthly Income Preferred Stock, Series C (CUSIP No. 25811P407)

          We are offering to exchange, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, a number of properly tendered and accepted shares of preferred stock listed in the table below (collectively, the “preferred stock” and each series of our preferred stock, a “series”) for newly issued shares of our common stock, par value $0.01 per share (the “common stock”), plus a cash payment (the “cash premium”) in accordance with the assigned acceptance priority levels (each, an “acceptance priority level”) and the maximum aggregate liquidation amount of preferred stock that will be accepted for each series (each, an “acceptance priority cap”) as described below. Subject to the terms and conditions of the exchange offer, including the proration terms described in this document, shares of preferred stock properly tendered (and not withdrawn) will be accepted in order of the acceptance priority levels, with acceptance priority level 1 being the highest priority level. The aggregate liquidation amount of preferred stock accepted in the exchange offer will be subject to a maximum of $200,000,000 (the “maximum exchange amount”) and any applicable acceptance priority cap. We reserve the right, but are not obligated, to increase or decrease the maximum exchange amount and/or any acceptance priority cap.
          The table below sets forth, among other things, each series of preferred stock that is the subject of the exchange offer and, with respect to each series of preferred stock, the acceptance priority level, the acceptance priority cap, the number of shares of common stock and cash premium that we are offering for each share of preferred stock (the “exchange offer consideration”), and the total exchange offer consideration as a percentage of the liquidation amount.

			Acceptance Priority		Exchange Offer Consideration Per Share
								Total
		Aggregate						Consideration
	Liquidation	Liquidation						as % of
	Amount per	Amount			Common	Cash	Total	Liquidation
Title of Security	Share	Outstanding	Level	Cap	Shares *	Premium	Consideration*	Amount

4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$345,000,000	1	$155,250,000	8.762	$12.50	$50.00	20.0%

7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$74,750,000	2	$33,637,500	2.161	$2.00	$11.25	22.5%

8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$50,000,000	2	$22,500,000	1.081	$1.00	$5.63	22.5%

7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$103,500,000	2	$46,575,000	1.081	$1.00	$5.63	22.5%

*	The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.
          The offer will expire at 5:00 p.m., New York City time, on June 8, 2009 (the “expiration date”), unless extended or earlier terminated by us. You must validly tender your shares of preferred stock for exchange in the exchange offer on or prior to the expiration date to receive the exchange offer consideration. You should carefully review the procedures for tendering shares of preferred stock beginning on page 43 of this offer to exchange. You may withdraw shares of preferred stock tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date.
          The exchange offer is subject to the conditions discussed under “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned on any minimum liquidation amount of preferred stock being tendered.
          The shares of preferred stock are not listed for trading on any securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “DRL.” The last reported sale price of our common stock on May 6, 2009, was $4.49 per share. The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange.
          We urge you to carefully read the “Risk Factors” section of this offer to exchange beginning on page 19 before you make any decision regarding the exchange offer.
          You must make your own decision whether to tender shares of preferred stock in the exchange offer, and, if so, the liquidation amount of preferred stock to tender. Neither we, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your preferred stock for exchange in the exchange offer.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.
The Information Agent and Exchange Agent for the Offer is:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com
THE DATE OF THIS OFFER TO EXCHANGE IS MAY 7, 2009.

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          You should rely only on the information contained or incorporated by reference in this offer to exchange. Neither we, the information agent nor the exchange agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.
          We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act or other applicable exemptions under state securities laws and regulations to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

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FORWARD-LOOKING STATEMENTS
          Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion of and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each incorporated herein by reference.
          We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
AVAILABLE INFORMATION
          We currently file reports and other information with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this offer to exchange) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC.
          Copies of the materials referred to in the preceding paragraph, as well as copies of this offer to exchange and any current amendment or supplement to the exchange offer, may also be obtained from the information agent at its address set forth on the back cover of this offer to exchange.
DOCUMENTS INCORPORATED BY REFERENCE
          The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:
•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (attached hereto as Annex A);

•	Current Reports on Form 8-K filed on February 18, 2009 and March 26, 2009 (only with respect to Items 5.02 and 8.01);

•	2009 Proxy Statement filed on April 9, 2008; and

•	The description of our common stock and preferred stock contained and incorporated by reference in Form 8-A filed on December 27, 2002 and any amendment or report subsequently filed under the Exchange Act for the purpose of updating such description.
          All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to exchange and before the expiration date shall be deemed to be incorporated by reference in and made a part of this offer to exchange from the date of filing such documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this offer to exchange.

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          Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offer to exchange to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
          We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offer to exchange and a copy of any or all other contracts or documents which are referred to in this offer to exchange. Requests should be directed to:
Doral Financial Corporation
Attention: Investor Relations
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico
Telephone number: 787-474-6298

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QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
          These answers to questions that you may have as a holder of our preferred stock are highlights of selected information included elsewhere or incorporated by reference in this offer to exchange. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this offer to exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offer to exchange. See “Available Information” and “Documents Incorporated by Reference.” Except as otherwise specified, the words “Doral,” the “Company,” “we,” “our,” “ours,” and “us” refer to Doral Financial Corporation and its subsidiaries.
Why are we making the exchange offer?
          We are making this offer to reduce our future dividend obligations and to improve our capital structure. At the proposed exchange offer consideration amounts, this offer will allow us to record an increase to our tangible common shareholders equity, which is our common shareholders equity less our intangible assets, on an aggregate and a per share basis. Our future dividend liability associated with our preferred stock will also be reduced.
          Assuming the transactions described in this offer to exchange are consummated, the increase in our tangible common equity capitalization and preservation of liquidity as a result of this offer will improve our ability to operate in the current economic environment and enhance our long-term financial stability.
          Based upon the market price of our common stock on May 6, 2009, the consideration we are offering to the holders of our preferred stock represents a premium to the last recorded trades of our preferred stock on the over-the-counter (OTC) market prior to the commencement of the exchange offer. See “Market Price, Dividend and Distribution Information.”
What shares of preferred stock are being sought in the exchange offer?
          We are offering to exchange, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, up to 45% of the liquidation amount of properly tendered and accepted shares of preferred stock that have an acceptance priority level of 1 and up to 45% of the liquidation amount of properly tendered and accepted shares of each series of preferred stock that have an acceptance priority level of 2 for newly issued shares of our common stock plus a cash premium, subject to prorationing as described below.
          The preferred stock with an acceptance level of 1 is comprised only of our 4.75% Perpetual Cumulative Convertible Preferred Stock (the “convertible preferred stock”). The preferred stock with an acceptance level of 2 is comprised of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A preferred stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”) and 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock” and, together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”).
What will I receive in the exchange offer if I tender my preferred stock and they are accepted?
          With respect to each series of preferred stock, the table below sets forth the applicable acceptance priority level, the acceptance priority cap, the number of shares of common stock and cash premium that we are offering per share of preferred stock, and the total consideration as a percentage of the liquidation amount per share of preferred stock. Subject to the terms and conditions of the exchange offer, including the proration terms described in this document, shares of preferred stock properly tendered (and not withdrawn) will be accepted in order of the acceptance priority levels, with acceptance priority level 1 being the highest priority level. The aggregate liquidation amount of preferred stock accepted in the exchange offer will be subject to a maximum of $200,000,000 and any applicable acceptance priority cap.

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	Acceptance Priority		Exchange Offer Consideration Per Share
						Total
						Consideration
						as % of
			Common	Cash	Total	Liquidation
Title of Security	Level	Cap	Shares*	Premium	Consideration*	Amount

4.75% Perpetual Cumulative Convertible Preferred Stock	1	$155,250,000	8.762	$12.50	$50.00	20.0%

7.00% Noncumulative Monthly Income Preferred Stock, Series A	2	$33,637,500	2.161	$2.00	$11.25	22.5%

8.35% Noncumulative Monthly Income Preferred Stock, Series B	2	$22,500,000	1.081	$1.00	$5.63	22.5%

7.25% Noncumulative Monthly Income Preferred Stock, Series C	2	$46,575,000	1.081	$1.00	$5.63	22.5%

*	The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.
          If we receive tenders of preferred stock with an aggregate liquidation amount that exceeds the maximum exchange amount or any acceptance priority cap, we will not be able to accept for exchange all the preferred stock tendered in the exchange offer and will accept preferred stock for exchange only in the order of the acceptance priority level that we have assigned to each series and subject to prorationing (each as described herein). We reserve the right, but are not obligated, to increase or decrease the maximum exchange amount and/or any acceptance priority cap.
          The cash component of the exchange offer consideration will be rounded to the nearest whole cent.
          We will not issue fractional shares of common stock upon exchange of the preferred stock in the exchange offer. Instead, we will pay cash for all fractional shares based upon a price per share of common stock of $4.28, which is based on the average closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. See “The Exchange Offer—Fractional Shares.”
          Your right to receive the exchange offer consideration in the exchange offer is subject to all of the conditions set forth in this offer to exchange and the related letter of transmittal.
How will we fund the cash portion of the exchange offer consideration?
          We will use cash on hand to fund the cash premium.
Do I have a choice in whether to tender my preferred stock?
          Yes. Holders of preferred stock are not required to tender their preferred stock pursuant to this exchange offer. All rights and obligations under the certificates of designations pursuant to which each series of preferred stock was issued will continue with respect to the preferred stock that remains outstanding after the expiration date.

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May I tender only a portion of the preferred stock that I hold?
          Yes. You do not have to tender all of your preferred stock to participate in the exchange offer. You may choose to tender in the exchange offer all or any portion of the preferred stock that you hold.
Will the common stock received by tendering holders of preferred stock be freely tradable?
          This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, shares of our common stock received in exchange for the shares of preferred stock tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the preferred stock was originally issued in an offering registered with the SEC. Shares of our common stock issued pursuant to this exchange offer to a holder of preferred stock who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of preferred stock tendered by such recipients can be tacked to the shares of common stock received in exchange for the preferred stock for the purpose of satisfying the holding period requirements of Rule 144.
Will the common stock to be issued in the exchange offer be listed for trading?
          Yes. The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange under the symbol “DRL.” For more information regarding the market for our common stock, see the section of this offer to exchange entitled “Market Price, Dividend and Distribution Information.”
How does the amount of consideration that I will receive if I validly tender shares of preferred stock in the exchange offer compare to amounts that I would otherwise receive if I do not tender?
          Should you decide to not participate in this offer, we make no assurance that you will be entitled to any future consideration from us for your shares of preferred stock. Any value received from any sale of your shares of preferred stock will depend on such factors as the market prices and the level of demand for the preferred stock.
What other rights will I lose if I tender my shares of preferred stock in the exchange offer?
          If you validly tender your preferred stock and we accept them for exchange, you will lose the rights of a holder of preferred stock, which are described below in this offer to exchange. For example, you would lose the right to receive any dividends that in the future may be declared in respect of the tendered shares of preferred stock that we accept for exchange. You would also lose the right to receive, out of assets available for distribution to our stockholders and before any distribution is made to the holders of stock ranking junior to the preferred stock (including common stock), a liquidation preference on the preferred stock, plus, in the case of the convertible preferred stock, accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of the Company. See “Comparison of Rights Between the Preferred Stock and Our Common Stock.”
What do we intend to do with the preferred stock that are tendered in the exchange offer?
          Preferred stock accepted for exchange by us in the exchange offer will be retired and cancelled and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.
Are we making a recommendation regarding whether you should tender in the exchange offer?
          We are not making any recommendation regarding whether you should tender or refrain from tendering your preferred stock in the exchange offer. Accordingly, you must make your own determination as to whether to tender your preferred stock in the exchange offer and, if so, the number of shares of preferred stock to tender. Before making your decision, we urge you to carefully read this offer to exchange in its entirety, including the information

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set forth in the section of offer to exchange entitled “Risk Factors,” and the other documents incorporated by reference in this offer to exchange.
When does the exchange offer expire?
          Unless earlier terminated by us, the exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2009, or at such other time if this date is extended by us. Preferred stock tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your preferred stock, such nominee may have an earlier deadline for accepting the exchange offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your preferred stock to determine its deadline.
What are the conditions to the exchange offer?
          The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned upon any minimum number of shares of preferred stock being tendered. We may waive certain conditions of this exchange offer. If any of the conditions are not satisfied or waived, we will not complete the exchange offer.
What if not enough shares of preferred stock are tendered?
          The exchange offer is not conditioned upon any minimum number of shares of preferred stock being tendered. Subject to the maximum exchange amount, the acceptance priority levels and the acceptance priority caps, if less than all of the preferred stock are validly tendered, all preferred stock tendered will be accepted and the exchange offer consideration will be paid to all tendering holders, unless we terminate the offer. See “The Exchange Offer.”
Under what circumstances can the exchange offer be extended, amended or terminated?
          We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this offer to exchange or waive a material condition to the exchange offer. During any extension of the exchange offer, preferred stock that was previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the exchange offer at any time prior to the expiration date, including if any condition to the exchange offer is not met. If the exchange offer is terminated, no shares of preferred stock will be accepted for purchase, and any shares of preferred stock that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the exchange offer, see “The Exchange Offer—Expiration Date; Extensions, Termination; Amendment.”
How will I be notified if the exchange offer is extended, amended or terminated?
          If the exchange offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see “The Exchange Offer—Expiration Date; Extensions; Termination; Amendment.”
How do I tender shares of preferred stock in the exchange offer?
          The preferred stock are represented by global certificates registered in the name of The Depository Trust Company or its nominee (which we refer to in this offer to exchange as the “depository,” or DTC). DTC is the only registered holder of the preferred stock. DTC facilitates the clearance and settlement of transactions in the preferred stock through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

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          A beneficial owner whose preferred stock is held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such preferred stock in this exchange must contact its nominee and instruct the nominee to tender its preferred stock on its behalf.
          To participate in the exchange offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the letter of transmittal to the exchange agent prior to the expiration date.
          To properly tender preferred stock, the exchange agent must receive, prior to the expiration date, either:
•	a timely confirmation of book-entry transfer of such preferred stock and a properly completed letter of transmittal according to the procedure for book-entry transfer described in this offer to exchange; or

•	an agent’s message through ATOP of DTC.
          For more information regarding the procedures for tendering your preferred stock, see “The Exchange Offer—Procedures for Tendering.”
If I change my mind, can I withdraw my tender of preferred stock?
          You may withdraw previously tendered preferred stock at any time until the exchange offer has expired at 5:00 p.m., New York City time, on June 8, 2009, unless extended by us. See “The Exchange Offer—Withdrawal of Tenders.”
Will I have to pay any fees or commissions if I tender my preferred stock?
          Tendering holders are not obligated to pay brokerage fees or commissions to us or to the information agent or the exchange agent. If your shares of preferred stock are held through a broker or other nominee who tenders the preferred stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “The Exchange Offer.”
What risks should I consider in deciding whether or not to tender any or all of my preferred stock?
          In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties pertaining to the exchange offer, and those affecting our businesses, described in this section “Questions and Answers About the Exchange Offer,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this offer to exchange.
What are the U.S. federal and Puerto Rico income tax considerations of participating in the exchange offer?
          Please see the section of this offer to exchange entitled “Certain United States Federal Income Tax Considerations” and “Certain Puerto Rico Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.
How will the exchange offer affect the trading market for the shares of preferred stock that are not acquired by the Company?
          The preferred stock is not listed on any securities exchange and there is no established trading market for the preferred stock. If a sufficiently large liquidation amount of the preferred stock does not remain outstanding after the exchange offer, the trading market for the remaining outstanding preferred stock may become less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the preferred stock. In such an event, your ability to sell your preferred stock not tendered in the exchange offer may be impaired. See “Summary—Recent Developments,” “Risk Factors—Risks Related to Holdings Shares of Preferred Stock after the Exchange Offer” and “Market Price, Dividend and Distribution Information.”

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What is the impact of the exchange offer to the Company’s earnings per share and capitalization?
          As a result of the exchange of the preferred stock described herein, the number of outstanding shares of our common stock will increase, which will have a negative impact on our earnings per share. While future dividends on the preferred stock exchanged will no longer be paid, which will have a favorable impact on our earnings per share, the declaration and payment of all dividends on all outstanding preferred stock has been suspended effective for the month of April 2009 for our noncumulative preferred stock and for the second quarter of 2009 for our convertible preferred stock, thereby reducing the favorable impact on our earnings per share as a result of the exchange. See “Summary—Recent Developments.”
          Assuming the acceptance priority caps for each series of preferred stock are met, and after giving effect to the maximum exchange amount, we would have 61.2 million shares of our common stock outstanding, an increase of 7.4 million shares from the amount outstanding on the date of this offer to exchange. Additionally, in the period in which the exchange is recorded, we will incur a one-time adjustment to income available to common shareholders in the calculation of earnings per share reflecting an increase in such amount equivalent to the excess of the liquidation value of preferred stock acquired in the exchange over the amount of cash and the fair value of our common stock issued in the exchange. See “The Exchange Offer—Accounting Treatment.”
          Assuming the maximum exchange amount is validly tendered and accepted for exchange and subject to proration as described herein, and assuming a value per share of common stock of $4.28, the average of the closing prices per share of our common stock for the 20-day period preceding the date of this offer to exchange, we expect to record a $190 million increase in our common shareholders’ equity. As a result, as of March 31, 2009, our tangible common shareholders equity will increase to $450 million from $259 million, and our tangible common shareholders equity per share will increase to $7.35 from $4.82. The actual amount of any increase in our tangible common shareholders equity will depend on the value of our common stock on the date of settlement for the exchange offer.
Are any preferred stock held by the Company’s directors or officers?
          No. To our knowledge, none of our directors or executive officers beneficially holds preferred stock.
Will the Company receive any cash proceeds from the exchange offer?
          No. The Company will not receive any cash proceeds from the exchange offer.
With whom may I talk if I have questions about the exchange offer?
          If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your preferred stock, please contact the information agent at the number listed on the back cover of this offer to exchange. If you would like additional copies of this offer to exchange, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this offer to exchange, please contact either the information agent or our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this offer to exchange entitled “Incorporation by Reference.” The contact information for the exchange agent and information agent is: Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (212) 929-5500 or (800) 322-2885. Holders of preferred stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their preferred stock with questions and requests for assistance.

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SUMMARY
          This summary highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this offer to exchange. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the exchange offer. You should carefully read this entire offer to exchange, the related letter of transmittal and the documents incorporated into the offer to exchange by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision.
Doral Financial
          Doral Financial Corporation was organized in 1972 under the laws of the Commonwealth of Puerto Rico. We presently operate as a bank holding company. Our operations are principally conducted in Puerto Rico. We also operate in the mainland United States, principally in the New York metropolitan area. Our principal executive offices are located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.
          We manage our business through four operating segments that are organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking, insurance agency and institutional securities. We primarily conduct operations in the following segments:
Banking
          Through our principal banking subsidiary, Doral Bank, a Puerto Rico commercial bank (“Doral Bank PR”), we accept deposits from the general public and institutions, obtain borrowings, originate and invest in loans (primarily residential real estate mortgage loans), invest in mortgage-backed securities as well as in other investment securities, and offer traditional banking services. Approximately 95% of Doral Bank PR’s loan portfolio is secured by real estate. Doral Bank PR operates 41 branch offices in Puerto Rico. Loans are primarily originated through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties.
          This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, Inc. (“Doral Money”), which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of the real property securing an interim construction loan and our decision to continue the development of the residential housing project on a temporary basis. On July 1, 2008, Doral International, Inc., which was a subsidiary of Doral Bank PR licensed as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico, was merged with and into Doral Bank PR in a transaction structured as a tax free reorganization. On December 16, 2008, Doral Investment International LLC was organized to become a new subsidiary of Doral Bank PR that will be licensed to operate as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico.
          Doral Financial also operates a federal savings bank in New York, New York under the name of Doral Bank, FSB (“Doral Bank NY”) which, following the sale of its eleven retail branches in July 2007, operates through a single branch. Doral Bank NY gathers deposits primarily through an internet-based platform and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties and also invests in investment securities.
Mortgage Banking
          Prior to 2007, the holding company and various of its subsidiaries were engaged in mortgage originations, securitization and related activities. As part of its business transformation effort substantially completed in 2007, Doral Financial transferred its mortgage origination and servicing platforms, subject to certain exclusions, to Doral Bank PR (including its wholly-owned subsidiary, Doral Mortgage LLC (“Doral Mortgage”)). Our mortgage origination business is now conducted by Doral Mortgage, a wholly-owned subsidiary of Doral Bank PR, and our

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mortgage servicing business is operated by Doral Bank PR. Prior to July 2007, the origination of residential mortgage loans and the servicing of these loans was principally conducted through an operating division of the holding company and a number of mortgage banking subsidiaries of the holding company. Loans that were not securitized or sold in the secondary market were generally funded by Doral Bank PR under a master production agreement. With the exception of Doral Mortgage, operations of all other mortgage banking subsidiaries were ceased. The holding company, which is considered part of the mortgage banking segment, also held a substantial portfolio of investment securities. Substantially all new loan origination and investment activities at the holding company level were also terminated.
Insurance Agency
          Doral Financial through its wholly-owned subsidiary, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers.
Institutional Securities
          During 2006, we reduced the operations of Doral Securities, Inc. (“Doral Securities”) and sold substantially all of Doral Securities’ investment securities. During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009.
Recent Developments
          On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for our noncumulative preferred stock and the dividends for the second quarter of 2009 for our convertible preferred stock that would have been payable on June 15, 2009.
          On March 25, 2009, we announced the resignation, effective on March 24, 2009, of Marangal Domingo as our Executive Vice President, Chief Financial Officer and Chief Investment Officer. On March 25, 2009, we also announced the appointment, effective on March 24, 2009, of Robert E. Wahlman as Executive Vice President, Chief Financial Officer and Chief Investment Officer. For the period commencing on March 24, 2009 and ending on June 30, 2009, Mr. Domingo shall continue to be employed by the Company as an employee to facilitate and assist in the transition of our new Chief Financial Officer and Chief Investment Officer.
          On May 7, 2009, the Company announced its financial results and filed its quarterly report on Form 10-Q for the quarter ended March 31, 2009. The Company reported a net loss for the quarter of $46.3 million, compared to a loss of $2.3 million for the comparable 2008 period. For additional information regarding the Company’s financial results for the quarter ended March 31, 2009, see our quarterly report on Form 10-Q attached hereto as Annex A.

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The Exchange Offer
          The following summary is provided solely for the convenience of holders of the preferred stock. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this offer to exchange. Holders of preferred stock are urged to read this offer to exchange in its entirety.

Offeror	Doral Financial Corporation

The Exchange Offer	We are offering to exchange up to 45% of the liquidation amount of the tendered and accepted preferred stock that has an acceptance priority level of 1 and up to 45% of the liquidation amount of each series of the tendered and accepted preferred stock that has an acceptance priority level of 2, each as listed in the table on the front cover of this offer to exchange. We will accept preferred stock subject to certain limits on the outstanding liquidation amount of such preferred stock to be accepted for exchange and proration. See below “—Maximum Exchange Amount,” and “— Acceptance Priority; Proration.”

We are offering shares of our common stock and a cash premium in exchange for the preferred stock subject to the exchange offer. See below “—Consideration”

Any shares of preferred stock not exchanged will remain outstanding. The shares of preferred stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Maximum Exchange Amount	The aggregate liquidation amount of preferred stock accepted in the exchange offer will be subject to a maximum of $200,000,000 (the “maximum exchange amount”).

Acceptance Priority; Proration	Subject to the terms and conditions of the exchange offer, including the proration terms described in the table below and elsewhere in this document, and subject to the acceptance priority cap, which is the maximum aggregate liquidation amount of preferred stock that will be accepted for each series, shares of preferred stock properly tendered (and not withdrawn) will be accepted in order of the acceptance priority levels, with acceptance priority level 1 being the highest priority level.

	Acceptance Priority
Title of Security	Level	Cap
4.75% Perpetual Cumulative Convertible Preferred Stock	1	$155,250,000
7.00% Noncumulative Monthly Income Preferred Stock, Series A	2	$33,637,500
8.35% Noncumulative Monthly Income Preferred Stock, Series B	2	$22,500,000
7.25% Noncumulative Monthly Income Preferred Stock, Series C	2	$46,575,000

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Acceptance of shares of preferred stock properly tendered (and not withdrawn) will be subject to the maximum exchange amount and the acceptance priority caps. Preferred stock properly tendered (and not withdrawn) will be accepted in the following order and the following amounts:

•   First, all such tendered acceptance priority level 1 preferred stock will be accepted unless doing so would cause any of the maximum exchange amount or the acceptance priority level 1 cap to be exceeded, in which case, such acceptance priority level 1 preferred stock will be accepted on a pro rata basis, in the greatest aggregate liquidation amount practicable that does not cause any of the maximum exchange amount or the acceptance priority level 1 cap to be exceeded; and

•   Second, with respect to such tendered acceptance priority level 2 preferred stock, if the liquidation amount of accepted acceptance priority level 1 preferred stock exceeds the maximum exchange amount, then no acceptance priority level 2 preferred stock will be accepted. Otherwise, all such tendered acceptance priority level 2 preferred stock will be accepted up to the acceptance priority cap corresponding to each series within acceptance priority level 2, unless doing so would cause the maximum exchange amount to be exceeded, in which case such acceptance priority 2 preferred stock will be accepted on a pro rata basis up to the acceptance priority cap corresponding to each series within acceptance priority level 2 in the greatest liquidation amount practicable that does not cause the maximum exchange amount to be exceeded.

Consideration	Upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal, including the maximum exchange amount and acceptance priority caps described herein, set forth below is the number of shares of common stock being offered per share of preferred stock and the cash premium being offered per share of preferred stock (the “exchange offer consideration”):

	Acceptance Priority		Exchange Offer Consideration Per Share
	Title of Security
	Level
Cap	Common Shares	Cash Premium	Total Consideration
4.75% Perpetual Cumulative Convertible Preferred Stock	1	$155,250,000	8.762	$12.50	$50.00
7.00% Noncumulative Monthly Income Preferred Stock, Series A	2	$33,637,500	2.161	$2.00	$11.25
8.35% Noncumulative Monthly Income Preferred Stock, Series B	2	$22,500,000	1.081	$1.00	$5.63
7.25% Noncumulative Monthly Income Preferred Stock, Series C	2	$46,575,000	1.081	$1.00	$5.63

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The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.

The cash component of the exchange offer consideration will be rounded to the nearest whole cent.

Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2009, unless extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your preferred stock, such nominee may have an earlier deadline for accepting the offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares of preferred stock to determine its deadline.

Settlement Date	The settlement date in respect of any shares of preferred stock that are validly tendered prior to the expiration date is expected to be promptly following the expiration date and is anticipated to be on or about June 11, 2009. See “Terms of the Exchange Offer—Settlement Date.”

Certain Consequences to Non-Tendering Holders	Shares of preferred stock not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. If a sufficiently large number of shares of preferred stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of preferred stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of preferred stock.

Conditions to the Exchange Offer	The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

No Appraisal Rights	No appraisal rights are available to holders of preferred stock in connection with the exchange offer.

Procedures For Tendering Shares of Preferred Stock	To tender shares of preferred stock, MacKenzie Partners, Inc., the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of preferred stock and an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this offer to exchange. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this offer to exchange as though you had signed the letter of transmittal.

If you wish to tender shares of preferred stock that are held in the name of a broker or other nominee, you should instruct your broker

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or other nominee to tender on your behalf.

We describe the procedures for tendering shares of preferred stock in more detail in the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

Withdrawal Rights	You may withdraw any preferred stock tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on June 8, 2009. If we decide for any reason not to accept any preferred stock tendered for exchange, the preferred stock will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted preferred stock will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered preferred stock, see “Terms of the Exchange Offer—Withdrawal of Tenders.”

Risk Factors	You should consider carefully all of the information set forth in this offer to exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the exchange offer.

United States Federal and Puerto Rico Income Tax Considerations For Preferred Stock Holders	It is intended that, for United States federal income tax purposes: (i) the exchange of preferred stock for common stock plus the cash premium shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) this offer to exchange, in combination with the related letter of transmittal, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

It is intended that, for Puerto Rico income tax purposes: (i) the exchange of preferred stock for common stock plus the cash premium shall qualify as a "reorganization" within the meaning of Section 1112(g) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code") and (ii) this offer to exchange, in combination with the related letter of transmittal, shall constitute a plan of reorganization within the meaning of the applicable provisions of the PR Code.

For a discussion of the U.S. federal and Puerto Rico income tax considerations of participating in the exchange offer please see the section titled “Certain United States Federal Income Tax Considerations” and “Certain Puerto Rico Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the tender of the preferred stock subject to the exchange offer.

Brokerage Commissions	If your shares of preferred stock are held through a broker or other nominee who tenders shares of preferred stock on your behalf, your broker may charge you a commission for doing so.

Information Agent and Exchange Agent	MacKenzie Partners, Inc.

Market-Trading	Our shares of preferred stock are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg, through the Pink Sheets LLC or by other sources. Our common stock is listed on the New York Stock Exchange under the symbol “DRL.” The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange. See “Market Price,

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Dividend and Distribution Information.”

Further Information	If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your shares of preferred stock, please contact the information agent. If you would like additional copies of this offer to exchange, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this offer to exchange, please contact either the information agent or our Investor Relations Department. The contact information for the information agent is set forth on the back cover of this offer to exchange. The contact information for our Investors Relations Department is set forth above under “Documents Incorporated by Reference.”

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RISK FACTORS
          In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this Offer to Exchange.
Risks Related to the Exchange Offer
The value of the common stock and cash being offered in the exchange offer is lower than the liquidation preference of the preferred stock.
          We are valuing the exchange offer consideration at only 22.5% of the liquidation preference per share of Series A preferred stock, 22.5% of the liquidation preference per share of Series B preferred stock, 22.5% of the liquidation preference per share of Series C preferred stock and 20% of the liquidation preference per share of convertible preferred stock. Depending upon the value of the common stock at the time of settlement of this exchange offer, the offer consideration could represent an even lower percentage of liquidation preference upon settlement.
The number of shares of common stock offered per share of preferred stock and cash premium per share of preferred stock in the exchange offer is fixed and will not be adjusted. The market price of our common stock may fluctuate, and the market price of the shares of common stock upon settlement of the exchange offer could be less than the market price at the time you tender your preferred stock.
          The number of shares of common stock and cash premium offered for each share of preferred stock accepted for exchange is fixed at the amounts specified on the cover of this document and will not be adjusted regardless of any increase or decrease in the market price of our common stock or the preferred stock between the date of this document and the settlement date. Therefore, the market price of the common stock at the time you receive your common stock on the settlement date, when we deliver common stock in exchange for preferred stock, could be less than the market price at the time you tender your preferred stock. The market price of our common stock has recently been subject to significant fluctuations and volatility. The market price of our common stock could continue to fluctuate and be subject to volatility during the period of time between when we accept preferred stock for exchange in the exchange offer and the settlement date, when we deliver common stock in exchange for preferred stock, or any extension of the exchange offer.
The value of the common stock that you receive may fluctuate.
          We are offering to exchange shares of our common stock for each share of preferred stock. The price of our common stock may fluctuate widely in the future. If the market price of our common stock declines, the value of the shares you will receive in exchange for your shares of preferred stock will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. Please see “—Risks Related to Our Business.” In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would also impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
Our common share price may decline due to the number of shares of common stock to be issued in exchange for the preferred stock.
          The market price of our common stock could decline as a result of the issuance of a large number of shares of common stock in the market after the exchange offer or the perception that such an issuance could occur. This issuance, or the possibility that such issuance may occur, also might make it more difficult for holders of shares of our common stock to sell such shares in the future at a time and at a price they would deem appropriate.
          Assuming all of the outstanding preferred stock subject to the offer to exchange are validly tendered and accepted for exchange, we would have 61.2 million shares of our common stock outstanding, an increase of 7.4 million shares from the amount outstanding on the date of this offer to exchange.

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The price of our common stock is depressed and may not recover.
          The price of our common stock has declined significantly from a closing price of $985.00 on December 31, 2004 (adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007), to a closing price of $4.29 on May 6, 2009, the last trading day prior to the date of this document. See “Market Price, Dividend and Distribution Information.” There can be no assurance that our stock price will recover to prior levels or to any particular level. Many factors that we cannot predict or control, including the factors listed under “The value of the common stock that you receive may fluctuate,” may cause sudden changes in the price of our common stock or prevent the price of our common stock from recovering.
          As discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, on April 25, 2006, we announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on the common stock. Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over the Company and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors. Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. There can be no assurance that we will receive approval for the payment of such dividends in the future or, even with such approval, that our board of directors will resume payment of dividends.
          In addition, as a result of the exchange of the preferred stock described herein, the number of outstanding shares of our common stock will increase, which will have a negative impact on our earnings per share. While future dividends on the preferred stock exchanged will no longer be paid, which will have a favorable impact on our earnings per share, the declaration and payment of all dividends on all outstanding preferred stock has been suspended effective for the month of April 2009 for our noncumulative preferred stock and for the second quarter of 2009 for our convertible preferred stock, thereby reducing the favorable impact on our earnings per share as a result of the exchange. See “Summary—Recent Developments.”
All of our debt obligations and our preferred stock, including any shares of preferred stock that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.
          In any liquidation, dissolution or winding up of Doral Financial, our common stock would rank below all debt claims against us and all of our outstanding shares of preferred stock, including the shares of preferred stock that are not tendered and accepted by us in this exchange offer. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.
By tendering your shares of preferred stock, you will lose your right to receive certain cash payments and other rights associated with the preferred stock.
          Holders of shares of our noncumulative preferred stock are entitled to noncumulative monthly dividends which are paid when, if and as declared by our board of directors. Holders of shares of our convertible preferred stock are entitled to cumulative quarterly dividends, which are paid when, if and as declared by our board of directors. In addition, our certificate of incorporation currently requires us to pay dividends on our preferred stock before we pay any dividends on our common stock. On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for our noncumulative preferred stock and the dividends for the second quarter of 2009 for our convertible preferred stock that would have been payable on June 15, 2009. If your shares of preferred stock are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments that may be made in the future on such shares after completion of the exchange offer, including dividends on the convertible preferred stock that will accrue until the shares of

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convertible preferred stock are converted as described in “Description of the Preferred Stock—Convertible Preferred Stock.” Similarly, you will lose other rights associated with preferred stock, such as the liquidation preference.
Our certificate of incorporation, our bylaws and our security holders and registration rights agreement contain provisions that could discourage an acquisition or change of control of our company.
          Our shareholders’ agreement together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices. Please read “Description of Capital Stock—Anti-Takeover Provisions.”
Our controlling shareholder is able to determine the outcome of any matter that may be submitted for a vote of the shareholders.
          Our principal shareholder represents approximately 90% of our common stock on a fully diluted basis. The interests of our controlling shareholder may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders. Our controlling shareholder will generally have sufficient voting power to determine the outcome of corporate actions submitted to the shareholders for approval and to influence our management and affairs, including a merger or consolidation of our Company, a sale of all or substantially all of the assets of our Company, an amendment of our organizational documents and the election of members of our board of directors. This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to you, and the trading prices of our common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price. In addition, this concentration of ownership may prevent attempts to remove or replace senior management.
Risks Related to Holding Shares of Preferred Stock after the Exchange Offer
Shares of preferred stock that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer.
          If a sufficiently large number of shares of preferred stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of preferred stock may be less liquid and market prices may fluctuate significantly depending on the volume of trading in shares of preferred stock. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of shares of preferred stock that do not tender to sell their shares of preferred stock. In addition, if there are fewer than 120,000 shares of convertible preferred stock outstanding, we may, at our option, with the prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), cause the convertible preferred stock to be automatically converted into shares of common stock. See “Description of Preferred Stock-Convertible Preferred Stock-Conversion.”
If you do not participate in the exchange offer, your noncumulative preferred stock will continue to be subject to our right to redeem the noncumulative preferred stock, subject to certain restrictions.
          Subject to restrictions under our certificate of incorporation, we may, at our option, redeem, repurchase or otherwise acquire the outstanding noncumulative preferred stock. See “Description of the Preferred Stock—Noncumulative Preferred Stock—Redemption at the Option of the Company.”
If you do not participate in the exchange offer, shares of convertible preferred stock will continue to be subject to our right to cause the conversion of convertible preferred stock into shares of common stock upon satisfaction of certain conditions.

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          Shares of convertible preferred stock that remain outstanding after the completion of the exchange offer will continue to be subject to our right to convert such shares of convertible preferred stock into shares of our common stock upon the satisfaction of certain conditions. The conversion price of the convertible preferred stock is subject to adjustment upon the occurrence of certain events as described in the certificate of designation of the convertible preferred stock. In addition, if there are fewer than 120,000 shares of convertible preferred stock outstanding, we may, at our option, with the prior approval of the Federal Reserve Board, cause the convertible preferred stock to be automatically converted. See “Description of the Preferred Stock—Convertible Preferred Stock—Conversion at the Option of the Company.”
We may not be able to pay cash dividends on our preferred stock.
          On March 20, 2009, our board of directors suspended the declaration and payment of all dividends on all of our outstanding series of preferred stock in order to preserve our capital. Our ability to pay dividends in the future is limited by the consent order entered into with the Federal Reserve, applicable federal and Puerto Rico banking laws and regulations. It is unlikely that we will pay any dividends on our capital stock in the foreseeable future. In any event, the declaration and payment of future dividends by our board of directors will be dependent upon our earnings, capital needs and financial condition of the Company, general economic and market conditions and other factors deemed relevant by our board of directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.
The trading prices for the shares of convertible preferred stock that remain outstanding after the exchange offer will continue to be directly affected by the trading prices of our common stock.
          Because the convertible preferred stock is convertible into shares of our common stock, the trading prices of the convertible preferred stock in the secondary market is directly affected by the trading prices of our common stock. It is impossible to predict whether the price of the common stock will rise or fall. Trading prices of the common stock will be influenced by the factors described in the section of this Offer to Exchange entitled “—Risks Related to the Exchange Offer—The value of the common stock that you receive may fluctuate” and “—Risks Related to Our Business.”
Additional Risks Related to the Exchange Offer
We may fail to realize all of the anticipated benefits of the exchange offer.
          The primary goal of the exchange offer is to reduce our fixed future dividend obligations (if any dividends are declared and paid) and to improve our consolidated balance sheet and capital structure by increasing our tangible common shareholders equity. However, given the rapidly changing and uncertain financial environment, there can be no assurance that we will achieve these objectives or that the benefits, if any, realized from the exchange offer will be sufficient to restore market and public perception of our financial strength.
We have not obtained a third-party determination that the exchange offer is fair to holders of the preferred stock.
          We are not making a recommendation as to whether you should exchange your preferred stock in the exchange offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the preferred stock for purposes of negotiating the exchange offer or preparing a report concerning the fairness of the exchange offer. You must make your own independent decision regarding your participation in the exchange offer.
Failure to successfully complete the exchange offer could negatively affect the price of our common stock and our preferred stock.
          Several conditions must be satisfied or waived in order to complete the exchange offer, including that no event has occurred that in our reasonable judgment would materially impair the anticipated benefits to us of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects and that we receive material regulatory approvals. See

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“The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the exchange offer may not occur or may be delayed.
          If the exchange offer is not completed or is delayed, we may be subject to material risks, including:
•	the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the exchange offer has been or will be completed; and

•	the market price of our preferred stock may decline to the extent that the current market price of our preferred stock reflects a market assumption that the exchange offer has been or will be completed.
Risks Related to Our Business
          For a discussion of the following risks relating to our business and certain legacy issues, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein:
•	There can be no assurance that the actions of the U.S. government, U.S. Federal Reserve, U.S. Treasury and other government and regulatory bodies for the purpose of stabilizing the U.S. financial markets, or market response to those actions, will achieve the intended effect.

•	Current levels of market volatility are unprecedented.

•	The soundness of other financial institutions could affect us.

•	A loss may have to be accrued by Doral with respect to a pending Lehman Brothers, Inc. claim.

•	Difficult market conditions have already affected our industry and may adversely affect us.

•	We have experienced declines in the market value of some of our assets.

•	Doral’s business is concentrated in Puerto Rico and continued weakness of P.R. economy may continue to adversely affect Doral.

•	Deteriorating credit quality particularly in real estate loans has adversely impacted Doral and may continue to adversely impact Doral.

•	Changes in interest rates could affect Doral’s income and cash flows.

•	The hedging transactions that the Company enters into may not be effective in managing the exposure to interest rate risk.

•	Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us.

•	The preparation of Doral’s financial statements requires the use of estimates that may vary from actual results.

•	Defective and repurchased loans may harm Doral’s business and financial condition.

•	Doral is exposed to credit risk from mortgage loans held pending sale and mortgage loans that have been sold subject to recourse arrangements.

•	Doral is subject to risks in servicing loans for others.

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•	Unforeseen disruptions in the brokered deposits market could compromise Doral’s liquidity position.

•	Adverse credit market conditions may affect Doral’s ability to meet its liquidity needs.

•	Doral may fail to retain and attract key employees and management personnel.

•	Competition with other financial institutions could adversely affect the profitability of Doral’s operations.

•	Doral operates within a highly regulated industry and its business and results are significantly affected by the regulations to which it is subject; Changes in statutes and regulations could adversely affect Doral.

•	Damage to Doral’s reputation could damage Doral’s businesses.

•	Doral and its banking subsidiaries are subject to the supervision and regulation of various banking regulators and have entered into consent orders with these regulators, and these regulators could take action against the Company or its banking subsidiaries.

•	Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect Doral’s financial statements.

•	Doral has been the subject of an investigation by the U.S. Attorney’s Office for the Southern District of New York, which could require it to pay substantial fines or penalties.

•	Doral may be required to advance significant amounts to cover the legal expense of its former officers and directors.

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USE OF PROCEEDS
          We will not receive any cash proceeds from the exchange offer. We will pay all fees and expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any shares of preferred stock.

25

CAPITALIZATION
          The following table shows our capitalization as of March 31, 2009:
•	on a historical basis; and

•	on an as adjusted basis to reflect the consummation of this exchange offer assuming that the preferred stock meeting the maximum exchange amount and acceptance priority caps is tendered and assuming the acceptance of such shares subject to the terms and conditions set forth herein at the exchange offer consideration per share for each series set forth on the cover of this offer to exchange.
          Amounts as adjusted assume a per share price for our common stock of $4.28, the average of closing prices per share of our common stock for the 20-day period preceding the date of this offer to exchange. The actual impact of the exchange offer on our capitalization will depend upon the value of our common stock on the date of settlement for the exchange offer. This table should also be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein.

	As of March 31, 2009
		Historical As
	Historical	Adjusted
	(in thousands, except per share amounts)

Short-term borrowings:
Securities sold under agreements to repurchase	$1,947,024	$1,947,024
Advances from Federal Home Loan Bank	1,600,400	1,600,400
Other short-term borrowings	731,000	731,000

Total short-term borrowings	$4,278,424	$4,278,424

Long-term borrowings:
Loans payable	$360,931	$360,931
Notes payable	275,626	275,626

Total long-term borrowings	$636,557	$636,557

Stockholders’ Equity:
Preferred stock, $1 par value; 40,000,000 shares authorized; 9,015,000 shares issued and outstanding as of March 31, 2009, and 6,897,105 shares issued and outstanding as adjusted for this offer to exchange, at aggregate liquidation preference value:

Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	$228,250	$183,500
Perpetual cumulative convertible preferred stock	345,000	189,750
Common stock, $0.01 par value; 97,500,000 shares authorized; 53,810,110 shares issued and outstanding as of March 31, 2009; 61,185,402 shares issued and outstanding as adjusted for this offer to exchange	538	612
Additional paid-in capital	849,223	1,035,130
Legal surplus	23,596	23,596
Accumulated deficit	(472,783)	(468,316)
Accumulated other comprehensive loss, net of income tax benefit of $21,784 in 2009	(135,925)	(135,925)

Total stockholders’ equity	$837,899	$828,347

Book value per common share	$4.92	$7.44

Tangible book value per common share	$4.82	$7.35

26

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION
Common Stock
          Our common stock is listed on the New York Stock Exchange under the symbol “DRL.” As of May 6, 2009, we had 53,810,110 shares of our common stock outstanding. The table below sets forth, for the periods indicated, the high and low closing sales prices. All share price and dividend per share information has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

	Common Stock
	High	Low

2009:
First Quarter	$8.44	$1.80
Second Quarter (through May 6, 2009)	5.21	1.74

2008:
First Quarter	$22.42	$17.53
Second Quarter	24.03	13.54
Third Quarter	17.80	10.90
Fourth Quarter	11.48	5.10

2007:
First Quarter	$55.80	$24.20
Second Quarter	38.00	20.00
Third Quarter	32.35	12.78
Fourth Quarter	24.88	15.50
          On May 6, 2009 the closing sale price of our common stock, as reported by the New York Stock Exchange, was $4.49 per share. We have not declared or paid dividends on our common stock since the first quarter of 2006. Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over the Company and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors. Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date.
Preferred Stock
          Our shares of preferred stock are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg, through the Pink Sheets LLC or by other sources. The extent of the public market for shares of the preferred stock and the availability of such quotations, however, depend upon the number of holders and/or the aggregate market value of the shares of preferred stock remaining at such time, the interest in maintaining a market in the shares of preferred stock on the part of securities firms, the termination of registration of shares of preferred stock under the Exchange Act and other factors.
          On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for our noncumulative preferred stock and the dividends for the second quarter of 2009 for our convertible preferred stock that would have been payable on June 15, 2009.
          Future dividends, if any, will be payable on our preferred stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements, regulatory

27

requirements (including the prior approval of the Federal Reserve Board under the consent order, if still in effect), the terms of restrictive covenants applicable under our financing agreements, and other relevant factors.
          4.75% Perpetual Cumulative Convertible Preferred Stock
          Our 4.75% Perpetual Cumulative Convertible Preferred Stock is currently not listed on any exchange. As of 6, 2009, we had 1,380,000 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the 4.75% Perpetual Cumulative Convertible Preferred Stock as reported in the OTC market on Bloomberg and the cash dividends declared per share of 4.75% Perpetual Cumulative Convertible Preferred Stock.

	4.75% Perpetual Cumulative
	Convertible Preferred Stock
	High	Low	Dividends

2009:
First Quarter	$125.00	$2.00	$2.9688
Second Quarter (through May 6, 2009)	14.50	2.00	—

2008:
First Quarter	$100.00	$97.03	$2.9688
Second Quarter	103.00	92.00	2.9688
Third Quarter	93.50	83.25	2.9688
Fourth Quarter	83.56	70.50	2.9688

2007:
First Quarter	$132.00	$89.00	$2.9688
Second Quarter	145.25	125.25	2.9688
Third Quarter	142.03	140.00	2.9688
Fourth Quarter	132.00	125.60	2.9688
          The last reported bid quotation of our 4.75% Perpetual Cumulative Convertible Preferred Stock, as reported on by Bloomberg on April 28, 2009, was $7.00 per share.
          7.00% Noncumulative Monthly Income Preferred Stock, Series A
          Our 7.00% Noncumulative Monthly Income Preferred Stock, Series A is currently not listed on any exchange. As of May 6, 2009, we had 1,495,000 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the 7.00% Noncumulative Monthly Income Preferred Stock, Series A as reported in the OTC market on Bloomberg and the cash dividends declared per share of 7.00% Noncumulative Monthly Income Preferred Stock, Series A.

	7.00% Noncumulative Monthly Income
	Preferred Stock, Series A
	High	Low	Dividends

2009:
First Quarter	$14.00	$3.00	$0.8751
Second Quarter (through May 6, 2009)	6.80	5.00	—

2008:
First Quarter	$32.00	$26.25	$0.8751
Second Quarter	28.00	23.50	0.8751

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	7.00% Noncumulative Monthly Income
	Preferred Stock, Series A
	High	Low	Dividends
Third Quarter	23.25	14.00	0.8751
Fourth Quarter	17.00	7.00	0.8751

2007:
First Quarter	$34.00	$19.00	$0.8751
Second Quarter	41.25	24.00	0.8751
Third Quarter	39.50	27.50	0.8751
Fourth Quarter	34.00	27.00	0.8751
          The last reported bid quotation of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A, as reported by Bloomberg on May 4, 2009, was $5.00 per share.
          8.35% Noncumulative Monthly Income Preferred Stock, Series B
          Our 8.35% Noncumulative Monthly Income Preferred Stock, Series B is currently not listed on any exchange. As of May 6, 2009, we had 2,000,000 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the 8.35% Noncumulative Monthly Income Preferred Stock, Series B as reported in the OTC market on Bloomberg and the cash dividends declared per share of 8.35% Noncumulative Monthly Income Preferred Stock, Series B.

	8.35% Noncumulative Monthly Income
	Preferred Stock, Series B
	High	Low	Dividends

2009:
First Quarter	$7.50	$1.00	$0.5220
Second Quarter (through May 6, 2009)	2.75	1.85	—

2008:
First Quarter	$20.00	$16.75	$0.5220
Second Quarter	17.50	14.44	0.5220
Third Quarter	13.31	10.10	0.5220
Fourth Quarter	11.00	5.00	0.5220

2007:
First Quarter	$19.00	$11.25	$0.5220
Second Quarter	22.50	14.75	0.5220
Third Quarter	21.15	17.00	0.5220
Fourth Quarter	19.25	15.25	0.5220
          The last reported bid quotation of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B, as reported by Bloomberg on May 1, 2009, was $2.50 per share.
          7.25% Noncumulative Monthly Income Preferred Stock, Series C
          Our 7.25% Noncumulative Monthly Income Preferred Stock, Series C is currently not listed on any exchange. As of May 6, 2009, we had 4,140,000 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the 7.25% Noncumulative Monthly Income Preferred Stock, Series C as reported in the OTC market on

29

Bloomberg and the cash dividends declared per share of 7.25% Noncumulative Monthly Income Preferred Stock, Series C.

	7.25% Noncumulative Monthly Income
	Preferred Stock, Series C
	High	Low	Dividends

2009:
First Quarter	$6.95	$1.60	$0.4530
Second Quarter (through May 6, 2009)	3.75	1.65	—

2008:
First Quarter	$20.00	$14.75	$0.4530
Second Quarter	16.50	12.25	0.4530
Third Quarter	12.50	9.00	0.4530
Fourth Quarter	9.50	3.50	0.4530

2007:
First Quarter	$19.50	$10.75	$0.4530
Second Quarter	20.75	13.05	0.4530
Third Quarter	19.75	15.00	0.4530
Fourth Quarter	18.00	13.50	0.4530
          The last reported bid quotation of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C, as reported by Bloomberg on May 6, 2009, was $2.95 per share.

30

SUMMARY CONSOLIDATED FINANCIAL DATA
          The following table sets forth selected historical consolidated financial and operating data as of and for the dates and periods indicated are derived from and should be read in conjunction with our audited or unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the dates and periods incorporated by reference in this offer to exchange. Our results for any of these periods are not necessarily indicative of the results to be expected as of and for the year ended December 31, 2009 or any other future period.

	Year ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except for share data)
Selected Income Statement Data:
Interest income	$524,674	$578,960	$821,895	$947,779	$722,709	$116,494	$128,108

Interest expense	347,193	424,619	620,505	667,182	385,086	80,424	89,064

Net interest income	177,481	154,341	201,390	280,597	337,623	36,070	39,044
Provision for loan and lease losses	48,856	78,214	39,829	22,369	10,384	23,625	4,786

Net interest income after provision for loan and lease losses	128,625	76,127	161,561	258,228	327,239	12,445	34,258

Net gain (loss) on mortgage loan sales and fees	13,112	2,223	(34,456)	52,131	83,585	1,719	2,368
Investment activities	25,082	(125,205)	(64,896)	(44,204)	(99,722)	(7,341)	7,862
(Loss) gain on extinguishment of liabilities	—	(14,806)	(4,157)	2,000	—	—	—
Servicing (loss) income	(7,700)	20,687	6,904	16,715	(18)	(2,775)	(2,711)
Commissions, fees and other income	49,035	41,704	37,378	35,906	32,333	9,980	9,860

Total non-interest income (loss)	79,529	(75,397)	(59,227)	62,548	16,178	1,583	17,379

Non-interest expenses	240,412	303,492	374,342	288,493	214,114	60,426	54,563

(Loss) income before income taxes	(32,258)	(302,762)	(272,008)	32,283	129,303	(46,398)	(2,926)
Income tax expense (benefit)	286,001	(131,854)	(48,107)	19,091	(85,491)	(108)	(628)

Net (loss) income	$(318,259)	$(170,908)	$(223,901)	$13,192	$214,794	$(46,290)	$(2,298)

Net (loss) income attributable to common shareholders	$(351,558)	$(204,207)	$(257,200)	$(20,107)	$181,495	$(54,615)	$(10,623)

Cash Dividends Declared:
Common stock	$—	$—	$8,634	$66,914	$64,744	$—	$—

Preferred stock	$33,299	$33,299	$33,299	$33,299	$33,299	$8,325	$8,325

Per Common Share Data:
Basic:
Net (loss) income	$(6.53)	$(7.45)	$(47.66)	$(3.73)	$33.64	$(1.01)	$(0.20)

Diluted:
Net (loss) income	$(6.53)	$(7.45)	$(47.66)	$(3.73)	$32.68	$(1.01)	$(0.20)

Dividends	$0.00	$0.00	$1.60	$12.40	$12.00	$0.00	$0.00

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	Year ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except for share data)
Book value	$6.17	$14.37	$61.17	$106.86	$131.85	4.92	13.11
Weighted — Average Common Shares Outstanding:
Basic	53,810,110	27,415,242	5,397,057	5,396,351	5,395,385	53,810,110	53,810,110
Diluted	53,810,110	27,415,242	5,397,057	5,396,352	5,553,502	53,810,110	53,810,110
Common shares outstanding at end of period	53,810,110	53,810,110	5,397,412	5,395,512	5,395,443	53,810,110	53,810,110

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	Year ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except for share data)
Selected Balance Sheet Data:
Cash and cash equivalents	$187,517	$789,169	$1,145,861	$1,546,502	$2,535,726	$212,634	$573,134
Securities held for trading	251,877	276,462	183,805	388,676	489,070	226,974	205,130
Securities available for sale	3,429,151	1,921,940	2,408,686	4,631,573	4,982,508	3,354,180	3,261,728
Securities held to maturity	—	—	2,082,937	2,099,694	2,301,695	—	—
Total loans(1)	5,506,303	5,344,756	5,159,027	7,800,155	6,670,206	5,510,650	5,405,219
Servicing assets, net	114,396	150,238	176,367	150,576	123,586	104,426	139,570
Total assets	10,138,867	9,304,378	11,856,424	17,298,749	17,839,376	10,114,667	10,471,437
Deposit accounts	4,402,772	4,268,024	4,250,760	4,237,269	3,643,080	4,051,242	4,128,535
Securities sold under agreements to repurchase	1,907,447	1,444,363	3,899,365	6,054,598	6,305,163	1,947,024	2,182,152
Advances from Federal Home Loan Bank (FHLB)	1,623,400	1,234,000	1,034,500	969,500	1,294,500	1,600,400	1,819,000
Other short-term borrowings	351,600	—	—	—	—	731,000	—
Loans payable	366,776	402,701	444,443	3,578,230	3,638,507	360,931	388,926
Notes payable	276,868	282,458	923,913	965,621	1,095,977	275,626	281,308

Total liabilities	9,233,696	7,957,671	10,953,020	16,148,940	16,554,759	9,276,768	9,192,532
Stockholders’ equity	905,171	1,346,707	903,404	1,149,809	1,284,617	837,899	1,278,905

Operating Data:
Loan production	1,328,000	1,332,000	2,017,000	5,480,000	5,466,000	242,338	372,074

Loan servicing portfolio(2)	9,460,000	10,073,000	11,997,000	9,803,000	9,209,000	9,267,513	9,874,498

Selected Financial Ratios(3)
Performance:

Net interest margin	1.89%	1.60%	1.41%	1.56%	2.51%	1.55%	1.80%

Efficiency ratio	83.93%	167.76%	211.80%	75.14%	62.63%	160.43%	97.04%

Return on average assets	(3.11%)	(1.63%)	(1.47%)	0.07%	1.50%	(1.87)%	(0.10)%
Return on average common equity	(56.27%)	(40.25%)	(59.25%)	(3.04%)	30.20%	(79.23)%	(6.21)%
Dividend payout ratio for common stock	—%	—%	(3.36%)	(332.44%)	36.72%	—%	—%
Average common equity to average assets	6.11%	4.83%	2.84%	3.51%	4.21%	2.79%	7.20%

Capital:
Leverage ratio	7.59%	10.80%	4.54%	5.54%	6.78%	7.18%	10.15%
Tier 1 risk-based capital ratio	13.80%	16.52%	10.30%	11.69%	14.40%	11.82%	15.17%
Total risk-based capital ratio	17.07%	17.78%	13.70%	12.69%	14.77%	16.14%	16.49%

33

	Year ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except for share data)
Asset quality:
Non-performing loans to total loans (excluding GNMA defaulted loans)	13.19%	11.91%	7.36%	2.57%	1.97%	14.97%	12.35%
Non-performing assets to total assets	7.73%	7.25%	3.47%	1.25%	0.84%	8.81%	6.78%
Allowance for loan and lease losses to total loans receivable	2.51%	2.47%	1.94%	1.39%	1.18%	2.73%	2.35%
Allowance for loan and lease losses to non-performing loans (excluding loans held for sale)	18.45%	19.75%	21.58%	140.99%	76.86%	17.69%	18.36%
Net charge-offs to average loans receivable	0.80%	0.50%	0.23%	0.39%	0.23%	0.91%	0.66%

Recoveries to charge-offs	2.37%	3.73%	9.71%	7.39%	8.47%	1.88%	7.91%

(1)	Includes loans held for sale.

(2)	Represents the total portfolio of loans serviced for third parties. Excludes $4.3 billion, $3.7 billion, $3.3 billion, $5.9 billion and $5.1 billion of mortgage loans owned by Doral Financial at December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(3)	Average balances are computed on a daily basis.
Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends on a consolidated basis for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are as follows:

Three months ended
	Year ended December 31,									March 31,
	2008		2007		2006		2005		2004	2009		2008
Ratio of Earnings to Fixed Charges:
Including Interest on Deposits	(A	)	(A	)	(A	)	1.05x		1.33x	(A	)	(A	)
Excluding Interest on Deposits	(A	)	(A	)	(A	)	1.06x		1.42x	(A	)	(A	)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Including Interest on Deposits	(A	)	(A	)	(A	)	(B	)	1.27x	(A	)	1.10x
Excluding Interest on Deposits	(A	)	(A	)	(A	)	(B	)	1.33x	(A	)	1.21x

(A)	During the years ended 2008, 2007 and 2006 and the quarters ended March 31, 2009 and 2008, earnings were not sufficient to cover fixed charges or preferred dividends and the ratios were less than 1:1. We would have had to generate additional earnings of $28.9 million, $243.8 million, $312.5 million, $54.7 million and $10.6 million, to achieve ratios of 1:1 in 2008, 2007 and 2006, and the quarters ended March 31, 2009 and 2008, respectively.

(B)	During 2005, earnings were not sufficient to cover preferred dividends and the ratio was less than 1:1. We would have had to generate additional earnings of $49.2 million to achieve a ratio of 1:1 in 2005.
For purposes of computing these consolidated ratios, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and Doral Financial’s estimate of the interest

34

component of rental expense. Ratios are presented both including and excluding interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on our outstanding preferred stock.

35

THE EXCHANGE OFFER
No Recommendation
NEITHER DORAL FINANCIAL NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY SHARES OF PREFERRED STOCK OR REFRAIN FROM TENDERING SHARES OF PREFERRED STOCK IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES OF PREFERRED STOCK IN THE EXCHANGE OFFER AND, IF SO, THE NUMBER OF YOUR SHARES (IF ANY) OF PREFERRED STOCK THAT YOU WILL TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFER TO EXCHANGE ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.
General
          We are offering to exchange, upon the terms and subject to the conditions set forth in this document and in the letter of transmittal, a number of issued and outstanding shares of preferred stock for newly issued shares of our common stock plus a cash premium, in accordance with the assigned acceptance priority levels, acceptance priority caps and subject to prorationing, as described below.
          Upon the terms and subject to the conditions set forth in this exchange offer and in the letter of transmittal, we will accept for exchange any shares of preferred stock that are properly tendered and are not withdrawn prior to the expiration of the exchange offer.
          We will issue shares of our common stock and make the payment of the cash premium for tendered shares of preferred stock as described below promptly after the expiration date.
          This offer to exchange and the letter of transmittal are being sent to all holders of our preferred stock. There will be no fixed record date for determining holders of preferred stock entitled to participate in the exchange.
          Any shares of preferred stock that are accepted for exchange in the exchange offer will be cancelled and retired. Shares of preferred stock tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. If any tendered shares of preferred stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this exchange offer or otherwise, all unaccepted shares of preferred stock will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.
          Our obligation to accept shares of preferred stock tendered pursuant to the exchange offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”
          Shares of preferred stock that are not exchanged in the exchange offer will remain outstanding and will be entitled to the rights and benefits their holders have under the certificate of designations applicable to the corresponding series of preferred stock.
          We shall be deemed to have accepted for exchange properly tendered shares of preferred stock when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of preferred stock who tender their shares of preferred stock in the exchange offer for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the exchange

36

offer, and not to accept for exchange any shares of preferred stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”
Purpose and Background of the Exchange Offer
          We are making this offer to reduce our future dividend obligations and to improve our capital structure. At the proposed exchange offer consideration amounts, this offer will allow us to record an increase to our tangible common shareholders equity, which is our common shareholders equity less our intangible assets, on an aggregate and a per share basis. Our future dividend liability associated with our preferred stock will also be reduced.
          Assuming the transactions described in this offer to exchange are consummated, the increase in our tangible common equity capitalization and preservation of liquidity as a result of this offer will improve our ability to operate in the current economic environment and enhance our long-term financial stability.
          Based upon the market price of our common stock on May 6, 2009, the consideration we are offering to the holders of our preferred stock represents a premium to the last recorded trades of our preferred stock on the over-the-counter (OTC) market prior to the commencement of the exchange offer. See “Market Price, Dividend and Distribution Information.”
Terms of the Exchange Offer
          We are offering to exchange properly tendered (and not withdrawn) and accepted outstanding shares of preferred stock listed in the table below for newly issued shares of our common stock plus a cash premium in accordance with the assigned acceptance priority levels and acceptance priority caps and subject to prorationing, each as described below. We will accept preferred stock subject to certain limits on the outstanding liquidation amount of such preferred stock to be accepted for exchange in the exchange offer and proration. See below “—Maximum Exchange Amount,” and “— Acceptance Priority.”

					Exchange Offer Consideration Per Share
								Total
								Consideration
		Aggregate						as % of
	Liquidation Amount	Liquidation Amount	Acceptance Priority		Common	Cash	Total	Liquidation
Title of Security	per Share	Outstanding	Level	Cap	Shares*	Premium	Consideration*	Amount
4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$345,000,000	1	$155,250,000	8.762	$12.50	$50.00	20.0%
7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$74,750,000	2	$33,637,500	2.161	$2.00	$11.25	22.5%
8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$50,000,000	2	$22,500,000	1.081	$1.00	$5.63	22.5%
7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$103,500,000	2	$46,575,000	1.081	$1.00	$5.63	22.5%

*	The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.

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          We are offering shares of our common stock and a cash premium in exchange for the preferred stock subject to the exchange offer. See below “—Consideration.”
          Any shares of preferred stock not exchanged will remain outstanding. The shares of preferred stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.
Maximum Exchange Amount
          The aggregate liquidation amount of preferred stock accepted in the exchange offer will be subject to a maximum of $200,000,000 (the “maximum exchange amount”).
Acceptance Priority; Proration
          Subject to the terms and conditions of the exchange offer, including the proration terms described in the table below and elsewhere in this document, shares of preferred stock properly tendered (and not withdrawn) will be accepted in order of the acceptance priority levels, with acceptance priority level 1 being the highest priority level, and subject to the acceptance priority cap. The acceptance priority cap is the maximum aggregate liquidation amount of preferred stock that will be accepted for each series, subject to the maximum exchange amount.

		Aggregate
	Liquidation	Liquidation
	Amount	Amount	Acceptance Priority
Title of Security	per Share	Outstanding	Level	Cap
4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$345,000,000	1	$155,250,000
7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$74,750,000	2	$33,637,500
8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$50,000,000	2	$22,500,000
7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$103,500,000	2	$46,575,000
          Acceptance of shares of preferred stock properly tendered (and not withdrawn) will be subject to the maximum exchange amount and the acceptance priority caps. Preferred stock properly tendered (and not withdrawn) will be accepted in the following order and the following amounts:
•	First, all such tendered acceptance priority level 1 preferred stock will be accepted unless doing so would cause any of the maximum exchange amount or the acceptance priority level 1 cap to be exceeded, in which case, such acceptance priority level 1 preferred stock will be accepted on a pro rata basis, in the greatest aggregate liquidation amount practicable that does not cause any of the maximum exchange amount or the acceptance priority level 1 cap to be exceeded; and

•	Second, with respect to such tendered acceptance priority level 2 preferred stock, if the liquidation amount of accepted acceptance priority level 1 preferred stock exceeds the maximum exchange amount, then no acceptance priority level 2 preferred stock will be accepted. Otherwise, all such tendered acceptance priority level 2 preferred stock will be accepted up to the acceptance priority cap corresponding to each series within acceptance priority level 2, unless doing so would cause the maximum exchange amount to be exceeded, in which case such acceptance priority 2 preferred stock will be accepted on a pro rata basis up to the acceptance priority cap corresponding to each series within acceptance priority level 2 in the greatest liquidation amount practicable that does not cause the maximum exchange amount to be exceeded.

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The following tables set forth hypothetical examples of the application of the maximum exchange amount, acceptance priority caps and proration for the exchange offer, based on hypothetical participation rates in the exchange offer.
Example 1:
The following table shows the amounts accepted for each series of preferred stock in the hypothetical scenario where the amounts of preferred stock tendered for each series exceed or equal the relevant acceptance priority caps and the aggregate amount tendered exceeds the maximum exchange amount.

			Amount Tendered			Amount Accepted
					% of			% of
	Acceptance Priority Cap				Aggregate			Aggregate
Security	$	Shares	$	Shares	Outstanding	$	Shares	Outstanding
4.75% Perpetual Cumulative Convertible Preferred Stock	$155,250,000	621,000	$162,500,000	650,000	47.1	$155,250,000	621,000	45.0
7.00% Noncumulative Monthly Income Preferred Stock, Series A	33,637,500	672,750	35,000,000	700,000	46.8	14,655,257	293,105	19.6
8.35% Noncumulative Monthly Income Preferred Stock, Series B	22,500,000	900,000	22,500,000	900,000	45.0	9,802,848	392,114	19.6
7.25% Noncumulative Monthly Income Preferred Stock, Series C	46,575,000	1,863,000	47,500,000	1,900,000	45.9	20,291,895	811,676	19.6

Total	$257,962,500	4,056,750	$267,500,000	4,150,000	46.7	$200,000,000	2,117,895	34.9

Example 2:
The following table shows the amounts accepted for each series of preferred stock in the hypothetical scenario where the amount of convertible preferred stock tendered is below the corresponding acceptance priority cap, the amounts of non-cumulative preferred stock tendered for each series exceed or equal the relevant acceptance priority caps and the aggregate amount tendered exceeds the maximum exchange amount.

			Amount Tendered			Amount Accepted
					% of			% of
	Acceptance Priority Cap				Aggregate			Aggregate
Security	$	Shares	$	Shares	Outstanding	$	Shares	Outstanding
4.75% Perpetual Cumulative Convertible Preferred Stock	155,250,000	621,000	100,000,000	400,000	29.0	100,000,000	400,000	29.0
7.00% Noncumulative Monthly Income Preferred Stock, Series A	33,637,500	672,750	35,000,000	700,000	46.8	32,749,179	654,984	43.8
8.35% Noncumulative Monthly Income Preferred Stock, Series B	22,500,000	900,000	22,500,000	900,000	45.0	21,905,805	876,232	43.8
7.25% Noncumulative Monthly Income Preferred Stock, Series C	46,575,000	1,863,000	47,500,000	1,900,000	45.9	45,345,016	1,813,801	43.8

Total	257,962,500	4,056,750	205,000,000	3,900,000	35.8	200,000,000	3,745,016	34.9

Example 3:

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The following table shows the amounts accepted for each series of preferred stock in the hypothetical scenario where the amount of convertible preferred stock is above the corresponding acceptance priority cap, the amounts of noncumulative preferred stock tendered are below the relevant acceptance priority caps and the aggregate amount tendered is above the maximum exchange amount.

			Amount Tendered			Amount Accepted
					% of			% of
	Acceptance Priority Cap				Aggregate			Aggregate
Security	$	Shares	$	Shares	Outstanding	$	Shares	Outstanding
4.75% Perpetual Cumulative Convertible Preferred Stock	155,250,000	621,000	162,500,000	650,000	47.1	155,250,000	621,000	45.0
7.00% Noncumulative Monthly Income Preferred Stock, Series A	33,637,500	672,750	25,000,000	500,000	33.4	24,189,189	483,784	32.4
8.35% Noncumulative Monthly Income Preferred Stock, Series B	22,500,000	900,000	15,000,000	600,000	30.0	14,513,514	580,541	29.0
7.25% Noncumulative Monthly Income Preferred Stock, Series C	46,575,000	1,863,000	6,250,000	250,000	6.0	6,047,297	241,892	5.8

Total	257,962,500	4,056,750	208,750,000	2,000,000	36.4	200,000,000	1,927,216	34.9

Example 4:
The following table shows the amounts accepted for each series of preferred stock in the hypothetical scenario where the amounts of preferred stock tendered for each series are below the relevant acceptance priority caps and the aggregate amount tendered is below the maximum exchange amount.

			Amount Tendered			Amount Accepted
					% of			% of
	Acceptance Priority Cap				Aggregate			Aggregate
Security	$	Shares	$	Shares	Outstanding	$	Shares	Outstanding
4.75% Perpetual Cumulative Convertible Preferred Stock	155,250,000	621,000	100,000,000	400,000	29.0	100,000,000	400,000	29.0
7.00% Noncumulative Monthly Income Preferred Stock, Series A	33,637,500	672,750	17,500,000	350,000	23.4	17,500,000	350,000	23.4
8.35% Noncumulative Monthly Income Preferred Stock, Series B	22,500,000	900,000	7,500,000	300,000	15.0	7,500,000	300,000	15.0
7.25% Noncumulative Monthly Income Preferred Stock, Series C	46,575,000	1,863,000	25,000,000	1,000,000	24.2	25,000,000	1,000,000	24.2

Total	257,962,500	4,056,750	150,000,000	2,050,000	26.2	150,000,000	2,050,000	26.2

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Consideration
          Upon the terms and subject to the conditions set forth below and in the related letter of transmittal, including the maximum exchange amount and acceptance priority caps described herein, set forth below is the number of shares of common stock being offered per share of preferred stock and the cash premium offered per share of preferred stock (the “exchange offer consideration”):

	Acceptance Priority		Exchange Offer Consideration Per Share
						Total
						Consideration
						as % of
			Common	Cash	Total	Liquidation
Title of Security	Level	Cap	Shares*	Premium	Consideration*	Amount

4.75% Perpetual Cumulative Convertible Preferred Stock	1	$155,250,000	8.762	$12.50	$50.00	20.0%

7.00% Noncumulative Monthly Income Preferred Stock, Series A	2	$33,637,500	2.161	$2.00	$11.25	22.5%

8.35% Noncumulative Monthly Income Preferred Stock, Series B	2	$22,500,000	1.081	$1.00	$5.63	22.5%

7.25% Noncumulative Monthly Income Preferred Stock, Series C	2	$46,575,000	1.081	$1.00	$5.63	22.5%

*	The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.
          The cash component of the exchange offer consideration will be rounded to the nearest whole cent.
Source and Amount of Funds
          We will use cash on hand to fund the cash premium. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.
Conditions of the Exchange Offer
          Notwithstanding any other provision of the exchange offer, we will not be obligated to accept for exchange validly tendered shares of preferred stock pursuant to the exchange offer if the general conditions (as defined below) have not been satisfied with respect to the exchange offer. The exchange offer is not conditioned upon any minimum amount of preferred stock being tendered.
          For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the expiration date unless any of the following conditions shall have occurred and be continuing on or after the date of this offer to exchange and before the expiration date with respect to the exchange offer:
•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of

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payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vi) any significant adverse change in the United States securities or financial markets generally;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the exchange offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or otherwise adversely affect the exchange offer in any material manner;

•	there exists any other actual or threatened legal impediment to the exchange offer or any other circumstances that would materially adversely affect the transactions contemplated by the exchange offer, or the contemplated benefits of the exchange offer to us or our affiliates;

•	the common stock to be issued pursuant to the terms of this offer to exchange shall not have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates; or

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer or materially impair the contemplated benefits to us or our affiliates of the exchange offer.
          We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any shares of preferred stock not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.
          These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
          All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum amount of preferred stock being tendered for exchange.

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Procedures for Tendering
          The outstanding preferred stock are represented by global certificates registered in the name of DTC. DTC is the only registered holder of the preferred stock. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the shares of preferred stock only through DTC participants.
     How to tender if you are a beneficial owner but not a DTC participant.
          If you beneficially own preferred stock through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender preferred stock, you should contact your DTC participant promptly and instruct it to tender your shares of preferred stock on your behalf.
     How to tender if you are a DTC participant.
          To participate in the exchange offer, a DTC participant must:
•	comply with the automated tender offer program procedures of DTC described below; or

•	(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date.
          In addition, either:
•	the exchange agent must receive, prior to the expiration date, a properly transmitted agent’s message; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such shares of preferred stock into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.
          If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this offer to exchange and the front cover of the letter of transmittal prior to the expiration date.
          The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this offer to exchange and in the letter of transmittal.
          The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal to us.
     Signatures and signature guarantees.
     If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member

43

of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the shares of preferred stock are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.
     Tendering through DTC’s ATOP.
          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit an acceptance of the exchange offer electronically. DTC participants may do so by causing DTC to transfer the shares of preferred stock to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.
          The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:
•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering shares of preferred stock that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such DTC participant.
Determination of Validity
          We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of preferred stock. We reserve the absolute right to reject any and all shares of preferred stock not validly tendered or any shares of preferred stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of preferred stock must be cured within a time period that we will determine. Neither we, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of shares of preferred stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of preferred stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, as soon as practicable following the expiration date.
Acceptance; Exchange of Shares of Preferred Stock
          On the expiration date, the exchange agent will tender to us the amount of shares of preferred stock tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the preferred stock (i) the number of shares of our common stock into which the shares of preferred stock tendered are convertible in satisfaction of the shares of our common stock the tendering holders are entitled to receive upon exchange of their shares of preferred stock plus (ii) the cash premium.
     We will issue the common stock, and cause it to be delivered with the cash premium, upon the terms of the exchange offer and applicable law upon exchange of shares of preferred stock validly tendered in the exchange offer promptly after the expiration date and our acceptance of the validly tendered preferred stock. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares of preferred stock or defectively tendered shares of preferred stock with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

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          We will pay for shares of preferred stock accepted for exchange by us pursuant to the exchange offer by depositing the cash amounts and our common stock with the exchange agent. The exchange agent will act as your agent for the purpose of receiving cash and our common stock from us and transmitting such cash and common stock to you.
          In all cases, issuance of cash and shares of common stock for shares of preferred stock accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the exchange agent of:
•	timely confirmation of a book-entry transfer of the shares of preferred stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.
          By tendering shares of preferred stock pursuant to the exchange offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the shares of preferred stock tendered thereby and that when such shares of preferred stock are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the shares of preferred stock tendered thereby.
          By tendering shares of preferred stock pursuant to the exchange offer, the holder will be deemed to have agreed that the delivery and surrender of the shares of preferred stock is not effective, and the risk of loss of the shares of preferred stock does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.
          We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the shares of preferred stock tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve us of our obligations under the exchange offer and will in no way prejudice the rights of tendering holders of shares of preferred stock to receive payment for shares of preferred stock validly tendered and not validly withdrawn and accepted for exchange pursuant to the exchange offer.
Return of Unaccepted Shares of Preferred Stock
          If any tendered shares of preferred stock are not accepted for payment for any reason pursuant to the terms and conditions of the exchange offer, such shares of preferred stock will be returned without expense to the tendering holder or, in the case of shares of preferred stock tendered by book-entry transfer, such shares of preferred stock will be credited to an account maintained at DTC, designated by the participant therein who so delivered such shares of preferred stock, in each case, promptly following the expiration date or the termination of the exchange offer.
Expiration Date; Extensions; Termination; Amendment
          The exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2009, unless we have extended the period of time that the exchange offer is open (such date and time, as the same may be extended, the “expiration date”). The expiration date will be at least 20 business days after the beginning of the exchange offer, as required by Rule 14e-1(a) under the Exchange Act.
          We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any shares of preferred stock, by giving oral or written notice to the exchange agent and by timely public announcement no later than 5:00 p.m., New York City time, on the next business day after the previously

45

scheduled expiration date. During any extension, all shares of preferred stock previously tendered will remain subject to the exchange offer unless properly withdrawn.
          In addition, we reserve the right to:
               • terminate or amend the exchange offer and not to accept for exchange any shares of preferred stock not previously accepted for exchange upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us; and
               • amend the terms of the exchange offer in any manner permitted or not prohibited by law.
          If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.
          If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.
          If we make a change in the liquidation amount of preferred stock sought, acceptance priority levels, acceptance priority caps or the exchange offer consideration, including the number of shares of our common stock or the amount of the cash premium offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.
          If, for any reason, acceptance for purchase of, or payment for, validly tendered shares of preferred stock pursuant to the exchange offer is delayed, or we are unable to accept for purchase or to pay for validly tendered shares of preferred stock pursuant to the exchange offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered shares of preferred stock, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the shares of preferred stock tendered promptly after the termination or withdrawal of the exchange offer.
Settlement Date
          The settlement date in respect of any shares of preferred stock that are validly tendered prior to the expiration date and accepted by us is expected to occur promptly following the expiration date and is anticipated to be on or about June 11, 2009.
Fractional Shares
          Fractional shares of our common stock will not be issued in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash based upon a price per share of common stock of $4.28, which is based on the average closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange.
Withdrawal of Tenders
          Shares of preferred stock tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date, but not thereafter. If the exchange offer is terminated, the shares of preferred stock tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

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          For a withdrawal of shares of preferred stock to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal before 5:00 p.m., New York City time, on the expiration date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of shares of preferred stock who tendered the shares of preferred stock to be withdrawn, (ii) contain a description of the shares of preferred stock to be withdrawn and the number of shares of preferred stock, (iii) contain a statement that such holder of shares of preferred stock is withdrawing the election to tender their shares of preferred stock, and (iv) be signed by the holder of such shares of preferred stock in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of preferred stock. Any notice of withdrawal must identify the shares of preferred stock to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of shares of preferred stock may only be accomplished in accordance with the foregoing procedures.
          Shares of preferred stock validly withdrawn may thereafter be re-tendered at any time before 5:00 p.m., New York City time, on the expiration date by following the procedures described under “—Procedures for Tendering.”
          We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the Company, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
Future Purchases
          Following completion of the exchange offer, we or our affiliates may repurchase additional shares of preferred stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of preferred stock that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of preferred stock other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.
Resale of Common Stock Received Pursuant to the Exchange Offer
          This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, shares of our common stock received in exchange for the shares of preferred stock tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the shares of preferred stock were originally issued in an offering registered with the SEC. Shares of our common stock issued pursuant to this exchange offer to a holder of shares of preferred stock who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of shares of preferred stock tendered by such recipients can be tacked to the shares of common stock received in exchange for the shares of preferred stock for the purpose of satisfying the holding period requirements of Rule 144.
Accounting Treatment
          The exchange by holders of shares of our noncumulative preferred stock for shares of common stock and payment of the cash premium will result in the extinguishment and retirement of such shares of noncumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of noncumulative preferred stock retired will be reduced and common stock and additional paid-in-capital will increase in the amount of the fair value the common stock issued. Upon the cancellation of such shares of noncumulative preferred stock acquired by us pursuant to the offer to exchange, the difference between the carrying (liquidation) value of shares of

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noncumulative preferred stock retired and the fair value of the exchange offer consideration exchanged (cash plus fair value of common stock) will be treated as an increase to our retained earnings and income available to common shareholders for earnings per share purposes
          The exchange by holders of our convertible preferred stock for common stock and a cash premium will be accounted for as an induced conversion. We will increase our common stock and additional paid-in-capital by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of our common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and net income available to common shareholders for earnings per share purposes.
Compliance with Securities Laws
          We are making the exchange offer to all holders of outstanding shares of preferred stock. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of shares of preferred stock be accepted from or on behalf of, the holders of shares of preferred stock residing in any such jurisdiction. The exchange offer will not be made in any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer.
          No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this offer to exchange or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this offer to exchange nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offer to exchange does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offer to exchange comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this offer to exchange, and the resale of the shares of common stock.
Exchange Agent and Information Agent
          MacKenzie Partners, Inc. has been appointed as the exchange agent and information agent for the exchange offer. We have agreed to pay MacKenzie Partners, Inc. reasonable and customary fees for its services and will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses. All required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this offer to exchange. Any questions and requests for assistance, or requests for additional copies of this offer to exchange, the letter of transmittal and other related documents should be directed to the information agent at the address set forth on the back cover of this offer to exchange.
Solicitation
          We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The exchange agent will mail solicitation materials on our behalf.
          In connection with the exchange offer, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our board of directors and our officers will not be specifically compensated for these services.

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Fees and Expenses
          Tendering holders of outstanding shares of preferred stock will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the information agent and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the information agent and the exchange agent against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.
Transfer Taxes
          Holders who tender their shares of preferred stock for exchange will not be obligated to pay any transfer taxes. If, however:
•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of preferred stock; or

•	the shares of preferred stock are registered in the name of any person other than the person signing the letter of transmittal, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
No Appraisal Rights
          No appraisal or dissenters’ rights are available to holders of shares of preferred stock under applicable law in connection with the exchange offer.

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COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND OUR COMMON STOCK
          The following describes the material differences between the rights of holders of the shares of noncumulative preferred stock, convertible preferred stock and common stock. While we believe that the description covers the material differences between the shares of noncumulative preferred stock, convertible preferred stock and common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire offer to exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of noncumulative preferred stock, convertible preferred stock and common stock.

Provision Applicable to Holders of	Provision Applicable to Holders of	Provision Applicable to Holders
Noncumulative Preferred Stock	Convertible Preferred Stock	of Common Stock

Governing Document

Holders of noncumulative preferred stock have their rights set forth in, and you may enforce your rights under, the Puerto Rico General Corporation Law and our certificate of incorporation, including the certificates of designation with respect to the noncumulative preferred stock.
	Holders of convertible preferred stock have their rights set forth in, and you may enforce your rights under, the Puerto Rico General Corporation Law and our certificate of incorporation, including the certificate of designation with respect to the convertible preferred stock.	Holders of shares of our common stock have their rights set forth in, and may enforce their rights under, Puerto Rico General Corporation Law and our certificate of incorporation and bylaws.

Dividends

Holders of noncumulative preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, noncumulative monthly dividends, as described in the section of this offer to exchange entitled “Description of Preferred Stock—Noncumulative Preferred Stock—Dividends.”
	Holders of convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends, as described in the section of this offer to exchange entitled “Description of Preferred Stock—Convertible Preferred Stock—Dividends.”	Subject to the preferential rights of preferred stock, holders of common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any payment or distribution of the Company’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, the then record holders of shares of noncumulative preferred stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of the Company
	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution of the Company’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, the then record holders of convertible preferred stock shall be entitled to receive $250.00 per share of convertible preferred stock plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such	In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

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Provision Applicable to Holders of	Provision Applicable to Holders of	Provision Applicable to Holders
Noncumulative Preferred Stock	Convertible Preferred Stock	of Common Stock

ranking junior upon liquidation to the noncumulative preferred stock, distributions upon liquidation in the amount of (i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses (i) and (ii) an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods) for the current monthly dividend period to the date of payment. See “Description of Preferred Stock—Noncumulative Preferred Stock—Liquidation Preference.”
holders. See “Description of Preferred Stock—Convertible Preferred Stock—Liquidation Preference.”

Ranking

The noncumulative preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and to all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the noncumulative preferred stock; (ii) on a parity with all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity with the noncumulative preferred stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the noncumulative preferred stock. See “Description of Preferred Stock—Noncumulative Preferred Stock—Ranking.”
The convertible preferred stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (i) senior to all classes of common stock of the Company and to all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the convertible preferred stock; (ii) on a parity with all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity with the convertible preferred stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the convertible preferred stock . See “Description of Preferred Stock—Convertible Preferred Stock—Ranking.	In the event of our liquidation, dissolution or winding up, our common stock would rank below all outstanding preferred stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

The common stock ranks junior to the preferred stock with respect to the payment of dividends.

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Provision Applicable to Holders of	Provision Applicable to Holders of	Provision Applicable to Holders
Noncumulative Preferred Stock	Convertible Preferred Stock	of Common Stock

Redemption

The shares of the noncumulative preferred stock will be redeemable in whole or in part from time to time at the option of the Company, with the consent of the Federal Reserve Board to the extent required to have noncumulative preferred stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, at the redemption prices of (i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses (i) and (ii) an amount equal to any accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods) to the date fixed for redemption. See “Description of Preferred Stock—Noncumulative Preferred Stock—Redemption at the Option of the Company.”
	N/A	N/A

Conversion Rights

The noncumulative preferred stock will not be convertible into or exchangeable for any other securities of the Company.	Each share of convertible preferred stock shall be convertible into a number of fully paid and non-assessable shares of common stock at a conversion rate as of the date of this offer to exchange of 0.31428 shares of common stock for each share of preferred stock, subject to adjustments as described under “Description of Preferred Stock —Convertible Preferred Stock—Adjustments to the Conversion Rate” in effect on the date notice of conversion is given. A holder’s right to convert its shares of preferred stock will arise only upon the occurrence of any of the following events (i) certain trading price of our common stock, (ii) occurrence of certain corporate transactions, (c) certain distributions, or (d) delisting of the common stock.	N/A

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Provision Applicable to Holders of	Provision Applicable to Holders of	Provision Applicable to Holders
Noncumulative Preferred Stock	Convertible Preferred Stock	of Common Stock

See “Description of Preferred Stock —Convertible Preferred Stock—Conversion”. The Company shall have the option to cause the convertible preferred stock to be converted into that number of shares of common stock that are issuable at the conversion price in effect on the day notice of conversion is given as set forth below, but only if the closing sale price of the common stock for 20 trading days within a period of 30 consecutive trading days ending on a trading day that is not more than two trading days prior to the date the Company gives notice of its intention to convert exceeds 130% of the conversion price in effect on each such trading day. In addition, if there are less than 120,000 shares of convertible preferred stock outstanding, the Company may, at its option, with the prior approval of the Federal Reserve Board, cause the convertible preferred stock to be automatically converted into a certain number of shares of common stock. See “Description of Preferred Stock —Convertible Preferred Stock—Conversion at the Option of the Company.”

Voting Rights

If the Company does not pay dividends in full on the noncumulative preferred stock for eighteen consecutive monthly dividend periods, the holders of outstanding shares of the noncumulative preferred stock, together with the holders of any other shares of stock of the Company having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled to appoint two additional members of the board of directors of the Company, to remove any such member from office and to appoint another person in place of such member.
	If the Company does not pay dividends in full on the convertible preferred stock for a number of days equivalent to six fiscal quarters, the holders of shares of convertible preferred stock, together with the holders of any other shares of stock of the Company having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled to appoint two additional members of the board of directors of the Company, to remove any such member from office and to appoint another person in place of such member.	Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Any amendment, alteration or repeal	Any amendment, alteration or repeal of the rights, preferences and privileges of the convertible

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Provision Applicable to Holders of	Provision Applicable to Holders of	Provision Applicable to Holders
Noncumulative Preferred Stock	Convertible Preferred Stock	of Common Stock

of the rights, preferences and privileges of the noncumulative preferred stock by way of amendment of the Company’s Certificate of Incorporation whether by merger or otherwise which would materially and adversely affect the powers, preferences or special rights of any of the series of the noncumulative preferred stock shall not be effective except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock. See “Description of Preferred Stock—Noncumulative Preferred Stock—Voting Rights.”
preferred stock by way of amendment of the Company’s Certificate of Incorporation whether by merger or otherwise which would materially and adversely affect the powers, preferences or special rights of the convertible preferred stock shall not be effective except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of convertible preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of convertible preferred stock. See “Description of Preferred Stock —Convertible Preferred Stock—Voting Rights.”

Listing

The noncumulative preferred stock is not listed for trading on any exchange.	The convertible preferred stock is not listed for trading on any exchange.	Our common stock is listed and traded on the New York Stock Exchange under the symbol “DRL”.

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DESCRIPTION OF CAPITAL STOCK
          Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock
          Our authorized capital stock consists of 97,500,000 shares of common stock, par value $.01 per share, and 40,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this offer to exchange, there were 53,180,110 shares of common stock outstanding and 9,015,000 shares of preferred stock outstanding, comprised of 1,495,000 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A preferred stock”), 2,000,000 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”), 4,140,000 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock” and, together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”), and 1,380,000 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock (“convertible preferred stock”).
Common Stock
          Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
Preferred Stock
          As of the date of this Offer to Exchange, we have 30,985,000 shares of authorized but unissued preferred stock which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.
          While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.
Anti-Takeover Provisions
          Our certificate of incorporation, bylaws and banking laws include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include an authorized blank check preferred stock and the availability of authorized but unissued common stock.
          Regulatory restrictions under banking laws.
          The regulatory restrictions described in the “Regulation and Supervision” section of Part I — Item 1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 may have the effect of discouraging takeover attempts against the Company and may limit the ability of persons, other than the Company directors duly

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authorized by the Company’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of the Company’s stockholders.
Shareholder Action
          Except as otherwise provided by law or in our certificate of incorporation or bylaws, all questions submitted to shareholders will be decided by a majority of the votes cast.
Transfer Agent and Registrar
          Mellon Investor Services LLC is the transfer agent and registrar for our common stock, our noncumulative preferred stock, and our convertible preferred stock.

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DESCRIPTION OF THE PREFERRED STOCK
          The following is a summary of certain provisions of the certificates of designation for our noncumulative stock and our convertible preferred stock. A copy of the certificates of designation and the form of preferred stock share certificates are available upon request from Doral at the address set forth under “Where You Can Find More Information.” The following summary of the terms of our preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificates of designation. As used in this section, the terms “Doral,” the “Company,” “us,” “we” or “our” refer to Doral Financial Corporation and not any of its subsidiaries.
General
          Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the board of directors shall determine the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:
          (a) The rates or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);
          (b) Whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Company and, if so, the price or prices and the terms and conditions of such redemption or purchase;
          (c) The amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Company;
          (d) Sinking fund provisions, if any, for the redemption or purchase of shares;
          (e) The terms and conditions, if any, on which shares may be converted or exchanged into shares of common stock or other capital stock or securities of the Company;
          (f) Voting rights, if any; and
          (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.
          All shares of preferred stock (i) shall rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company, (ii) shall be of equal rank, regardless of series, and (iii) shall be identical in all respects except as provided in (a) through (g) above. The shares of any series of preferred stock shall be identical with each other in all respects except as to the dates from and after which dividends thereof shall be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of preferred stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.
          The board of directors shall have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of preferred stock redeemed, retired by sinking fund payment, repurchased by the Company or converted into common stock shall have the status of authorized but unissued shares of preferred stock undesignated as to series.

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          No holder of shares of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
Noncumulative Preferred Stock
     Dividends
          When, as and if declared by the board of directors of the Company or an authorized committee thereof, out of funds of the Company legally available therefor, holders of record of the (i) Series A preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 7% of their liquidation preferences, or $0.2917 per share per month, (ii) Series B preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 8.35% of their liquidation preferences, or $0.173958 per share per month, and (iii) Series C preferred stock will be entitled to receive, noncumulative cash dividends at the annual rate per share of 7.25% of their liquidation preferences, or $0.151042 per share per month, with each aggregate payment made to each record holder of the noncumulative preferred stock being rounded to the next lowest cent.
          Dividends on the noncumulative preferred stock will be noncumulative. The Company is not obligated or required to declare or pay dividends on the noncumulative preferred stock, even if it has funds available for the payment of such dividends. If the board of directors of the Company or an authorized committee thereof does not declare a dividend payable on a dividend payment date in respect of the noncumulative preferred stock, then the holders of such noncumulative preferred stock shall have no right to receive a dividend in respect of the monthly dividend period ending on such dividend payment date and the Company will have no obligation to pay the dividend accrued for such monthly dividend period or to pay any interest thereon, whether or not dividends on such noncumulative preferred stock are declared for any future monthly dividend period.
          So long as any shares of the noncumulative preferred stock remain outstanding, the Company shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Company ranking junior to the noncumulative preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Company ranking junior to the noncumulative preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company), shares of common stock or of any other class of stock of the Company ranking junior to the noncumulative preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, unless (i) all accrued and unpaid dividends on the noncumulative preferred stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously and the full monthly dividend on the noncumulative preferred stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment, and (ii) the Company has not defaulted in the payment of the redemption price of any shares of noncumulative preferred stock called for redemption.
          When dividends are not paid in full on noncumulative preferred stock and any other shares of stock of the Company ranking on a parity as to the payment of dividends with the noncumulative preferred stock, all dividends declared upon the noncumulative preferred stock and any such other shares of stock of the Company will be declared pro rata so that the amount of dividends declared per share on the noncumulative preferred stock and any such other shares of stock will in all cases bear to each other the same ratio that (i) with respect to Series A preferred stock, the liquidation preference per share of the Series A preferred stock and any such other shares of stock bear to each other, and (ii) with respect to Series B preferred stock and Series C preferred stock, the accrued dividends per share on the Series B preferred stock and Series C preferred stock, respectively, for the then current dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

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          Holders of record of the noncumulative preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for in the respective certificate of designations on the shares of noncumulative preferred stock.
     Conversion
          The noncumulative preferred stock will not be convertible into or exchangeable for any other securities of the Company.
     Redemption at the Option of the Company
          The shares of the noncumulative preferred stock will be redeemable in whole or in part from time to time at the option of the Company, with the consent of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to the extent required by the last paragraph of this section, upon not less than thirty nor more than sixty days’ notice by mail, at the redemption prices set forth below, plus accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods) to the date fixed for redemption.

Year	Redemption Price
Series A preferred stock	$50.00
Series B preferred stock	$25.00
Series C preferred stock	$25.00	*

*	The redemption price for the series C preferred stock is $25.00 for a redemption on or after May 31, 2009. The price would be $25.25 for a redemption prior to May 31, 2009.
          In the event that less than all of the outstanding shares of the noncumulative preferred stock are to be redeemed in any redemption at the option of the Company, the total number of shares to be redeemed in such redemption shall be determined by the board of directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the board of directors or by such other method as the board of directors may approve and deem equitable, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the noncumulative preferred stock may at the time be listed or eligible for quotation.
          Any shares of noncumulative preferred stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the board of directors.
          To the extent required to have noncumulative preferred stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, the shares of noncumulative preferred stock may not be redeemed by the Company without the prior consent of the Federal Reserve Board.
     Liquidation Preference
          Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the then record holders of shares of noncumulative preferred stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of the Company ranking junior upon liquidation to the noncumulative preferred stock, distributions upon liquidation in the amount of (i) with respect to Series A preferred stock, $50 per share, and (ii) with respect to Series B preferred stock and Series C preferred stock, $25 per share, plus in respect of both clauses (i) and (ii) an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods) for the current monthly dividend period to the date of payment. Such amount shall be paid to the holders of the noncumulative preferred stock prior to any payment or distribution to the holders of the common stock of the

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Company or of any other class of stock or series thereof of the Company ranking junior to the noncumulative preferred stock in respect of dividends or as to the distribution of assets upon liquidation.
          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the noncumulative preferred stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the noncumulative preferred stock are not paid in full, the holders of the noncumulative preferred stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of noncumulative preferred stock will not be entitled to any further participation in any distribution of assets of the Company.
          Neither the consolidation or merger of the Company with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.
     Voting Rights
          Except as described in this section, or except as required by applicable law, holders of the noncumulative preferred stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Company.
          If the Company does not pay dividends in full on the noncumulative preferred stock for eighteen consecutive monthly dividend periods, the holders of outstanding shares of the noncumulative preferred stock, together with the holders of any other shares of stock of the Company having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to the Company given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the board of directors of the Company, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the board of directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the board of directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the noncumulative preferred stock and any such other stock will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and bylaws of the Company relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the board of directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Company shall have resumed the payment of dividends in full on the noncumulative preferred stock and each such other series of stock for twelve consecutive monthly dividend periods.
          Any amendment, alteration or repeal of the rights, preferences and privileges of any series of the noncumulative preferred stock by way of amendment of the Company’s Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Company ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to such series of the noncumulative preferred stock) which would materially and adversely affect the powers, preferences or special rights of any of the series of the noncumulative preferred stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of such series of noncumulative preferred stock. Notwithstanding the foregoing, the Company may, without the consent or sanction of the holders of the noncumulative preferred stock, authorize and issue shares of the Company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the noncumulative preferred stock. In the case of the Series B preferred stock and the Series C preferred stock, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the

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Series B preferred stock and Series C preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
          No vote of the holders of the noncumulative preferred stock will be required for the Company to redeem or purchase and cancel the noncumulative preferred stock in accordance with the Certificate of Incorporation of the Company.
          The Company will cause a notice of any meeting at which holders of any series of preferred stock are entitled to vote to be mailed to each record holder of such series of preferred stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.
          Except as set forth in this section, holders of noncumulative preferred stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.
     Rank
          The noncumulative preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and to all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the noncumulative preferred stock (or to a number of series of preferred stock which includes the noncumulative preferred stock); (ii) on a parity with all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity with the noncumulative preferred stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the noncumulative preferred stock (or to a number of series of preferred stock which includes the noncumulative preferred stock). For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.
     No Preemptive Rights
          Holders of the noncumulative preferred stock will have no preemptive or preferential rights to purchase any securities of the Company.
     No Repurchase at the Option of Holders; Miscellaneous
          Holders of noncumulative preferred stock will have no right to require the Company to redeem or repurchase any shares of noncumulative preferred stock, and the shares of noncumulative preferred stock are not subject to any sinking fund or similar obligation. The Company may, at its option, purchase shares of the noncumulative preferred stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.
     Convertible Preferred Stock
     Dividends
          If declared at the option of our board of directors, holders of record of the preferred stock will be entitled to receive cash dividends in the amount of $11.875 per share each year (or $2.96875 per share per quarter), which is equivalent to 4.75% of the liquidation preference of $250 per share, with each aggregate payment made to each record holder of the convertible preferred stock being rounded to the next lowest cent. We are not required to declare or pay dividends on the convertible preferred stock, even if we have funds available for the payment of such dividends. Dividends may only be paid out of funds that are legally available for this purpose. The right of holders of the shares of convertible preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

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          Dividends will be cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends. Dividends on the shares of convertible preferred stock will be payable in cash. The aggregate dividend payment made to each holder will be rounded to the next lowest cent. Holders of convertible preferred stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the convertible preferred stock.
          No dividend shall be declared or paid or set apart for payment or other distribution declared or made, whether in cash, obligations or shares of capital stock of the Company (other than junior stock) or other property, directly or indirectly, upon any shares of junior stock or parity stock, nor shall any shares of junior stock or parity stock be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, unless all accumulated and unpaid dividends through the most recent dividend payment date (whether or not there are funds of the Company legally available for the payment of dividends) on the shares of convertible preferred stock and any parity stock have been or contemporaneously are declared and paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this paragraph to the contrary, the Company may redeem, repurchase or otherwise acquire for consideration convertible preferred stock and parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of such convertible preferred stock and parity stock.
          When dividends are not paid in full, as aforesaid, upon the shares of convertible preferred stock, all dividends declared on the convertible preferred stock and any other parity stock shall be declared and paid pro rata so that the amount of dividends so declared on the shares of convertible preferred stock and each such other class or series of parity stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of convertible preferred stock and such class or series of parity stock bear to each other which shall not include any accrual in respect to unpaid dividends for prior dividend periods in the case of capital stock that does not have a cumulative dividend.
     Liquidation Preference
          In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the Company’s assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, holders of convertible preferred stock shall be entitled to receive $250.00 per share of convertible preferred stock plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the Company’s assets, or proceeds thereof, distributable among the holders of convertible preferred stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the convertible preferred stock and any other parity stock ratably in accordance with the respective amounts that would be payable on such shares of convertible preferred stock and any such other parity stock if all amounts payable thereon were paid in full.
          Neither the consolidation or merger of the Company with any other company, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.
          Subject to the rights of the holders of any parity stock, after payment has been made in full to the holders of the convertible preferred stock, as provided in this section, holders of junior stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of convertible preferred stock shall not be entitled to share therein.
     Voting Rights
          The holders of record of shares of the convertible preferred stock shall not be entitled to any voting rights except as hereinafter provided in this section, as otherwise provided in the Company’s Certificate of Incorporation, or as otherwise provided by law.

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          If at any time (1) dividends on any shares of convertible preferred stock or any other class or series of parity stock having like voting rights shall be in arrears for consecutive dividend periods, containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of shares of convertible preferred stock (voting separately as a class with all other series of preferred stock ranking on parity with the convertible preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled, by written notice to the Company given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for this purpose, to appoint at the next annual meeting of the stockholders of the Company or at a special meeting called for such purpose, whichever is earlier, two of the authorized number of the Company’s directors at the next annual meeting of stockholders and each subsequent meeting until all dividends accumulated on the convertible preferred stock have been fully paid or set aside for payment, to remove any such member from office and to appoint another person in place of such director. The term of office of such directors will terminate immediately upon the termination of the right of the holders of convertible preferred stock to vote for directors. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the board of directors will convene a separate general meeting for the above purpose. If the board of directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the convertible preferred stock and any such other stock, considered as a single class, will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and bylaws of the Company relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the board of directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Company shall have resumed the payment of accumulated dividends in full on the convertible preferred stock and each such other series of stock having similar voting rights.
          The affirmative vote of holders of at least two-thirds of the outstanding shares of the convertible preferred stock voting as a separate class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, shall be required to amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the convertible preferred stock, so as to materially and adversely affect the holders thereof; provided however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the convertible preferred stock as to dividends and upon liquidation will not be deemed to materially and adversely affect such powers, preference or special rights.
     Rank
The convertible preferred stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:
(a)	junior to all existing and future debt obligations of the Company;

(b)	junior to each class or series of capital stock of the Company, the terms of which expressly provide that such class or series ranks senior to the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company;

(c)	on a parity with the Company’s outstanding noncumulative preferred stock and with any other class or series of capital stock of the Company, the terms of which expressly provide that such class or series ranks on a parity with the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company; and

(d)	enior to the common stock and any other class or series of capital stock of the Company, the terms of which expressly provide that such class or series ranks junior to the convertible preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company.
     Conversion
          General. Each share of convertible preferred stock shall be convertible in accordance with, and subject to, this section into a number of fully paid and non-assessable shares of common stock (as such shares shall then be

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constituted) at a conversion rate as of the date of this offer to exchange of 0.31428 shares of common stock for each share of preferred stock, subject to further adjustments as described under “Adjustments to the Conversion Rate” in effect on the date notice of conversion is given.
          A holder of shares of convertible preferred stock may convert any or all of those shares by surrendering to the Company, at the principal office of the Company or at the office of the conversion agent as may be designated by the board of directors, of the certificate or certificates for such shares of the convertible preferred stock to be converted accompanied by a complete and manually signed written notice stating that the holder elects to convert all or a specified whole number of those shares along with (i) appropriate endorsements and transfer documents as required by the registrar or conversion agent, and (ii) if required pursuant to “Dividend and Other Payments Upon Conversion” funds equal to the dividend payable on the next dividend payment date. In case such notice of conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in such name or names. Other than such taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the convertible preferred stock pursuant hereto. The conversion of the convertible preferred stock will be deemed to have been made on the date (the “conversion date”) such certificate or certificates have been surrendered and the receipt of such notice of conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Company that such taxes have been paid). As promptly as practicable following the conversion date, the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of common stock to which the holder of shares of the convertible preferred stock being converted (or such holder’s transferee) shall be entitled, and (ii) if less than the full number of shares of the convertible preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. On the conversion date, the rights of the holder of the convertible preferred stock as to the shares being converted shall cease except for the right to receive shares of common stock and the person entitled to receive the shares of common stock shall be treated for all purposes as having become the record holder of such shares of common stock at such time.
               In lieu of the foregoing procedures, if the preferred stock is held in global form, you must comply with The Depository Trust Corporation, New York (the “depositary” or “DTC”) procedures to convert your beneficial interest in respect of preferred stock evidenced by a global share of convertible as in effect from time to time.
               If a holder of shares of convertible preferred stock exercises its conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the conversion date. Holders of shares of preferred stock who convert their shares into our common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Accordingly, shares of convertible preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of convertible preferred stock on a record date for the payment of dividends who converts such shares into shares of common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of convertible preferred stock for conversion.
               In connection with the conversion of any shares of the convertible preferred stock, no fractions of shares of common stock shall be issued, but the Company shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of the common stock on the conversion date, rounded to the nearest whole cent.
               If more than one share of the convertible preferred stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the convertible preferred stock so surrendered.

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          We will (i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the convertible preferred stock such number of its authorized but unissued shares of common stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of the convertible preferred stock; (ii) prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the convertible preferred stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Company (including, without limitation, the registration or approval, if required, of any shares of common stock to be provided for the purpose of conversion of the convertible preferred stock hereunder); and (iii) ensure that all shares of common stock delivered upon conversion of the convertible preferred stock, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
          Events Triggering Conversion Rights. A holder’s right to convert its shares of convertible preferred stock will arise only upon the occurrence of the events specified in this section.
          (a) Conversion Rights Based on Trading Price of Our Common Stock. A holder may surrender shares of convertible preferred stock for conversion into shares of common stock in any fiscal quarter of the Company (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter of the Company, the closing sale price of the Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such fiscal quarter is more than 120% of the conversion price (i.e. liquidation preference divided by the conversion rate) as of each such trading day. As of the date of this offer to exchange, the conversion price is $795.47, and 120% of the conversion price is $954.56. A holder’s right to convert is subject to our option to require conversion. See “Conversion at the Option of the Company.”
          “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the NASDAQ or, if our common stock is not quoted on NASDAQ, on the principal other market on which our common stock is then traded.
          The “closing sale price” shall mean with respect to shares of common stock or other capital stock or similar equity interests on any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of common stock or such other capital stock or similar equity interests are traded or, if the shares of common stock or such other capital stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Company shall be entitled to determine the closing sale price on the basis it considers appropriate. The closing sale price shall be determined without reference to extended or after hours trading.
          (b) Conversion Rights Upon Occurrence of Certain Corporate Transactions. If the Company is a party to a consolidation, merger or binding share exchange pursuant to which shares of common stock would be converted into cash, securities or other property, each share of convertible preferred stock may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time of the transaction, the right to convert convertible preferred stock into shares of common stock shall be changed into a right to convert such convertible preferred stock into the kind and amount of cash, securities or other property of the Company or another person that the holder would have received if the holder had converted such convertible preferred stock immediately prior to the transaction.
          (c) Conversion Rights Upon Certain Distributions. If the Company elects to:
          (i) distribute to all holders of any class of common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution, or

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          (ii) distribute to all holders of any class of common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 1.5% of the closing sale price of our common stock on the day immediately preceding the declaration date for such distribution; the convertible preferred stock may be surrendered for conversion on the date that the Company gives notice to the holders of such right, which shall not be less than 20 days prior to the time immediately prior to the commencement of “ex-dividend” trading for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the common stock is then listed or quoted for such dividend or distribution, and at any time thereafter until the earlier of close of business on the Business Day immediately preceding the ex-dividend time and the date the Company announces that such dividend or distribution will not take place. Notwithstanding the foregoing, holders shall not have the right to surrender shares of convertible preferred stock for conversion pursuant to this paragraph if they will otherwise participate in the distribution described above without first converting convertible preferred stock into common stock.
          (d) Conversion Upon Delisting of the Common Stock. A holder may surrender shares of convertible preferred stock for conversion into shares of our common stock if at any time the common stock (or other common stock into which the convertible preferred stock is then convertible) is neither listed for trading on the New York Stock Exchange or another U.S. national securities exchange nor approved for trading on the NASDAQ or any similar United States system of automated dissemination of quotations of securities prices.
     Conversion at the Option of the Company
          The Company shall have the option to cause the convertible preferred stock to be converted into that number of shares of common stock that are issuable at the conversion price in effect on the day notice of conversion is given as set forth below, but only if the closing sale price of the common stock for 20 trading days within a period of 30 consecutive trading days ending on a trading day that is not more than two trading days prior to the date the Company gives notice of its intention to convert exceeds 130% of the conversion price in effect on each such trading day. As of the date of this offer to exchange, the conversion price is $795.47, and 130% of the conversion price is $1,034.11.
          To exercise the option described above, the Company must issue a press release for publication on the Dow Jones News Service (or similar news service if the Dow Jones News Service is no longer in existence) prior to the opening of business no later than the second trading day after the conditions described in the preceding paragraph are met (and only while such conditions are met), announcing the Company’s intention to require conversion. The Company will also give written notice by mail or publication (with subsequent prompt notice by mail) to each holder of record of the convertible preferred stock, announcing the Company’s intention to require conversion, not later than four business days after the date of the press release, stating (i) the conversion date, which will be a date selected by the Company and will be no more than five business days after the date the Company issues the press release; (ii) the number of shares of common stock to be issued upon conversion of each share of convertible preferred stock; and (iii) that dividends on the convertible preferred stock to be converted will cease to accrue on the conversion date.
          On or after the conversion date, all dividends on the shares of convertible preferred stock called for conversion shall cease to accrue and all rights of the holders of such shares by reason of the ownership of such shares (except the right to receive the shares of common stock issuable upon conversion thereof), shall cease on the conversion date, and such shares shall not after the conversion date be deemed to be outstanding.
          The dividend payment with respect to the shares of convertible preferred stock called for conversion on a date during the period between the close of business on any record date for the payment of dividends to the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date if such share has been converted after such record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence no payment or adjustment will be made upon conversion of convertible preferred stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

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          The Company may not authorize, issue a press release or give notice of any conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible preferred stock for dividend periods ended prior to the date of such conversion notice shall have been paid in cash.
          In addition to the conversion provision described above, if there are less than 120,000 shares of convertible preferred stock outstanding, the Company may, at its option, with the prior approval of the Federal Reserve Board, cause the convertible preferred stock to be automatically converted into that number of shares of common stock equal to $250.00 (the liquidation preference per share of convertible preferred stock) divided by the lesser of the conversion price in effect on the date notice of conversion is given and the average closing sale price of the common stock for the five trading day period ending on the second trading day immediately prior to the conversion date.
     Conversion Rate Adjustments
          The conversion rate shall be adjusted from time to time by the Company if any of the following events occur:
               (a) If the Company shall pay a dividend or make a distribution to all holders of the outstanding common stock in shares of our common stock.
               (b) If the Company shall issue rights or warrants to all holders of any class of common stock entitling them (for a period expiring within 45days after the date fixed for determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of common stock at a price per share less than the average of the closing sale prices of the common stock for the ten trading days preceding the declaration date for such distribution.
               (c) If the outstanding shares of common stock shall be subdivided into a greater number of shares of common stock, the conversion rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of common stock shall be combined into a smaller number of shares of common stock, the conversion rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
               (d) If the Company shall, by dividend or otherwise, distribute to all holders of its common stock shares of any class of capital stock of the Company or evidences of its indebtedness or other assets (including securities, but excluding (x) any rights or warrants referred to in paragraph (b) above and (y) any dividend or distribution (I) paid exclusively in cash or (II) referred to in paragraph (a) above).
               (e) If the Company shall, by dividend or otherwise, distribute to all holders of its common stock cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then if the sum of the amount of such cash distributions per share of common stock plus the aggregate amount of cash distributions per share of common stock in the immediately preceding twelve month period exceeds the greater of:
               (i) the annualized amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that such preceding quarterly dividend did not require any adjustment to the conversion rate pursuant to this paragraph (e) (as adjusted to reflect subdivisions, or combinations of the common stock); and
               (ii) 1.5% of the average of the closing sale price during the ten trading days immediately prior to the date of declaration of such dividend.
               (f) If a tender or exchange offer made by the Company or any subsidiary for all or any portion of the common stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of common stock having a fair market value (as

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determined by the board of directors, whose determination shall be conclusive and described in a resolution of the board of directors) that as of the last time (the “expiration time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the closing sale price of a share of common stock on the trading day next succeeding the expiration time.
               (g) If the Company pays a dividend or makes a distribution to all holders of its common stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.
               (h) The Company may make such increases in the conversion rate in addition to those required by paragraphs (a), (b), (c), (d), (e), (f) and (g) as the board of directors considers to be advisable to avoid or diminish any income tax to holders of common stock or rights to purchase common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Company from time to time may increase the conversion rate by any amount for any period of time if the board of directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the conversion rate is increased pursuant to the preceding sentence, the Company shall mail to holders of the convertible preferred stock a notice of the increase prior to the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period during which it will be in effect.
               (i) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase common stock pursuant to a Company plan for reinvestment of dividends or interest or, except as set forth in this section, for any issuance of common stock or convertible or exchangeable securities or rights to purchase common stock or convertible or exchangeable securities. To the extent the securities become convertible into cash, assets, property or securities (other than capital stock of the Company), subject to the following section, no adjustment need be made thereafter as to the cash, assets, property or such securities. Dividends will not accrue on any cash into which the convertible preferred stock is convertible.
     Consolidation, Merger and Sale of Assets.
          The Company, without the consent of the holders of any of the outstanding convertible preferred stock may, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to the Company; provided, however that (a) the successor, transferee or lessee is organized under the laws of the United States, any political subdivision thereof or Puerto Rico and (b) the shares of convertible preferred stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the convertible preferred stock had immediately prior to such transaction.
          Under any consolidation by the Company with, or merger by it into, any other person or any conveyance, transfer or lease of all or substantially all its assets as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of convertible preferred stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the convertible preferred stock.
     Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege
          If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of common stock (other than a subdivision or combination to which paragraph (c) of the foregoing section applies), (ii) any consolidation, merger or combination of the Company with another person as a result of which holders of common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, or (iii) any sale or conveyance of all or substantially all of the

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properties and assets of the Company to any other person as a result of which holders of common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, then each share of convertible preferred stock shall be convertible, on and after the effective date of such reclassification, change, consolidation, merger, combination, sale or conveyance, into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock issuable upon conversion of such convertible preferred stock (assuming, for such purposes, a sufficient number of authorized shares of common stock are available to convert all such convertible preferred stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of common stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of common stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this section the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS SET FORTH IN THIS OFFER TO EXCHANGE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          The following discussion summarizes certain United States federal income tax consequences to U.S. Holders (as defined below) and corporations organized under the laws of Puerto Rico (“PR Corporations”) of the exchange of preferred stock for common stock and cash pursuant to the exchange offer, and the ownership and disposition of common stock acquired in the exchange offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
          This summary assumes that the preferred stock is, and the common stock will be, held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any non-United States, state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a particular holder’s circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, controlled foreign corporations, passive foreign investment companies, holders who own or are deemed to own 10% or more of our voting stock, U.S. Holders whose “functional currency” is not the United States dollar, partnerships or other pass-through entities for United States federal income tax purposes, holders holding the preferred stock or the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, or holders deemed to sell the preferred stock or the common stock under the constructive sale provisions of the Code.
          For purposes of this discussion, a U.S. Holder is a beneficial owner of preferred stock or common stock that is, for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a United States person.
          The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include PR Corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof), within the meaning of Section 933 of the Code.
          If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds preferred stock or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding preferred stock or common stock, you should consult your tax advisor regarding the tax consequences of the exchange offer and the ownership of common stock.

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          Under the source of income rules of the Code, dividends on the preferred stock or common stock will constitute gross income from sources outside the United States if less than 25% of our gross income on an ongoing basis is effectively connected with a trade or business in the United States. In every year since our incorporation in 1972, less than 25% of our gross income has been effectively connected with a trade or business in the United States, and we expect that in the future less than 25% of our gross income will be effectively connected with a trade or business in the United States. Dividends on the preferred stock or common stock will constitute gross income from sources outside the United States so long as we continue to meet the gross income test described above. Under current source of income rules of the Code, dividends on the preferred stock or common stock will constitute gross income from sources within Puerto Rico, provided less than 25% of our gross income on an ongoing basis is effectively connected with a trade or business in the United States. The following discussion regarding the income taxation of dividends on the preferred stock or common stock assumes that dividends will constitute income from sources within Puerto Rico.
          This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your own tax advisor with regard to the application of the United States federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-United States taxing jurisdiction, to your particular situation.
Consequences of Exchange
          General. As discussed under “Ownership of Common Stock — Passive Foreign Investment Company” below, we do not believe that we were a passive foreign investment company (a “PFIC”) in 2008, or any prior taxable year, or that we will be a PFIC in 2009. If we are a PFIC for 2009 or have been a PFIC for any prior taxable year in which a U.S. Holder held its preferred stock, the consequences of the exchange would be different than as described below. You are urged to consult your tax advisor concerning the consequences of the exchange if we are considered a PFIC for 2009 or have been a PFIC for any prior taxable year in which you held your preferred stock.
          U.S. Holders other than Puerto Rico U.S. Holders. The exchange of preferred stock for common stock and cash pursuant to the exchange offer will qualify as a recapitalization for United States federal income tax purposes. Accordingly, a U.S. Holder will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (i) the amount of gain realized, which is the excess of the sum of the cash received (excluding any cash received in lieu of fractional shares of common stock) and the fair market value of the common stock received (including any fractional shares of common stock such holder is deemed to receive and exchange for cash as described below) over the U.S. Holder’s tax basis in the preferred stock exchanged or (ii) the amount of cash received (excluding any cash received in lieu of fractional shares of common stock). Subject to the discussion in the next paragraph, such gain generally will be capital gain, and generally will be long-term capital gain if the U.S. Holder’s holding period for the preferred stock exchanged is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gains may be subject to preferential rates for United States federal income tax purposes. Subject to the discussion in the next paragraph, any gain recognized generally will be treated as United States source gain for United States foreign tax credit limitation purposes. Consequently, you may not be able to use the foreign tax credit arising from any Puerto Rican tax imposed on the exchange unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.
          All or part of any gain a U.S. Holder recognizes on the exchange of its preferred stock could be treated as ordinary dividend income rather than capital gain if the exchange has the effect of the distribution of a dividend. The possibility of dividend treatment depends upon each stockholder’s particular circumstances, including the application of certain constructive ownership rules under which a stockholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. Any portion of a U.S. Holder’s gain that is treated as a dividend generally will be eligible for the reduced rates of taxation that apply to certain “qualified dividend income,” subject to the limitations discussed below under “Ownership of Common Stock — Taxation of Dividends — U.S. Holders other than Puerto Rico U.S. Holders.” In addition, any portion of a U.S. Holder’s gain that is treated as a dividend generally will be treated as income from sources outside the United States, such that a U.S. Holder may be able to use a foreign tax credit in respect of any Puerto Rican tax imposed on the exchange, subject to the limitations discussed below under “Ownership of Common Stock — Taxation of Dividends — U.S.

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Holders other than Puerto Rico U.S. Holders.” You should consult your own tax advisor regarding the application of the foregoing rules to your particular circumstances.
          A U.S. Holder’s holding period for the common stock received in the exchange (including any fractional shares such holder is deemed to receive and exchange for cash as described below) will include the U.S. Holder’s holding period for the preferred stock exchanged. A U.S. Holder’s initial tax basis in the common stock (including any fractional shares such holder is deemed to receive and exchange for cash as described below) will equal the adjusted tax basis of the preferred stock exchanged immediately prior to the exchange, decreased by the amount of any cash that the U.S. Holder receives (excluding any cash received in lieu of fractional shares of common stock) and increased by the amount of gain, if any, that such holder recognizes on the exchange (including any portion of the gain that is treated as a dividend as described above but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below).
          The receipt of cash in lieu of fractional shares of common stock by a U.S. Holder will generally be treated as if such holder received such fractional shares and then received such cash in redemption of the fractional shares. In such case, the U.S. Holder will generally recognize gain or loss based on the difference between the amount of cash received and its tax basis in the common stock that is allocable to such fractional shares. Such gain or loss generally will be capital gain or loss, although any gain is subject to possible dividend treatment if the deemed exchange has the effect of the distribution of a dividend (as described above). You should consult your own tax advisor regarding the treatment of cash received in lieu of fractional shares of common stock.
          If a U.S. Holder exchanges different series of preferred stock, or acquired different blocks of preferred stock at different times and at different prices, any gain should be determined separately for each series or identifiable block of preferred stock. In addition, a U.S. Holder’s tax basis and holding period in the common stock received should be determined separately with reference to each series or identifiable block of preferred stock exchanged. If you exchange different series of preferred stock, or you acquired different blocks of preferred stock at different times and at different prices, you should consult your own tax advisor.
          Puerto Rico U.S. Holders. In general, and subject to the discussion under “Passive Foreign Investment Company” below, any gain derived from the exchange of the preferred stock by a Puerto Rico U.S. Holder that is a resident of Puerto Rico for purposes of Section 865(g)(1) of the Code (i) will constitute income from sources within Puerto Rico, (ii) will not be includible in the shareholder’s gross income and (iii) will be exempt from United States federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income. Special rules may apply if the Puerto Rico U.S. Holder (i) acquired the preferred stock before becoming a bona fide resident of Puerto Rico or (ii) had been a citizen or resident of the United States (and not a bona fide resident of Puerto Rico) for any of the ten years preceding the exchange. If you are such a holder, you should consult your own tax advisor regarding the application of the foregoing rules to your particular circumstances.
          PR Corporations. In general, any gain derived by a PR Corporation from the exchange of the preferred stock will not be subject to United States federal income tax if the gain is not effectively connected with a United States trade or business of the PR Corporation and the PR Corporation is not treated as a domestic corporation for purposes of the Code.
Ownership of Common Stock
     Taxation of Dividends
          U.S. Holders other than Puerto Rico U.S. Holders. Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the common stock (including amounts withheld to reflect Puerto Rican withholding taxes) will be taxable to U.S. Holders as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in a U.S. Holder’s gross income as ordinary dividend income on the day actually or constructively received by such holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

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          Dividends on the common stock that are received by non-corporate U.S. Holders in taxable years beginning before January 1, 2011 will generally be treated as “qualified dividend income” subject to reduced rates of taxation (currently, a maximum rate of 15%). However, non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income’’ pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. Holders will also not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.
          Subject to certain conditions and limitations, Puerto Rican withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the common stock will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. Holder has held common stock for less than a specified minimum period during which such holder is not protected from risk of loss, or is obligated to make payments related to the dividends, such holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the common stock. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.
          To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange to the U.S. Holder. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and a U.S. Holder would generally not be able to use the foreign tax credit arising from any withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes.
          Puerto Rico U.S. Holders. In general, and subject to the discussion under “— Passive Foreign Investment Company” below, distributions of dividends made by us on the common stock to a Puerto Rico U.S. Holder will not be includible in the shareholder’s gross income and will be exempt from United States federal income taxation. In addition, for United States federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.
          PR Corporations. In general, distributions of dividends made by us on the common stock to a PR Corporation will not be subject to United States federal income tax if the dividends are not effectively connected with a United States trade or business of the PR Corporation and the PR Corporation is not treated as a domestic corporation for purposes of the Code.
          Passive Foreign Investment Company
          Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe that we were a PFIC in 2008, or any prior taxable year, and we do not expect to be a PFIC in 2009 or to become one in the foreseeable future, although there can be no assurance in this regard.
          In general, we will be a PFIC for any taxable year in which: (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.
          For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Certain proposed Treasury regulations and other administrative pronouncements from the IRS provide special rules

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for determining the character of income and assets derived in the banking business for purposes of the PFIC rules. Specifically, these rules treat certain interest income earned by a non-United States corporation engaged in the active conduct of a banking business as non-passive income. Although we believe we have adopted a reasonable interpretation of the proposed Treasury regulations and administrative pronouncements, there can be no assurance that the IRS will follow the same interpretation. You should consult your own tax advisor regarding the application of these rules.
          If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
          The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our common stock may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder holds our common stock, such holder will be subject to special tax rules discussed below.
          If we are a PFIC for any taxable year during which a U.S. Holder holds our common stock, such holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of common stock. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the common stock will be treated as excess distributions. Under these special tax rules: (i) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the common stock, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
          In general, the proposed Treasury regulations promulgated under the Code provide that Puerto Rico U.S. Holders would be subject to the rule described in (iii) above only to the extent that any excess distribution or gain is allocated to a taxable year during which the individual held the common stock and was not a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof) within the meaning of Section 933 of the Code. The portion of the excess distribution or gain allocated to the current taxable year of a Puerto Rico U.S. Holder will not be subject to United States federal income taxation pursuant to Section 933 of the Code.
          If we are a PFIC for any taxable year during which a U.S. Holder holds our common stock and any of our non-United States subsidiaries is also a PFIC, such holder would be treated as owning a proportionate amount (by value) of the stock of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisor about the application of the PFIC rules to any of our subsidiaries.
          In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange, such as the New York Stock Exchange. No assurance can be given, however, that the common stock will be “regularly traded” for purposes of the mark-to-market election.
          If a U.S. Holder makes an effective mark-to-market election, such holder will include in each year as ordinary income the excess of the fair market value of such holder’s common stock at the end of the year over its adjusted tax basis in the common stock. The U.S. Holder will be entitled to deduct as an ordinary loss each year the excess of its adjusted tax basis in the common stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, any gain such holder recognizes upon the sale or other disposition of its common stock will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

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          A U.S. Holder’s adjusted tax basis in the common stock will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common stock is no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
          Alternatively, a U.S. Holder can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to U.S. Holders because we do not intend to comply with the requirements necessary to permit such holders to make this election.
          Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file IRS Form 8621 if you hold our common stock in any year in which we are classified as a PFIC.
          You are urged to consult your tax advisor concerning the United States federal income tax consequences of holding common stock if we are considered a PFIC in any taxable year.
     Taxation of Capital Gains
          U.S. Holders other than Puerto Rico U.S. Holders. For United States federal income tax purposes, and subject to the discussion under “—Passive Foreign Investment Company” above, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of common stock in an amount equal to the difference between the amount realized for the common stock and such holder’s tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if such holder’s holding period for the common stock is more than one year at the time of the sale or exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gains may be subject to preferential rates for United States federal income tax purposes. The deductibility of capital losses is subject to limitations.
          Any gain or loss recognized generally will be treated as United States source gain or loss for United States foreign tax credit limitation purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Puerto Rican tax imposed on the sale or exchange of common stock unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.
          Puerto Rico U.S. Holders. In general, and subject to the discussion under “Passive Foreign Investment Company” above, any gain derived from the sale or exchange of common stock by a Puerto Rico U.S. Holder that is a resident of Puerto Rico for purposes of Section 865(g)(1) of the Code (i) will constitute income from sources within Puerto Rico, (ii) will not be includible in the shareholder’s gross income and (iii) will be exempt from United States federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income. Special rules may apply if the Puerto Rico U.S. Holder (i) acquired the common stock before becoming a bona fide resident of Puerto Rico or (ii) had been a citizen or resident of the United States (and not a bona fide resident of Puerto Rico) for any of the ten years preceding the sale or exchange. If you are such a holder, you should consult your own tax advisor regarding the application of the foregoing rules to your particular circumstances.
          PR Corporations. In general, any gain derived by a PR Corporation from the sale or exchange of common stock will not be subject to United States federal income tax if the gain is not effectively connected with a United States trade or business of the PR Corporation and the PR Corporation is not treated as a domestic corporation for purposes of the Code.
Information Reporting and Backup Withholding
          In general, information reporting may apply to the exchange of preferred stock by a U.S. Holder, any dividends paid in respect of the common stock to a U.S. Holder and the proceeds from the sale or exchange of the

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common stock by a U.S. Holder unless, in each case, such holder is an exempt recipient such as a corporation. Backup withholding may also apply to such exchange, dividends or proceeds, as the case may be, if a U.S. Holder fails to provide a taxpayer identification number or a certification of other exempt status, or fails to report in full dividend and interest income. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
          If a U.S. Holder participates in the exchange offer, such holder will generally be required to retain records pertaining to the exchange. In addition, if a U.S. Holder is a “significant holder” that receives common stock in the exchange, such holder will generally be required to file a statement with their United States federal income tax return setting forth certain information, including the fair market value of, and their basis in, the preferred stock surrendered in the exchange. A U.S. Holder of preferred stock will be a “significant holder” for these purposes if, immediately before the exchange, such holder owns (i) preferred stock representing at least 1% (by vote or value) of all of our total outstanding stock, (ii) common stock representing at least 5% (by vote or value) of all of our outstanding stock or (iii) securities of the Company with a tax basis of $1,000,000 or more. You should consult your tax advisor regarding the application of these reporting requirements.
          Special information reporting and backup withholding rules may apply to Puerto Rico U.S. Holders, and such holders may be entitled to an exemption from the requirements that otherwise apply to U.S. Holders. Puerto Rico U.S. Holders are urged to consult their tax advisors in this regard.

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CERTAIN PUERTO RICO TAX CONSIDERATIONS
          The following discussion is a summary of the material Puerto Rico tax considerations that may be relevant to the stockholders that exchange their preferred stock for common stock and cash pursuant to the exchange offer. The summary is based on the current provisions of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”) and the regulations promulgated or applicable thereunder issued by the Treasury Department of Puerto Rico (the “Puerto Rico Treasury”), the Puerto Rico Municipal Property Tax Act of 1991, as amended, and the regulations promulgated thereunder, the Municipal License Tax Act, as amended, and the regulations promulgated thereunder, and administrative pronouncements and judicial decisions in connection with the foregoing laws and regulations as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in Puerto Rico tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, any ruling from the Puerto Rico Treasury with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Puerto Rico Treasury will agree with such statements and conclusions.
          This summary assumes that the preferred stock is, and the common stock will be, held as capital assets within the meaning of Section 1121 of the PR Code. This summary does not address the tax considerations arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. In addition, this summary does not intend to cover all aspects of Puerto Rico taxation that may be applicable to a particular stockholder’s circumstances or to stockholders that may be subject to special tax rules, such as life insurance companies, special partnerships, subchapter N corporations, registered investment companies, and certain pension trusts.
          For purposes of the discussion, a “Puerto Rico corporation” is a corporation organized under the laws of Puerto Rico and a “foreign corporation” is a corporation organized under the laws of a jurisdiction other than Puerto Rico.
          This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular stockholder. You are urged to consult your own tax advisor with regard to the application of the Puerto Rico tax laws, as well as the application of the laws of any state, locality or taxing jurisdiction other than Puerto Rico, to your particular situation.
Consequences of the Exchange
          The exchange of preferred stock for common stock and cash pursuant to the exchange offer will qualify as a recapitalization for Puerto Rico income tax purposes. Accordingly, you will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (i) the amount of gain realized, which is the excess of the sum of the cash received (excluding any cash received in lieu of fractional shares of common stock) and the fair market value of the common stock received (including any fractional shares of common stock you are deemed to receive and exchange for cash as described below) over your adjusted tax basis in the preferred stock exchanged or (ii) the amount of cash received (excluding any cash received in lieu of fractional shares of common stock). Such gain will be (i) a capital gain on the sale or exchange of the preferred stock, or (ii) ordinary dividend income rather than a capital gain if the exchange has the effect of a dividend distribution. The applicable taxes to a stockholder for a capital gain or dividend will be those described below in the section of “Ownership of Common Stock”. Please note that the treatment of the gain as a capital gain or ordinary dividend will depend upon each stockholder’s particular circumstances. Therefore, you should consult your own tax advisor regarding the application of these rules to your particular circumstances.
          The holding period for the common stock received in the exchange (including any fractional shares you are deemed to receive and exchange for cash as described below) will include the holding period for the preferred stock exchanged. Your initial tax basis in the common stock (including any fractional shares you are deemed to receive and exchange for cash as described below) will equal the adjusted tax basis of the preferred stock exchanged

77

immediately prior to the exchange, decreased by the amount of any cash that you receive (excluding any cash received in lieu of fractional shares of common stock) and increased by the amount of gain, if any, that you recognize on the exchange (excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below).
          The receipt of cash in lieu of fractional shares of common stock should generally be treated as if you received such fractional shares and then received such cash in redemption of the fractional shares. In such case, you will generally recognize gain or loss based on the difference between the amount of cash received and your tax basis in the common stock that is allocable to such fractional shares. Such gain or loss generally will be a capital gain or loss, although any gain is subject to possible dividend treatment if the deemed exchange has the effect of the distribution of a dividend (as described above). You should consult your own tax advisor regarding the treatment of cash received in lieu of fractional shares of common stock.
          If you exchange different series of preferred stock, or you acquired different blocks of preferred stock at different times and at different prices, any gain should be determined separately for each series or identifiable block of preferred stock. In addition, your tax basis and holding period in the common stock received should be determined separately with reference to each series or identifiable block of preferred stock exchanged. If you exchange different series of preferred stock, or you acquired different blocks of preferred stock at different times and at different prices, you should consult your own tax advisor.
Ownership of Common Stock
          Taxation of Dividends
          General. Distributions of cash or other property made by Doral on the common stock will be treated as dividends to the extent that Doral has current or accumulated earnings and profits. To the extent that a distribution exceeds Doral’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted tax basis of the common stock in your hands. The excess of any distribution of this type over the adjusted tax basis will be treated as gain on the sale or exchange of the common stock and will be subject to income tax as described below.
          The following discussion regarding the income taxation of dividends on common stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. Doral has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since 1972.
          Individual residents of Puerto Rico. In general, individuals who are residents of Puerto Rico will be subject to a special 10% income tax on dividends paid on the common stock. This tax is required to be withheld by Doral. In addition, for taxable years 2009, 2010, and 2011 a surtax of 5% must be paid by the stockholder on the amount of the 10% income tax if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).
          An individual may elect for the special 10% withholding tax not to apply by following the procedures described in “—Special Withholding Tax Considerations” below. In that case he or she will be required to include the amount of the dividend as ordinary income and will be subject to income tax thereon at the regular income tax rates (which may be up to 33%). Even if the withholding is actually made, the individual may elect, upon filing his income tax return for the year the dividend is paid, for the dividends to be taxed at the regular income tax rates applicable to individuals. In that case the 10% income tax withheld will be creditable against the tax liability of the stockholder so determined. Note that for taxable years 2009, 2010, and 2011 a special surtax of 5% on the income tax liability of the stockholder will apply if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).

78

          In addition, certain stockholders may be subject to the payment of an alternative minimum tax up to a maximum of 20% on the dividends paid on the common stock in lieu of the income taxes described above. In that case, for taxable years 2009, 2010, and 2011, the special surtax of 5 % will apply on the applicable alternative minimum tax if the stockholder reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly). The application of the alternative minimum tax will depend on the specific circumstances of each stockholder so you should consult your own tax advisor.
          Puerto Rico corporations. Puerto Rico corporations will be subject to income tax on dividends paid on the common stock at the normal corporate income tax rates, subject to the dividend received deduction. In the case of a Puerto Rico corporation, no withholding will be imposed on dividends paid on the common stock, provided the procedures described in “—Special Withholding Tax Considerations” below are followed. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction. Note that for taxable years commencing after December 31, 2008 and before January 1, 2012, a special surtax of 5% will apply on the income tax liability of the corporation.
          United States citizens not residents of Puerto Rico. Dividends paid on the common stock to a United States citizen who is not a resident of Puerto Rico will generally be subject to a 10% income tax which will be withheld by Doral. These individuals may also elect for the dividends to be taxed in Puerto Rico at the regular income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the regular income tax liability so determined by said individual stockholder. No 10% Puerto Rico income tax withholding will be made if such individual stockholder opts out of the 10% withholding tax by following the procedures described in “—Special Withholding Tax Considerations” below.
          In addition, for taxable years 2009, 2010, and 2011, United States citizens who are not residents of Puerto Rico may be required to file a Puerto Rico income tax return to pay the special surtax of 5% on the 10% tax on dividends. In that case, they may also be subject to the payment of the alternative minimum tax described above that applies to individual residents of Puerto Rico. The application of these rules will depend on the specific circumstances of each stockholder so you should consult your own tax advisor.
          Individuals not citizens of the United States and not residents of Puerto Rico. Dividends paid on the common stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% tax which will be withheld at source by Doral.
          Foreign corporations. The income taxation of dividends paid on the common stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.
          A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the common stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. Also, note that for taxable years commencing after December 2008 and before January 1, 2012, a special surtax of 5% will apply on the income tax liability of such corporation.
          In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the common stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.
          Finally, a foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% withholding tax on dividends received on the common stock.

79

          Other entities. Partnerships and limited liability companies are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships and limited liability companies, respectively.
          Special Withholding Tax Considerations. By exchanging their preferred stock, stockholders will be agreeing that any future dividends distributed to them in respect of our common stock will be subject to a 10% Puerto Rico income tax withholding at source. The 10% tax will be withheld at source unless your broker certifies to Doral that either (i) the holder of the common stock is not an individual, estate or trust, or (ii) the holder of the common stock is an individual, estate or trust that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen not resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married.
          Taxation of Gains upon Sales or Exchanges other than Redemptions
          General. The sale or exchange of the common stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis of the common stock in the hands of the stockholder. Any gain or loss that is required to be recognized will be a capital gain or loss if the common stock is held as a capital asset by the stockholder and will be a long-term capital gain or loss if the stockholder’s holding period of the common stock exceeds six months.
          Individual residents of Puerto Rico. Gain on the sale or exchange of the common stocks by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at an alternative income tax rate of 10%. In addition, for taxable years 2009, 2010, and 2011 a special surtax of 5% will apply on the amount of the income tax imposed on the gain if the stockholder reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).
          In addition, certain stockholders may be subject to the payment of an alternative minimum tax up to a maximum of 20% on the gain derived from the sale or exchange of stock in lieu of the income taxes described above. In that case, the special surtax of 5% will apply over the applicable alternative minimum tax gain if the stockholder reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly). The application of the alternative minimum tax will depend on the specific circumstances of each stockholder so you should consult your own tax advisor.
          Puerto Rico corporations. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative income tax rate of 15%. Note that for taxable years commencing after December 31, 2008 and before January 1, 2012, a special surtax of 5% will apply on the amount of the income tax imposed on the gain if the regular tax applies.
          United States citizens not residents of Puerto Rico. A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of common stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of common stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 10% of the payments received will be withheld at the source and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. The amount of tax withheld at source will be creditable against the stockholder’s Puerto Rico income tax liability.
          In addition, for taxable years 2009, 2010 and 2011, United States citizens who are not residents of Puerto Rico may be required to file a Puerto Rico income tax return to pay the special surtax of 5% on the 10% tax on the gain that constitutes income from sources within Puerto Rico as discussed above. In that case, they may also be subject to the payment of the alternative minimum tax described above that applies to individual residents of Puerto Rico. The

80

application of these rules will depend on the specific circumstances of each stockholder so you should consult your own tax advisor.
          Individuals not citizens of the United States and not residents of Puerto Rico. An individual not a citizen of the United States and not resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of common stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of common stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange of the common stock constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source; provided, that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.
          Foreign corporations. A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of common stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain. Note that for taxable years commencing after December 31, 2008 and before January 1, 2012, a special surtax of 5% will apply on the amount of the income tax imposed on the gain if the regular tax applies.
          In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of common stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.
          A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of common stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of common stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source and be creditable against the stockholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.
          Other entities. Partnerships and limited liability companies are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships and limited liability companies, respectively.
          Taxation of Redemptions
          A redemption of the common stock for cash will be treated as a distribution taxable as a dividend to the extent of Doral.’s current or accumulated earnings and profits if it is “essentially equivalent to a dividend.” Under regulations issued by the Puerto Rico Treasury (1) a redemption of stock that completely terminates a stockholder’s interest in a corporation does not constitute a dividend; and (2) certain pro rata redemptions among all the stockholders will be treated as a dividend. In situations not described by these regulations, the Puerto Rico Treasury will generally follow principles applied by the United States Internal Revenue Service (“IRS”) under the United States Internal Revenue Code of 1986, as amended, in determining whether a distribution is essentially equivalent to a dividend. The Puerto Rico Treasury, however, is not bound by IRS determinations on this issue and is free to adopt a different rule.
          If the redemption of the common stock is not treated as a dividend, it will generally generate gain or loss that will be measured and subject to tax as provided above under “—Taxation of Gains upon Sales or Exchanges

81

Other Than Redemptions” for a sale or exchange of common stock. Gain on the redemption of common stock will generally be recognized and will be subject to income tax. However, if the stockholder of the common stock is an individual who is not a resident of Puerto Rico or a foreign corporation or foreign partnership, any gain realized by the stockholder on the redemption of the common stock that is not taxable as a dividend may be subject to Puerto Rico income tax if the gain constitutes income from sources within Puerto Rico or is effectively connected with a trade or business conducted by the stockholder in Puerto Rico. The Puerto Rico income tax law does not clearly provide a source of income rule for a gain of this nature. As a result thereof, these stockholders should be aware that a gain realized from a redemption of the common stock may be subject to Puerto Rico income tax.
          Estate and Gift Taxation
          The transfer of common stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of common stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of common stock by death or gift.
          Municipal License Taxation
          Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on common stock or on any gain realized on the sale, exchange or redemption of common stock.
          On the other hand, individuals, residents or non residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on common stock and on the gain realized on the sale, exchange or redemption of common stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.
          Property Taxation
          The common stock will not be subject to Puerto Rico property tax.

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ANNEX A
QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2009
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                                         to
COMMISSION FILE NUMBER 0-17224
DORAL FINANCIAL CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico	66-0312162
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

1451 F.D. Roosevelt Avenue,	00920-2717
San Juan, Puerto Rico	(Zip Code)
(Address of principal executive offices)
(787) 474-6700
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑     No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).
Yes ☐     No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in rule 12b-2 of the Exchange Act).
Yes ☐     No ☑
Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.
Common stock: 53,810,110 outstanding as of May 1, 2009.

DORAL FINANCIAL CORPORATION
INDEX PAGE

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	MARCH 31,	DECEMBER 31,
(Dollars in thousands, except for share data)	2009	2008
ASSETS
Cash and due from banks	$212,634	$184,302

Money market investments	60,370	3,215

Securities held for trading, at fair value (includes securities pledged as collateral that can be repledged for 2009 — $135,970 and for 2008 — $198,680)	226,974	251,877
Securities available for sale, at fair value (includes securities pledged as collateral that can be repledged for 2009 — $1,178,911 and for 2008 — $1,067,097)	3,354,180	3,429,151
Federal Home Loan Bank of NY (FHLB) stock, at cost	114,428	117,938

Total investment securities	3,695,582	3,798,966
Loans:
Loans held for sale, at lower of cost or market	389,098	386,610
Loans receivable	5,267,305	5,253,910
Less: Unearned interest	(1,853)	(2,197)
Less: Allowance for loan and lease losses	(143,900)	(132,020)

Total net loans receivable	5,121,552	5,119,693

Total loans	5,510,650	5,506,303

Accounts receivable	47,383	45,449
Mortgage-servicing advances	28,609	28,057
Accrued interest receivable	38,751	42,934
Servicing assets, net	104,426	114,396
Premises and equipment, net	104,190	104,733
Real estate held for sale, net	70,208	61,340
Deferred tax asset	124,446	120,827
Other assets	117,418	128,345

Total assets	$10,114,667	$10,138,867

LIABILITIES
Deposits:
Non-interest-bearing deposits	$245,031	$235,983
Interest-bearing deposits	3,806,211	4,166,789

Total deposits	4,051,242	4,402,772
Securities sold under agreements to repurchase	1,947,024	1,907,447
Advances from FHLB	1,600,400	1,623,400
Other short-term borrowings	731,000	351,600
Loans payable	360,931	366,776
Notes payable	275,626	276,868
Accrued expenses and other liabilities	310,545	304,833

Total liabilities	9,276,768	9,233,696
Commitments and contingencies (Please refer to Note 24 and 25)

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 40,000,000 shares authorized; 9,015,000 shares issued and outstanding, at aggregate liquidation preference value:
Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	228,250	228,250
Perpetual cumulative convertible preferred stock	345,000	345,000
Common stock, $0.01 par value; 97,500,000 shares authorized; 53,810,110 shares issued and outstanding	538	538
Additional paid-in capital	849,223	849,172
Legal surplus	23,596	23,596
Accumulated deficit	(472,783)	(418,168)
Accumulated other comprehensive loss, net of income tax benefit of $21,784 and $19,329 in 2009 and 2008, respectively	(135,925)	(123,217)

Total stockholders’ equity	837,899	905,171

Total liabilities and stockholders’ equity	$10,114,667	$10,138,867

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF LOSS
(UNAUDITED)

	QUARTER ENDED
	MARCH 31,
(Dollars in thousands, except for per share data)	2009	2008
Interest income:
Loans	$81,588	$85,382
Mortgage-backed securities	27,381	19,102
Interest-only strips (“IOs”)	1,628	1,674
Investment securities	4,907	14,766
Other interest-earning assets	990	7,184

Total interest income	116,494	128,108

Interest expense:
Deposits	38,207	42,648
Securities sold under agreements to repurchase	17,232	18,313
Advances from FHLB	16,014	17,258
Other short-term borrowings	436	—
Loans payable	3,309	5,509
Notes payable	5,226	5,336

Total interest expense	80,424	89,064

Net interest income	36,070	39,044

Provision for loan and lease losses	23,625	4,786

Net interest income after provision for loan and lease losses	12,445	34,258

Non-interest income:
Net gain on mortgage loan sales and fees	1,719	2,368
Net (loss) gain on securities held for trading, including gains and losses on the fair value of IOs	(7,328)	7,668
Net (loss) gain on investment securities	(13)	194
Servicing loss (net of mark-to-market adjustment)	(2,775)	(2,711)
Commissions, fees and other income	9,980	9,860

Total non-interest income	1,583	17,379

Non-interest expenses:
Compensation and benefits	22,828	19,078
Taxes, other than payroll and income taxes	2,488	2,422
Advertising	1,448	2,232
Professional services	6,127	4,908
Communication expenses	4,408	4,140
EDP expenses	3,616	2,422
Occupancy expenses	4,001	4,289
Office expenses	1,466	1,624
Depreciation and amortization	3,453	4,055
Other	10,591	9,393

Total non-interest expenses	60,426	54,563

Loss before income taxes	(46,398)	(2,926)
Income tax benefit	(108)	(628)

Net loss	$(46,290)	$(2,298)

Net loss attributable to common shareholders	$(54,615)	$(10,623)

Net loss per common share(1)	$(1.01)	$(0.20)

(1)	For the quarters ended March 31, 2009 and 2008, net loss per common shares represents the basic and diluted loss per common shares, respectively, for each of the periods presented.
The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
PREFERRED STOCK	$573,250	$573,250

COMMON STOCK	538	538

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period	849,172	849,081
Stock-based compensation recognized	51	—

Balance at end of period	849,223	849,081

LEGAL SURPLUS	23,596	23,596

ACCUMULATED DEFICIT:
Balance at beginning of period	(418,168)	(66,610)
Net loss	(46,290)	(2,298)
Cash dividends declared on preferred stock	(8,325)	(8,325)

Balance at end of period	(472,783)	(77,233)

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX:
Balance at beginning of period	(123,217)	(33,148)
Other comprehensive loss, net of deferred tax	(12,708)	(57,179)

Balance at end of period	(135,925)	(90,327)

Total stockholders’ equity	$837,899	$1,278,905

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF COMPRENHENSIVE LOSS
(UNAUDITED)

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Net loss	$(46,290)	$(2,298)

Other comprehensive loss, before tax:

Unrealized losses on securities arising during the period	(16,381)	(62,618)
Reclassification of realized losses (gains) included in net loss	13	(194)

Other comprehensive loss on investment securities, before tax	(16,368)	(62,812)

Income tax benefit related to investment securities	2,455	8,800

Other comprehensive loss on investment securities, net of tax	(13,913)	(54,012)

Other comprehensive income (loss) on cash flow hedge(1)	1,205	(3,167)

Other comprehensive loss	(12,708)	(57,179)

Comprehensive loss	$(58,998)	$(59,477)

Accumulated other comprehensive loss, net of tax

Other comprehensive loss on investment securities	$(123,443)	$(86,589)
Other comprehensive loss on cash flow hedge(1)	(12,482)	(3,738)

Total accumulated other comprehensive loss, net of tax	$(135,925)	$(90,327)

(1) For the quarter ended March 31, 2009, other comprehensive loss on cash flow hedges includes $4.9 million related to a deferred tax assets valuation allowance.
The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Cash flows from operating activities:
Net loss	$(46,290)	$(2,298)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	51	—
Depreciation and amortization	3,453	4,055
Mark-to-market adjustment of servicing assets	11,353	11,597
Deferred tax benefit	(1,163)	(975)
Provision for loan and lease losses	23,625	4,786
Accretion of discount on loans, investment securities and debt	(2,885)	(7,782)
Unrealized loss on loans held for sale	—	10
Net increase in loans held for sale	(55,209)	(3,649)
Gains on securities	(3,841)	(2,959)
Unrealized loss (gain) on trading securities	9,476	(5,582)
Decrease in securities held for trading	111,965	59,581
Amortization and net loss (gain) in the fair value of IOs	2,435	390
Decrease in derivative instruments	384	7,526
(Increase) decrease in accounts receivable	(1,934)	2,676
Increase in mortgage servicing advances	(552)	(1,260)
Decrease (increase) in accrued interest receivable	4,183	(791)
Decrease (increase) in other assets	14,744	(8,371)
Increase in accrued expenses and other liabilities	(1,675)	(35,279)

Total adjustments	114,410	23,973

Net cash provided by operating activities	68,120	21,675

Cash flows from investing activities:
Purchases of securities available for sale	(390,111)	(1,550,587)
Principal repayment and sales of securities available for sale	447,012	315,659
Decrease (increase) in FHLB stock	3,510	(46,575)
Net increase of loans receivable	(76,970)	(117,491)
Purchases of premises and equipment	(2,910)	(2,329)
Proceeds from assets to be disposed of by sale	—	474
Proceeds from sales of real estate held for sale	7,880	3,162

Net cash used in investing activities	(11,589)	(1,397,687)

Cash flows from financing activities:
Decrease in deposits	(351,530)	(139,489)
Increase in securities sold under agreements to repurchase	39,577	737,789
Proceeds from advances from FHLB	215,000	1,030,000
Repayment of advances from FHLB	(238,000)	(445,000)
Proceeds from other short-term borrowings	1,091,000	—
Repayment of other short-term borrowings	(711,600)	—
Repayment of secured borrowings	(5,845)	(13,775)
Repayment of notes payable	(1,321)	(1,223)
Dividends paid	(8,325)	(8,325)

Net cash provided by financing activities	28,956	1,159,977

Net increase (decrease) in cash and cash equivalents	$85,487	$(216,035)
Cash and cash equivalents at beginning of period	187,517	789,169

Cash and cash equivalents at the end of period	$273,004	$573,134

Cash and cash equivalents includes:
Cash and due from banks	$212,634	$84,016
Money market investments	60,370	489,118

	$273,004	$573,134

Supplemental schedule of non-cash activities:
Loan securitizations	$95,231	$49,325

Reclassification of securities from the held for trading portfolio to the available for sale portfolio	$—	$68,520

Reclassification from the held for sale portfolio to the loans receivable portfolio	$—	$48,185

Loans foreclosed	$17,580	$6,108

Capitalization of servicing assets	$1,383	$929

Supplemental information for cash flows:
Cash used to pay interest	$89,456	$93,763

Cash used to pay income taxes	$962	$6,939

The accompanying notes are an integral part of these financial statements.

DORAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Nature of Operations and Basis of Presentation
The Consolidated Financial Statements (unaudited) include the accounts of Doral Financial Corporation, Doral Mortgage LLC (“Doral Mortgage”), Doral Securities, Inc. (“Doral Securities”), Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Money, Inc. (“Doral Money”), Doral International, Inc. (“Doral International”), Doral Properties, Inc. (“Doral Properties”), Doral Insurance Agency, Inc. (“Doral Agency”) and CB, LLC, combined (“Doral Financial” or “the Company”). On July 1, 2008, Doral International, Inc., an international banking entity (“IBE”), subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the International Banking Center Regulatory Act (the “IBC Act”), was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization. On December 16, 2008, Doral Investment International LLC was organized to become a new subsidiary of Doral Bank PR that will be licensed to operate as an international banking entity under the IBC Act. References herein to “Doral Financial” or “the Company” shall be deemed to refer to the Company and its consolidated subsidiaries, unless otherwise provided.
The Consolidated Financial Statements (unaudited) have been prepared in conformity with the accounting policies stated in the Company’s Annual Audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Certain information and note disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) has been condensed or omitted from these statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, accordingly, these financial statements should be read in conjunction with the audited Consolidated Financial Statements of the Company for the year ended December 31, 2008, included in the Company’s 2008 Annual Report on Form 10-K. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the statements of financial condition, statements of loss, changes in stockholders’ equity, comprehensive loss and cash flows for the interim periods have been reflected. All significant intercompany accounts and transactions have been eliminated in consolidation.
The results of operations for the quarter ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.
2. Recent Accounting Pronouncements
Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. In April 2009, the Financial Accounting Standard Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions Than Are Not Orderly” (“FSP FAS 157-4”). This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements", when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate when a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If a reporting entity elects to adopt early either FSP FAS 115-2 and FAS 124-2 or FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments", the reporting entity also is required to adopt early this FSP. Additionally, if the reporting entity elects to adopt early this FSP, FSP FAS 115-2 and FAS 124-2 also must be adopted early. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management will adopt the accounting and disclosure requirements for the second quarter of 2009, and is currently evaluating the effect of adopting the guidance.

Recognition and Presentation of Other-Than-Temporary Impairments. In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2”). This FSP amends the other-than-temporary impairment guidance for debt securities (FAS 115 and EITF 99-20) to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, the entity is also required to early adopt this FSP. Additionally, if an entity elects to early adopt this FSP, it is required to adopt early FSP FAS 157-4. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company will adopt the standard for the second quarter of 2009.
Interim Disclosures about Fair Value of Financial Instruments. In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require the disclosures in summarized financial information at interim reporting periods. Under this FSP, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity shall disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by Statement 107. This FSP shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management is evaluating the enhanced disclosure requirements for the second quarter of 2009.

3. Cash and due from banks
At March 31, 2009 and December 31, 2008, the Company’s cash amounted to $212.6 million and $184.3 million, respectively.
In October 2008, the Federal Reserve Bank announced that it would pay interest on required reserve balances and excess balances beginning with the reserve balance maintenance period that started on October 9, 2008. As of March 31, 2009 and December 31, 2008, the Company maintained as interest-bearing $113.1 million and $120.9 million with the Federal Reserve, respectively. Also, the Company maintained at March 31, 2009 and December 31, 2008, $45.1 million and $14.9 million, respectively, as interest-bearing with the Federal Home Loan Bank.
The Company’s bank subsidiaries are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or other banks. Those required average reserve balances amounted to $134.2 million and $132.6 million as of March 31, 2009 and December 31, 2008, respectively.
4. Money Market Investments
At March 31, 2009, money market investments included $56.0 million in interest bearing accounts pledged as collateral for securities sold under agreement to repurchase. At December 31, 2008, no money market investment was pledged as collateral for securities sold under agreement to repurchase.
5. Securities Held for Trading
The fair values of the Company’s securities held for trading are shown below by category.
The following table summarizes Doral Financial’s holdings of securities held for trading as of March 31, 2009 and December 31, 2008.

SECURITIES HELD FOR TRADING	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Mortgage-Backed Securities	$798	$731
Variable Rate Interest-Only Strips	49,225	51,709
Fixed Rate Interest-Only Strips	519	470
U.S. Treasury Notes	176,258	198,680
Derivatives(1)	174	287

Total	$226,974	$251,877

(1) Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives include interest rate caps and forward contracts. Doral Financial’s general policy is to account for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. The fair value of derivatives is generally reported net by counterparty. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading and derivatives in a net liability position as liabilities. The gross notional amount of derivatives recorded as held for trading totaled $301.0 million as of March 31, 2009 and $305.0 million as of December 31, 2008. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk.
The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. As of March 31, 2009 and December 31, 2008 weighted-average yield was 4.94% and 5.87%, respectively.
6. Securities Available for Sale
The following tables summarize the amortized cost, gross unrealized gains and losses, approximate market value, weighted-average yield and contractual maturities of securities available for sale as of March 31, 2009 and December 31, 2008.
The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. Expected maturities of mortgage-backed securities and certain debt securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

SECURITIES AVAILABLE FOR SALE
AS OF MARCH 31, 2009

					WEIGHTED-
	AMORTIZED	UNREALIZED	UNREALIZED	MARKET	AVERAGE
(Dollars in thousands)	COST	GAINS	LOSSES	VALUE	YIELD
Mortgage-Backed Securities
GNMA
Due within one year	$42	$2	$—	$44	6.11%
Due from one to five years	789	9	12	786	4.68%
Due from five to ten years	592	13	—	605	6.24%
Due over ten years	61,531	616	33	62,114	5.39%

FHLMC and FNMA
Due from five to ten years	72,095	2,406	—	74,501	4.62%
Due over ten years	914,520	25,050	17	939,553	5.25%

CMO Government Sponsored Agencies
Due from five to ten years	2,369	—	196	2,173	7.80%
Due over ten years	1,639,838	10,075	8,801	1,641,112	2.40%

Non-Agency CMOs
Due over ten years	484,072	—	175,563	308,509	4.11%

Debt Securities
FHLB Notes
Due within one year	2,059	64	—	2,123	4.16%

FNMA Notes
Due within one year	43,729	—	37	43,692	0.71%
Due from one to five years	133,169	932	—	134,101	2.42%
Due from five to ten years	10,000	21	—	10,021	5.38%
Due over ten years	49,990	106	—	50,096	6.00%

P.R. Housing Bank
Due from five to ten years	3,595	38	—	3,633	4.92%
Due over ten years	3,690	—	20	3,670	5.47%

Other
Due within one year	11,123	97	—	11,220	4.64%
Due from one to five years	58,203	1,420	—	59,623	5.20%
Due over ten years	8,000	44	1,440	6,604	5.61%

	$3,499,406	$40,893	$186,119	$3,354,180	3.59%

SECURITIES AVAILABLE FOR SALE
AS OF DECEMBER 31, 2008

					WEIGHTED-
	AMORTIZED	UNREALIZED	UNREALIZED	MARKET	AVERAGE
(Dollars in thousands)	COST	GAINS	LOSSES	VALUE	YIELD
Mortgage-Backed Securities
GNMA
Due within one year	$50	$1	$—	$51	5.89%
Due from one to five years	875	8	16	867	4.42%
Due from five to ten years	626	12	—	638	5.83%
Due over ten years	63,957	390	354	63,993	5.38%

FHLMC and FNMA
Due from five to ten years	52,381	1,209	—	53,590	4.61%
Due over ten years	975,092	15,844	2,296	988,640	5.25%

CMO Government Sponsored Agencies
Due from five to ten years	2,223	—	—	2,223	7.80%
Due over ten years	1,588,047	2,367	7,900	1,582,514	3.61%

Non-Agency CMOs
Due over ten years	491,877	47	139,845	352,079	6.17%

Debt Securities
FHLB Notes
Due from one to five years	2,060	82	—	2,142	4.16%
Due from five to ten years	63,470	720	—	64,190	5.00%
Due over ten years	80,000	72	—	80,072	5.21%

FNMA Notes
Due within one year	43,518	45	—	43,563	3.19%
Due from one to five years	3,177	113	—	3,290	3.37%
Due over ten years	49,990	91	—	50,081	6.00%

FHLMC Notes
Due over ten years	50,000	—	395	49,605	5.50%

P.R. Housing Bank
Due from five to ten years	3,595	30	9	3,616	4.92%
Due over ten years	3,690	26	—	3,716	5.47%

Other
Due within one year	11,141	174	—	11,315	4.64%
Due from one to five years	64,241	1,727	—	65,968	5.23%
Due over ten years	8,000	48	1,050	6,998	5.61%

	$3,558,010	$23,006	$151,865	$3,429,151	4.62%

The Company had counterparty exposure to Lehman Brothers, Inc. (“LBI”) in connection with certain repurchase agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The filing of the SIPC liquidation proceeding was an event of default under the repurchase agreements resulting in their termination as of September 19, 2008. This termination resulted in a reduction of $549.3 million in positions held as available for sale securities as of December 31, 2008.

7. Investments in an Unrealized Loss Position
The following tables show Doral Financial’s gross unrealized losses and fair value for available for sale investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2009 and December 31, 2008.
SECURITIES AVAILABLE FOR SALE

	As of March 31, 2009
	Less than 12 months			12 months or more			Total
	Number of		Unrealized	Number of		Unrealized	Number of		Unrealized
(Dollars in thousands)	Positions	Fair Value	Losses	Positions	Fair Value	Losses	Positions	Fair Value	Losses
Mortgage-Backed Securities
GNMA	32	$6,533	$43	1	$327	$2	33	$6,860	$45
FNMA	4	8,463	17	—	—	—	4	8,463	17
CMO Government Sponsored Agencies	16	717,853	8,997	—	—	—	16	717,853	8,997
Non-Agency CMOs	2	2,253	372	11	306,256	175,191	13	308,509	175,563
Debt Securities
FNMA Notes	1	43,692	37	—	—	—	1	43,692	37
P.R. Housing Bank	2	3,670	20	—	—	—	2	3,670	20
Other	—	—	—	1	1,560	1,440	1	1,560	1,440

	57	$782,464	$9,486	13	$308,143	$176,633	70	$1,090,607	$186,119

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2008
	Less than 12 months			12 months or more			Total
	Number of		Unrealized	Number of		Unrealized	Number of		Unrealized
(Dollars in thousands)	Positions	Fair Value	Losses	Positions	Fair Value	Losses	Positions	Fair Value	Losses
Mortgage-Backed Securities
GNMA	109	$33,200	$370	—	$—	$—	109	$33,200	$370
FNMA/FHLMC	21	387,587	2,296	—	—	—	21	387,587	2,296
CMO Government Sponsored Agencies	18	1,080,204	7,900	—	—	—	18	1,080,204	7,900
Non-Agency CMOs	2	7,154	3,357	9	342,311	136,488	11	349,465	139,845
Debt Securities
FHLMC Notes	1	49,605	395	—	—	—	1	49,605	395
P.R. Housing Bank	1	2,086	9	—	—	—	1	2,086	9
Other	—	—	—	1	1,950	1,050	1	1,950	1,050

	152	$1,559,836	$14,327	10	$344,261	$137,538	162	$1,904,097	$151,865

The securities held by the Company are principally mortgage-backed securities or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio is mostly composed of debt securities with AAA rating, except for certain Non-Agency CMOs as described below.
As of March 31, 2009, the U.S. Non-Agency CMO’s that were purchased during the fourth quarter of 2007 as part of the Company’s asset purchase program continued to show significant unrealized losses. Price movement on these securities continues to be affected by U.S. financial market conditions, specifically the non-agency mortgage market as well as by the deterioration of credit performance for underlying mortgage loans, which has resulted in recent downgrades to their ratings. Prices of many of the Company’s non-agency mortgage-backed securities dropped dramatically during 2008 as delinquencies and foreclosures affecting the underlying loans to these securities continued to worsen and as credit markets became highly illiquid beginning in late February and March 2008. During the first quarter of 2009, prices for these securities continue to be under pressure as credit performance for mortgage markets continues to worsen and thus continues to heighten expectations in regards to default rates and loss severities of the securities underlying the collateral. During the first quarter of 2009, certain of the Company’s U.S. Non-Agency CMOs were downgraded to non-investment grade by Moody’s. Nevertheless, the Company has the ability and intent to hold such securities until maturity or until the unrealized losses are recovered.

The underlying collateral for these securities can be split up into two categories: Hybrid ARM’s amounting to $114.8 million and Pay Option ARM’s amounting to $185.1 million. Hybrid ARM collateral has been less impacted by the market turmoil principally due to the fact the underlying characteristics of the collateral provide for more stable cash flows and the delinquencies of the underlying deals has been less than that of the Pay Option ARM backed deals. The bonds are first or second tier super senior or senior mezzanine tranches. These bonds have an average subordination of 26% and a range of subordination from 9% to 47%, beneath them.
Management evaluates other-than-temporary impairment by analyzing several factors, such as different frequency and severity of loss assumptions and understands credit enhancement continues to provide sufficient coverage in regards to these loss assumptions. Management has also compared the subordination on these bonds to Standard & Poor’s current loss estimates and loss estimates are below the current subordination level. As a result of the characteristics of the Option ARMs and Hybrid ARMs, the level of subordination, and the evaluation of possible cash flow scenarios, management concluded the securities are not other-than-temporarily impaired as of March 31, 2009. Management intends and has the ability to hold the securities until value is recovered or principal is collected. It is possible, however, that credit performance of underlying mortgages further deteriorates and in such events, future loss assumptions could change and cause future other-than-temporary impairment charges.
Non-Agency CMO’s also include P.R. Non-Agency CMO’s amounting to $8.6 million that are comprised of subordinate tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value, anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of Emerging Issue Task Force (“EITF”) Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets” (“EITF 99-20”). During the first quarter of 2008, the Company transferred these securities from the trading portfolio to the available for sale portfolio at a price of 41% of par value. Recent price performance of these bonds has generated unrealized losses, driven primarily by liquidity events in the U.S. mortgage market. The delinquency trend of the underlying collateral has deteriorated from original expectations, although performance has been considerably better than that of similar U.S. mortgage backed assets. Furthermore, home prices in Puerto Rico have not experienced the significant deterioration in value as those in the U.S. mainland. During the third quarter of 2008, as part of its impairment testing under EITF 99-20, the Company recognized an other-than-temporary impairment of approximately $0.9 million on one security from this portfolio due to the probability of higher principal and interest losses. Expected losses have not increased for these securities, and management believes they are not other-than-temporarily impaired. In January 2009, the FASB issued an amendment to EITF 99-20 aligning the impairment model of Issue No 99-20 to be more consistent with that of FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, by eliminating the requirement to consider market participants’ views of cash flows of a security in determining whether or not an other-than-temporary impairment had occurred. This change was effective for interim and annual reporting periods ending after December 15, 2008. At December 31, 2008, the Company revised its procedures to account for this change and determined that no additional impairments were required under EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“EITF 99-20-1”). However, it is possible that future loss assumptions could change and cause future other-than-temporary impairment charges.
8. Pledged Assets
At March 31, 2009 and December 31, 2008, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available.

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Securities available for sale	$2,986,472	$2,648,132
Securities held for trading	135,970	198,680
Loans held for sale	160,727	165,929
Loans receivable(1)	199,339	199,603

Total pledged assets	$3,482,508	$3,212,344

(1)	Excludes $2.0 million and $1.9 million at March 31, 2009 and December 31, 2008, respectively, of loan collateral required by the Federal Home Loan Bank of New York.

9. Loans Held for Sale
The following table sets forth certain information regarding Doral Financial’s loans held for sale as of the dates indicated:

LOANS HELD FOR SALE
(In thousands)	MARCH 31, 2009	DECEMBER 31, 2008
Conventional single family residential loans	$153,910	$154,081
FHA/VA loans	198,838	194,241
Commercial loans to financial institutions	18,599	19,527
Construction and commercial real estate loans	17,751	18,761

Total loans held for sale (1)	$389,098	$386,610

(1)	At March 31, 2009 and December 31, 2008, the loans held for sale portfolio includes $1.1 million and $1.1 million, respectively, related to interest-only loans.
At March 31, 2009 and December 31, 2008, loans held for sale amounting to $160.7 million and $165.9 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.
At March 31, 2009 and December 31, 2008, the loans held for sale portfolio includes $173.9 million and $165.6 million, respectively, related to defaulted loans backing GNMA securities for which the Company has an unconditional option (but not an obligation) to repurchase the defaulted loans. Payment on these loans is guaranteed by FHA.
As of both March 31, 2009 and December 31, 2008, the Company had a net deferred origination fee on loans held for sale amounting to approximately $0.6 million.

10. Loans Receivable
The following table sets forth certain information regarding Doral Financial’s loans receivable as of the dates indicated:
LOANS RECEIVABLE, NET

	MARCH 31, 2009		DECEMBER 31, 2008
(Dollars in thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT
Construction loans(1)	$462,174	9%	$506,031	9%
Residential mortgage loans	3,688,585	70%	3,650,222	69%
Commercial — secured by real estate	791,149	15%	757,112	14%
Consumer — other:
Personal loans	35,746	1%	37,844	1%
Auto loans	49	0%	122	0%
Credit cards	25,396	1%	26,034	1%
Overdrawn checking accounts	1,435	0%	668	0%
Revolving lines of credit	24,809	0%	25,520	1%
Lease financing receivables	20,738	0%	23,158	0%
Commercial non-real estate	132,447	2%	136,210	3%
Loans on savings deposits	4,436	0%	5,240	0%
Land secured	113,057	2%	118,870	2%

Loans receivable, gross(2)	5,300,021	100%	5,287,031	100%

Less:
Discount on loans transferred(3)	(14,206)		(15,735)
Unearned interest	(1,853)		(2,197)
Deferred loan fees/costs, net	(18,510)		(17,386)
Allowance for loan and lease losses	(143,900)		(132,020)

	(178,469)		(167,338)

Loans receivable, net	$5,121,552		$5,119,693

(1)	Includes $332.2 million and $422.6 million of construction loans for residential housing projects as of March 31, 2009 and December 31, 2008, respectively. Also includes $130.0 million and $83.4 million of construction loans for commercial, condominiums and multifamily projects as of March 31, 2009 and December 31, 2008, respectively.

(2)	Includes $354.5 million and $349.5 million of interest-only loans, as of March 31, 2009 and December 31, 2008, respectively.

(3)	Related to $1.4 billion of loans transferred during 2007, from the loans held for sale portfolio to the loans receivable portfolio. As of March 31, 2009 and December 31, 2008, the outstanding balance of these loans transferred was $1.2 billion for both periods.
At March 31, 2009 and December 31, 2008, loans receivable amounting to $199.3 million and $199.6 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.
As of March 31, 2009 and December 31, 2008, the Company had a net deferred origination fee on loans receivable amounting to approximately $18.5 million and $17.4 million, respectively.
The Company evaluates impaired loans and the related valuation allowance based on SFAS No. 114, "Accounting by Creditors for Impairment of a Loan” (“SFAS 114”). Commercial and construction loans over $2.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the creditor is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals. In assessing the reserves under the discounted cash flows, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loan, is considered in developing those estimates. The likelihood of the possible outcomes is considered in determining the best estimate of expected future cash flows.
The following table summarizes the Company’s impaired loans and the related allowance:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Impaired loans with allowance	$233,500	$207,949
Impaired loans without allowance	155,381	120,378

Total impaired loans	$388,881	$328,327

Related allowance	$50,645	$45,099
Average impaired loans	$358,604	$317,844
As of March 31, 2009 and December 31, 2008, the Company had loans receivable and loans held for sale, including impaired loans, on which the accrual of interest income had been discontinued, amounting to approximately $819.7 million and $721.7 million, respectively. For the quarter ended March 31, 2009, the Company would have recognized $8.6 million in additional interest income had all delinquent loans been accounted for on an accrual basis.
The Company engages in the restructuring of the debt of borrowers who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by SFAS No. 15, “Accounting by Debtors and Creditors of Troubled Debt Restructurings.” Such restructures are identified as TDRs and accounted for based on the provision SFAS 114. As of March 31, 2009, the Company had restructured $63.2 million, $47.9 million and $222.7 million of construction, commercial and residential mortgage loans within its portfolio, respectively, that fit the definition of TDR’s.
Doral Financial records an allowance for small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $2.0 million) on a group basis under the provisions of SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as charge-off and delinquency trends and economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.
The following table summarizes certain information regarding Doral Financial’s allowance for loan and lease losses for both Doral Financial’s banking and mortgage banking businesses for the periods indicated.

	QUARTER ENDED
ALLOWANCE FOR LOAN AND LEASE LOSSES	MARCH 31,
(Dollars in thousands)	2009	2008
Balance at beginning of period	$132,020	$124,733
Provision for loan and lease losses	23,625	4,786
Losses charged to the allowance	(11,970)	(9,053)
Recoveries	225	716

Balance at end of period	$143,900	$121,182

11. Related Party Transactions
The following table summarizes certain information regarding Doral Financial’s loans outstanding to officers, directors and 5% or more stockholders for the periods indicated.

(In thousands)	MARCH 31, 2009	DECEMBER 31, 2008
Balance at beginning of period	$2,579	$5,090
New loans	3,174	58
Repayments	(2,043)	(101)
Loans sold	—	(511)
Loans of former officers	—	(1,957)

Balance at end of period (1)	$3,710	$2,579

(1)	At March 31, 2009 and December 31, 2008, none of the loans outstanding to officers, directors and 5% or more stockholders were delinquent.
At March 31, 2009 and December 31, 2008, the amount of loans outstanding to officers, directors and 5% or more stockholders secured by mortgages on real estate amounted to $3.6 million and $2.4 million, respectively.
Since 2000, Doral Financial has conducted business with an entity that provides property inspection services and is co-owned by the spouse of an Executive VP of the Company. The amount paid by the Company to this entity for the quarters ended March 31, 2009 and 2008, amounted to $0.3 million and $0.4 million, respectively.
For the quarters ended March 31, 2009 and 2008, the Company assumed $0.2 million and $0.3 million, respectively, of the professional services expense related to Doral Holdings.
12. Accounts Receivable
The Company’s accounts receivable amounted to $47.4 million and $45.4 million as of March 31, 2009 and December 31, 2008, respectively. Total accounts receivable for both periods include $21.7 million related to the recognition of a receivable related to the Lehman Brothers Transaction.
Lehman Brothers Transaction
Doral Financial Corporation and Doral Bank PR (combined “Doral”), had counterparty exposure to LBI in connection with repurchase financing agreements and forward TBA (“To-Be Announced”) agreements. LBI was placed in a SIPC liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The filing of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.
The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million. The termination of the agreements caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. Doral filed a claim with the SIPC trustee for LBI that it is owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and damages. Doral has fully reserved ancillary expenses and interest. In December 2008, the SIPC trustee announced that final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. They also announced that they expect to have enough assets to cover customer claims but stated that they could not determine at this point what amount would be available to pay general creditors. Based on this information, Doral determined that the process will likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by SFAS No. 5 and related pronouncements. As a result, Doral accrued a loss of $21.6 million against the $43.3 million owed by LBI as of December 31, 2008 and recorded a net receivable of $21.7 million. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available. As additional information on the SIPC proceeding becomes available, Doral may need to accrue further losses or reverse losses already accrued.
The actual loss that may ultimately be incurred by Doral with respect to its pending LBI claim may have a significant adverse impact on the Company’s results of operations.
13. Servicing Activities
The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained interest-only strips. The Company’s interests that continue to be held (“retained interests”) are subject to prepayment and interest rate risks.
Effective January 1, 2007, under SFAS No. 156, “Accounting for Servicing of Financial Assets”, Doral Financial elected to apply fair value accounting to its mortgage servicing rights (“MSRs”). The Company engages third party specialists to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the MSRs is determined based on a combination of market information on trading activity (MSRs trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s MSRs incorporate two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior, for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties.
The changes in servicing assets measured using the fair value method for the quarters ended March 31, 2009 and 2008 are shown below:

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Balance at beginning of period	$114,396	$150,238
Capitalization of servicing assets	1,383	929
Change in fair value	(11,353)	(11,597)

Balance at end of period(1)	$104,426	$139,570

(1)	Outstanding balance of loans serviced for third parties amounted to $9.3 billion and $9.9 billion as of March 31, 2009 and 2008, respectively.
Based on recent prepayment experience, the expected weighted-average remaining life of the Company’s servicing assets at March 31, 2009 and March 31, 2008 was 4.5 years and 6.5 years, respectively. Any projection of the expected weighted-average remaining life of servicing assets is limited by conditions that existed at the time the calculations were performed.
The following table shows the changes in the Company’s interest-only strips, included in securities held for trading on the balance sheet, for each of the periods shown:

	QUARTER ENDED
INTEREST-ONLY STRIPS ACTIVITY	MARCH 31,
(In thousands)	2009	2008
Balance at beginning of period	$52,179	$51,928
Amortization	(1,873)	(1,067)
(Loss) gain on the IO value	(562)	677

Balance at end of period	$49,744	$51,538

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward London Interbank Offered Rate (“LIBOR”) rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayment expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and the FNMA’s U.S. mainland mortgage pool prepayment experiences.
The difference in trends in prepayment speeds between the MSR and IO portfolios reflects the different “burn-out” (or aging) of the portfolios. Whereas the company continues to generate new MSRs, which impact the average life of the portfolio, it has not created IOs since 2005. Over time, the difference in “burn-out” between the portfolios leads to differences in the corresponding prepayment speeds.
This methodology resulted in a constant prepayment rate (“CPR”) of 12.2% and 10.3% for the quarter ended March 31, 2009 and 2008, respectively. The change in the CPR between 2009 and 2008 was due mostly to a generalized decrease in market interest rates. However, Puerto Rico prepayment speeds continue to be slower than U.S. especially considering the persistence of recessionary conditions.
Historically, the IO internal valuation model utilizes a Z-spread approach to determine discount rates. The Z-spread is the market-recognized spread over the LIBOR/Swap curve that takes into consideration incremental yield requirements based on the risk characteristics of a particular instrument. The Z-spread incorporates a premium for prepayment optionality and liquidity risk over the period-end swap curve. The Company obtains FNMA and FHLMC Trust IO Z-spread from major investment banking firms and combines along with base LIBOR/Swap curve and liquidity premiums to generate discount rate assumptions for IOs. The market for Agency Trust IOs showed mixed trends during 2008, with Trust IOs with moderate collateral over performing seasoned collateral, for-like coupon levels. The net effect of Z-spread trends in 2008 was to push discount rates upward, given the seasoning mix of the Company’s IO portfolio, which is predominantly composed by seasoned collateral.
During 2008 and the first quarter of 2009, the Company benchmarked its internal assumptions for setting its liquidity/credit risk premium to a third party valuation provider. The Company compares the resulting discount rate from its model (blend of LIBOR-Swaps curve and Agency Trust IO Z-spreads) to discount rate levels used by the third party valuation provider in performing valuation of excess servicing portfolios. This methodology resulted in a discount rate for the quarters ended March 31, 2009 and 2008 of 13.0% and 14.4%, respectively.
For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with EITF 99-20. Doral Financial recognizes as interest income the excess of the cash collected from the borrowers over the yield payable to investors, less a servicing fee (“retained spread”), up to an amount equal to the yield on the IOs that equals the discount rate used in the internal valuation model. Doral Financial accounts for any excess retained spread as amortization to the gross IO capitalized at inception. The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis.

The weighted-averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at March 31, 2009, were as follows:

	Servicing	Interest-
(Dollars in thousands)	Assets	Only Strips
Carrying amount of retained interest	$104,426	$49,744
Weighted-average expected life (in years)	4.5	4.8

Constant prepayment rate (weighted-average annual rate)	13.9%	12.2%
Decrease in fair value due to 10% adverse change	(5,755)	(1,813)
Decrease in fair value due to 20% adverse change	(11,069)	(3,513)

Residual cash flow discount rate (weighted-average annual rate)	11.4%	13.0%
Decrease in fair value due to 10% adverse change	(3,690)	(1,681)
Decrease in fair value due to 20% adverse change	(7,129)	(3,239)
These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.
The following table summarizes the estimated change in the fair value of the Company’s IOs, the constant prepayment rate and the weighted-average expected life under the Company’s valuation model, given several hypothetical (instantaneous and parallel) increases or decreases in interest rates. As of March 31, 2009, all of the mortgage loan sales contracts underlying the Company’s floating rate IOs were subject to interest rate caps, which prevent a negative fair value for the floating rate IOs.

(Dollars in thousands)
Change in Interest	Constant Prepayment	Weighted-Average Expected Life	Change in Fair	Percentage of
Rates (Basis Points)	Rate	(Years)	Value of IOs	Change
+200	7.2%	6.5	$(3,398)	(6.8)%
+100	9.3%	5.7	(1,595)	(3.2)%
+50	10.8%	5.2	(1,095)	(2.2)%
Base	12.2%	4.8	—	0%
-50	14.0%	4.4	582	1.2%
-100	14.9%	4.2	2,344	4.7%
-200	15.8%	4.0	6,628	13.3%
14. Servicing Related Matters
At March 31, 2009, escrow funds and custodial accounts included approximately $86.3 million deposited with Doral Bank PR. These funds are included in the Company’s consolidated financial statements. Escrow funds and custodial accounts also included approximately $25.7 million deposited with other banks, which were excluded from the Company’s assets and liabilities. The Company had fidelity bond and errors and omissions coverage of $30.0 million and $17.0 million, respectively, as of March 31, 2009.
15. Other Real Estate Owned
The Company acquires real estate through foreclosure proceedings. Legal fees and other direct costs incurred in a foreclosure are expensed as incurred. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value arising from periodic appraisals of the properties are charged to expense in the period incurred. Gains and losses not previously recognized that result from disposition of real estate held for sale are recorded in non-interest expense within the other expenses caption in the accompanying Consolidated Statements of (Loss) Income. Real estate held for sale totaled to $70.2 million and $61.3 million as of March 31, 2009 and December 31, 2008, respectively.
16. Deposits
The following table summarizes deposit balances:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Certificates of deposit	$2,712,712	$3,194,379
Regular savings	368,251	338,784
NOW accounts and other transaction accounts	359,003	356,988
Money markets accounts	366,245	276,638

Total interest-bearing	3,806,211	4,166,789
Non interest-bearing deposits	245,031	235,983

Total deposits	$4,051,242	$4,402,772

17. Repurchase Agreements
As part of its financing activities the Company enters into sales of securities under agreements to repurchase the same or substantially similar securities. The Company retains control over such securities according to the provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). Accordingly, the amounts received under these agreements represent borrowings, and the securities underlying the agreements remain in the Company’s asset accounts. These transactions are carried at the amounts at which transactions will be settled. The counterparties to the contracts generally have the right to repledge the securities received as collateral. Those securities are presented in the Consolidated Statements of Financial Condition as part of pledged investment securities. Securities sold under agreements to repurchase consisted of the following:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Non-callable repurchase agreements with a maturities less than or equal to 90 days, at various fixed rates averaging 0.42% and 0.78% at March 31, 2009 and December 31, 2008, respectively	$176,762	$281,447

Non-callable repurchase agreements with maturities ranging from October 2009 to October 2013 (2008 - October 2009 to October 2013), at various fixed rates averaging 3.72% and 3.96% at March 31, 2009 and December 31, 2008, respectively	1,491,762	1,347,500

Callable repurchase agreements with maturities ranging from September 2009 to February 2014, at various fixed rates averaging 4.88% at both March 31, 2009 and December 31, 2008	278,500	278,500

	$1,947,024	$1,907,447

18. Advances from FHLB
Advances from FHLB consisted of the following:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Non-callable advances with maturities ranging from April 2009 to May 2013 (2008 - February 2009 to May 2013), at various fixed rates averaging 3.64% and 3.77% at March 31, 2009 and December 31, 2008, respectively	$951,400	$974,400

Non-callable advances due on July 6, 2010, tied to 3-month LIBOR adjustable quarterly, at a rate of 1.39% and 4.17% at March 31, 2009 and December 31, 2008, respectively	200,000	200,000

Non-callable advances with maturities ranging from September 2009 to November 2012, tied to 1-month LIBOR adjustable monthly, at a rate of 0.54% and 0.49% at March 31, 2009 and December 31, 2008, respectively	145,000	145,000

Callable advances with maturities ranging from July 2009 to March 2012, at various fixed rates averaging 5.40% at both March 31, 2009 and December 31, 2008, callable at various dates beginning on April 2009 (2008 - January 2009)	304,000	304,000

	$1,600,400	$1,623,400

At March 31, 2009, the Company had pledged qualified collateral in the form of mortgage and investment securities with a market value of $2.0 billion to secure the above advances from FHLB, which generally the counterparty is not permitted to sell or repledge.
19. Other short-term borrowings
Other short-term borrowings consisted of the following:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Borrowings with the Federal Home Loan Bank, collateralized by securities at a fixed rate of 0.25% and 0.46%, maturing in May 2009 (2008 - January 2009), at March 31, 2009 and December 31, 2008, respectively	$300,000	$55,000
Borrowings with the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.25%, with maturities ranging from April 2009 to June 2009	431,000	—
Borrowings with the Federal Reserve Bank, collateralized by securities at a fixed rate of 1.39%, maturing in January 2009	—	10,000
Borrowings with the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.60%, maturing in January 2009	—	138,600
Borrowings with the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.42%, maturing in February 2009	—	148,000

	$731,000	$351,600

Maximum borrowings outstanding at any month end during the first quarter of 2009 were $746.0 million. The approximate average daily outstanding balance of short-term borrowings for the first quarter of 2009 was $611.1 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 0.29% during the first quarter of 2009.

20. Loans Payable
At March 31, 2009 and December 31, 2008, loans payable consisted of financing agreements with local financial institutions secured by mortgage loans.
Outstanding loans payable consisted of the following:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, at variable interest rates tied to 3-month LIBOR averaging 2.66% and 5.00% at March 31, 2009 and December 31, 2008, respectively	$339,140	$344,257

Secured borrowings with local financial institutions, collateralized by real estate mortgage loans at fixed interest rates averaging 7.41% and 7.42% at March 31, 2009 and December 31, 2008, respectively	21,791	22,519

	$360,931	$366,776

Maximum borrowings outstanding at any month end during the first quarter of 2009 were $364.8 million. The approximate average daily outstanding balance of loans payable for the first quarter of 2009 was $364.4 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 3.68% during the first quarter of 2009.
At March 31, 2009 and December 31, 2008, the Company had $160.7 million and $165.9 million, respectively, of loans held for sale and $199.3 million and $199.6 million, respectively, of loans receivable that were pledged to secure financing agreements with local financial institutions. Such loans can be repledged by the counterparty.
21. Notes payable
Notes payable consisted of the following:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
$100 million notes, net of discount, bearing interest at 7.65%, due on March 26, 2016, paying interest monthly	$98,499	$98,459

$30 million notes, net of discount, bearing interest at 7.00%, due on April 26, 2012, paying interest monthly	29,728	29,709

$40 million notes, net of discount, bearing interest at 7.10%, due on April 26, 2017, paying interest monthly	39,388	39,374

$30 million notes, net of discount, bearing interest at 7.15%, due on April 26, 2022, paying interest monthly	29,452	29,446

Bonds payable secured by mortgage on building at fixed rates ranging from 6.40% to 6.90%, with maturities ranging from June 2009 to December 2029, paying interest monthly	40,335	40,335

Bonds payable at a fixed rate of 6.25%, with maturities ranging from December 2010 to December 2029, paying interest monthly	7,600	7,600

Note payable with a local financial institution, collateralized by IOs at a fixed rate of 7.75%, due on December 25, 2013, paying interest monthly	30,624	31,945

	$275,626	$276,868

Doral Financial is the guarantor of various unregistered serial and term bonds issued by Doral Properties, a wholly-owned subsidiary, through the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”). The bonds were issued to finance the construction and development of the Doral Financial Plaza building, the headquarters facility of Doral Financial. As of March 31, 2009, the outstanding principal balance of the bonds was $47.9 million with fixed interest rates, ranging from 6.25% to 6.90%, and maturities ranging from June 2009 to December 2029. Certain series of the bonds are secured by a mortgage on the building and underlying real property.
22. Income Taxes
Background
Income taxes include Puerto Rico income taxes as well as applicable U.S. federal and state taxes. As Puerto Rico corporations, Doral Financial and all of its Puerto Rico subsidiaries are generally required to pay federal income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. Except for the operations of Doral Bank NY and Doral Money, substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico. Doral Bank NY and Doral Money are U.S. corporations and are subject to U.S. income-tax on their income derived from all sources.
Under Puerto Rico Income Tax Law, the Company and its subsidiaries are treated as separate taxable entities and do not file consolidated tax returns.
The maximum statutory corporate income tax rate in Puerto Rico is 39.0%. On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Act”). Pursuant to the Act, Section 1020A, was introduced to the Code to impose a 5% surtax over the total tax determined for corporations, partnerships, trusts, estates, as well as individuals whose combined gross income exceeds $100,000 or married individuals filing jointly whose gross income exceeds $150,000. This surtax is effective for tax years commenced after December 31, 2008 and before January 1, 2012. This increases the Company’s income tax rate from 39.0% to 40.9% for tax years from 2009 through 2011.
Doral Financial’s interest income derived from FHA and VA mortgage loans financing the original acquisition of newly constructed housing in Puerto Rico and securities backed by such mortgage loans is exempt from Puerto Rico income taxes. Doral Financial also invests in U.S. Treasury and agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because of the portfolio interest deduction to which Doral Financial is entitled as a foreign corporation. On July 1, 2008, the Company transferred substantially all of the assets previously held at the international banking entity to Doral Bank PR to increase the level of its interest earning assets. Previously, Doral Financial used its international banking entity subsidiary to invest in various U.S. securities and U.S. mortgage-backed securities, for which interest income and gain on sale, if any, is exempt from Puerto Rico income taxation and excluded from federal income taxation on the basis of the portfolio interest deduction in the case of interest, and, in the case of capital gains, because the gains are sourced outside the United States.

Income Tax (Benefit) Expense
The components of income tax benefit for the quarters ended March 31, are summarized below:

(In thousands)	2009	2008
Current income tax expense:
Puerto Rico	$343	$347
United States	712	—

Total current income tax expense	1,055	347
Deferred income tax benefit:
Puerto Rico	(1,115)	(1,174)
United States	(48)	199

Total deferred income tax benefit	(1,163)	(975)

Total income tax benefit	$(108)	$(628)

For the quarter ended March 31, 2009, Doral Financial recognized an income tax benefit of $0.1 million compared to $0.6 million for the corresponding 2008 period. The recognition of current income tax expense for the first quarter of 2009 is related to the accrual of interest and penalties on unrecognized tax benefits in Puerto Rico, and in the United States to the operations of its taxable entities. Deferred tax benefit is related to recognition of additional deferred tax assets (“DTA”), primarily net operating losses (“NOLs”) net of amortization of existing DTAs and net of an increase in the valuation allowance.
Deferred Tax Components
The Company’s deferred tax asset consists primarily of the differential in the tax basis of IOs sold, net operating loss carry-forwards and other temporary differences arising from the daily operations of the Company. The largest component of the deferred tax asset arises from the differential in the tax basis of IOs sold.
During 2006, the Company entered into two separate agreements with the Puerto Rico Treasury Department regarding the Company’s deferred tax asset related to prior intercompany transfers of IOs (the “IO Tax Asset”). The first agreement confirmed the previously established tax basis of all the IO transfers within the Doral Financial corporate group. The second agreement clarified that for Puerto Rico income tax purposes, the IO Tax Asset is a stand-alone intangible asset subject to a straight-line amortization based on a useful life of 15 years. Furthermore, the agreement provided that the IO Tax Asset could be transferred to any entity within Doral Financial corporate group, including the Puerto Rico banking subsidiary. The realization of the deferred tax asset is dependent upon the existence of, or generation of, taxable income during the remaining 11 year period (15 year original amortization period) in which the amortization deduction of the IO Tax Asset is available.
During the first quarter of 2008, the Company entered into an agreement with the Puerto Rico Treasury Department with respect to the allocation method (and period) of expenses incurred related to a settlement agreement (“Settlement Expenses”) that resulted from litigation related to the Company’s restatement. This agreement was effective as of December 31, 2007, and permits the total expense related to the settlement of the lawsuit ($96.0 million) to be allocated to any entity within the Company over a period of three years.
The Company evaluates its deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes”, which states that deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.
In assessing the realization of deferred tax assets, the Company considers the expected reversal of its deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years, and tax planning strategies, in making this assessment. The determination of a valuation allowance on deferred tax assets requires judgment based on the weight of all available evidence and considering the relative impact of negative and positive evidence. Certain events occurred in the fourth quarter of 2008 that led management to reassess its expectations of the realization of its deferred tax assets and to conclude that an additional valuation allowance was necessary.
As of March 31, 2009, two of the Company’s Puerto Rico taxable entities had a three year cumulative loss in earnings before tax. For purposes of assessing the realization of the deferred tax assets, this cumulative taxable loss position for these two entities is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to those two entities in the future, considering the criteria of SFAS No. 109. Accordingly, as of March 31, 2009, the Company determined that it was more likely than not that $405.4 million of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount. For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At March 31, 2009, the net deferred tax asset associated with these two companies was $16.8 million, compared to $16.5 million at December 31, 2008. Approximately, $84.7 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.
The allowance also includes a valuation allowance of $4.9 million related to deferred taxes on unrealized losses on cash flow hedges.
Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale since it has the intent and ability to hold these until recovery of value and has therefore determined that a valuation allowance is not necessary at this time.
Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax asset.
Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of SFAS No. 109. To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.
FIN 48
As of March 31, 2009 and 2008, the Company had unrecognized tax benefits of $13.7 million and interest and penalties of $5.5 million and $4.1 million, respectively. The Company classifies all interest and penalties related to tax uncertainties as income tax expense. For both quarters ended March 31, 2009 and 2008, the Company recognized approximately $0.3 million in interest and penalties.
The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of March 31, 2009, the following years remain subject to examination: U.S. Federal jurisdictions — 2003 through 2007 and Puerto Rico — 2004 through 2007.
It is reasonably possible that within the next twelve months the Company will resolve all matters presently contemplated as unrecognized tax benefits due primarily to the expiration of the statute of limitations. The resolution of these matters would likely result in a reduction of the provision for income taxes and the effective tax rate in the period of resolution of substantially all the unrecognized tax benefits.
23. Guarantees
In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees.” This interpretation requires a guarantor of certain types of guarantees to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. As of March 31, 2009, the Company had outstanding $0.3 million in commercial and financial standby letters of credit. The fair value on these commitments is not significant.
In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the quarters ended March 31, 2009 and 2008, repurchases amounted to $2.0 million and $1.3 million, respectively.

In the past, in relation to its asset securitizations and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statement of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal or interest whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans. As of March 31, 2009 and December 31, 2008, the outstanding principal balance of such delinquent loans was $169.0 million and $177.0 million, respectively. The Company discontinued the practice of selling loans under these arrangements in 2005.
In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90 - 120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (1) the lapse of time (normally from four to seven years), (2) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property, or (3) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of March 31, 2009, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $1.1 billion. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $1.0 billion. Doral Financial’s contingent obligation with respect to its recourse provision is not reflected on the Company’s Consolidated Financial Statements, except for a liability of estimated losses from such recourse agreements. The Company discontinued the practice of selling loans with recourse obligations in 2005.
The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.
Doral Financial reserves for its exposure to recourse and the other credit-enhanced transactions explained above amounted $17.9 million and $18.5 million as of March 31, 2009 and December 31, 2008, respectively.
24. Financial Instruments with Off-Balance Sheet Risk
The following tables summarize Doral Financial’s commitments to extend credit, commercial and performance standby letters of credit and commitments to sell loans.

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Commitments to extend credit	$119,647	$125,762
Commitments to sell loans	227,807	137,797
Commercial, financial and performance standby letters of credit	325	325

Total	$347,779	$263,884

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.
The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under SFAS 133, “Accounting for derivatives instruments and hedging activities” during the period between trade and settlement date.
A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount in letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.
The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.
25. Commitments and Contingencies
Total minimum rental commitments for leases in effect at March 31, 2009, were as follow:

(In thousands)
2010	$5,681
2011	5,079
2012	4,495
2013	3,223
2014	3,165
2015 and thereafter	20,712

$42,355

Total rent expense for both quarters ended March 31, 2009 and 2008, amounted to approximately $2.0 million.
Doral Financial and its subsidiaries are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business, including employment related matters. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of Doral Financial.
Since 2005, Doral Financial became a party to various legal proceedings, including regulatory and judicial investigations and civil litigation, arising as a result of the Company’s restatement.
Legal Matters
On August 24, 2005, the U.S. Attorney’s Office for the Southern District of New York served Doral Financial with a grand jury subpoena seeking the production of certain documents relating to issues arising from the restatement, including financial statements and corporate, auditing and accounting records prepared during the period from January 1, 2000 to the date of the subpoena. Doral Financial is cooperating with the U.S. Attorney’s Office in this matter, including by producing documents and other information in response to the subpoena. Doral Financial cannot predict the outcome of this matter and is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to Doral Financial of this matter.
Banking Regulatory Matters
On March 16, 2006, Doral Financial entered into a consent cease and desist order with the Federal Reserve. The mutually agreed upon order required Doral Financial to conduct reviews of its mortgage portfolio, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent order contains restrictions on Doral Financial from obtaining extensions of credit from, or entering into certain asset purchase and sale transactions with its banking subsidiaries, without the prior approval of the Federal Reserve. The consent order restricts Doral Financial from receiving dividends from the banking subsidiaries without the approval of the respective primary banking regulatory agency. Doral Financial is also required to request permission from the Federal Reserve for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date and requires Doral Financial and Doral Bank PR to submit plans regarding the maintenance of minimum levels of capital and liquidity. Doral Financial has complied with these requirements and no fines or civil money penalties were assessed against the Company under the order.
As a result of an examination conducted during the third quarter of 2008, the Federal Deposit Insurance Corporation (“FDIC”) has notified Doral Bank PR that it was likely that civil monetary penalties of approximately $38,000 would be assessed related to deficiencies in compliance with the National Flood Insurance Act as a result of flood insurance coverage, failure to maintain continuous flood insurance protection and failure to ensure that borrowers obtain flood insurance in a timely manner. The aforementioned amount in civil monetary penalties is estimated and subject to a final determination from the FDIC.
On February 19, 2008, Doral Bank PR entered into a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act (“BSA”). The regulatory findings that resulted in the order were based on an examination conducted for the period ended December 31, 2006, and were related to findings that had initially occurred in 2005 prior to the Company’s change in management and the Recapitalization. The order replaced the Memorandum of Understanding with the FDIC and the Office of the Commissioner dated August 23, 2006. Doral Bank PR was not required to pay any civil monetary penalties in connection with this order. The order required Doral Bank PR to correct certain violations of law, within the timeframes set forth in the order (generally 120 days) including certain violations regarding the BSA, failure to maintain an adequate BSA/Anti-Money Laundering Compliance Program (“BSA/AML Compliance Program”) and failure to operate with an effective compliance program to ensure compliance with the regulations promulgated by the United States Department of Treasury’s Office of Foreign Asset Control (“OFAC”). The order further required Doral Bank PR to, among other things, amend its policies, procedures and processes and training programs to ensure full compliance with the BSA and OFAC; conduct an expanded BSA/AML risk assessment of its operations, enhance its due diligence and account monitoring procedures, review its BSA/AML staffing and resource needs, amend its policies and procedures for internal and external audits to include periodic reviews for BSA/AML compliance, OFAC compliance and perform annual independent testing programs for BSA/AML and OFAC requirements. The order also required Doral Bank PR to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). On September 15, 2008, the FDIC terminated this consent order. As the Look Back Review was in process, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covers the remaining portion of the Look Back Review.
Doral Financial and Doral Bank PR have undertaken specific corrective actions to comply with the requirements of the consent orders and the MOUs, but cannot give assurances that such actions are sufficient to prevent further enforcement actions by the banking regulatory agencies. Doral Financial expects that the implementation of these corrective actions will result in additional compliance-related expenses. However, these expenses are not anticipated to have a material financial impact on the Company or Doral Bank PR.
26. Stock Option and Other Incentive Plans
On April 8, 2008, the Company’s Board of Directors approved the 2008 Stock Incentive Plan (the “Plan”) subject to shareholder approval, which was obtained at the annual shareholders’ meeting held on May 7, 2008. The Plan replaces the 2004 Omnibus Incentive Plan.

The aggregate number of shares of common stock which the Company may issue under the Plan is limited to 6,750,000. As of March 31, 2009, employee options had not been granted.
On July 22, 2008, four independent directors were each granted 2,000 shares of restricted stock and stock options to purchase 20,000 shares of common stock at an exercise price equal to the closing price of the stock on the grant date. The restricted stock shall become 100% vested and non-forfeitable on the first anniversary of the grant date. The stock options vest ratably over a five year period commencing with the grant date.
No options were granted by the Company for the quarter ended March 31, 2009.
The Plan is accounted for following the provision of SFAS No. 123R, “Share-Based Payment”, as amended. Stock options granted are expensed over the stock option vesting period based on fair value which is determined using the Black-Scholes option-pricing method at the date the options are granted.
Stock-based compensation recognized at March 31, 2009 is as follows:

QUARTER ENDED
(In thousands)	MARCH 31, 2009
Stock-based compensation recognized, net	$51

Unrecognized at end of period	$437

The fair value of the options granted in 2008 was estimated using the Black-Scholes option-pricing model, with the following assumptions:

Weighted-average exercise price	$13.70
Stock option estimated fair value	$5.88
Expected stock option term (years)	6.5
Expected volatility	39%
Expected dividend yield	0%
Risk-free interest rate	3.49%
Expected volatility is based on the historical volatility of the Company’s common stock over a ten-year period. The Company uses empirical research data to estimate options exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on management’s expectation that the Company will not resume dividend payments on its Common Stock for the foreseeable future.
As of March 31, 2009, the total amount of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan was approximately $437,000, which includes $404,000 and $33,000 related to stock options and restricted stocks awards granted, respectively. That cost is expected to be recognized over a period of 5 years. As of March 31, 2009, the total fair value of shares and restricted stock was $580,051. No stock option awards were granted during the first quarter of 2009.

27. Earnings Per Share Data
The reconciliation of the numerator and denominator of the basic and diluted earnings-per-share follows:

	Quarter Ended
	March 31,
(Dollars in thousands, except per share amounts)	2009	2008
Net Loss:

Net loss	$(46,290)	$(2,298)

Convertible preferred stock dividend(1) (2)	(4,097)	(4,097)

Nonconvertible preferred stock dividend(1) (2)	(4,228)	(4,228)

Net loss attributable to common shareholders	$(54,615)	$(10,623)

Weighted-Average Shares(3):

Weighted-average number of common shares outstanding(3) (4) (5)	53,810,110	53,810,110

Net Loss per Common Share:

Basic	$(1.01)	$(0.20)

Diluted	$(1.01)	$(0.20)

(1)	For the quarters ended March 31, 2009 and 2008, there were 1,380,000 shares of the Company’s 4.75% perpetual cumulative convertible preferred stock that were excluded from the computation of diluted earnings per share because their effect would have been antidilutive. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. The option of the purchasers to convert the convertible preferred stock into shares of the Company’s common stock is exercisable only (a) if during any fiscal quarter after September 30, 2003, the closing sale price of the Company’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading date of the preceding fiscal quarter exceeds 120% of the conversion price of the convertible preferred stock (currently 120% of $795.47, or $954.56); (b) upon the occurrence of certain corporate transactions; or (c) upon the delisting of the Company’s common stock. On or after September 30, 2008, the Company may, at its option, cause the convertible preferred stock to be converted into the number of shares of common stock that are issuable at the conversion price. The Company may only exercise its conversion right if the closing sale price of the Company’s common stock exceeds 130% of the conversion price of the convertible preferred stock (currently 130% of $795.47, or $1,034.11) in effect for 20 trading days within any period of 30 consecutive trading days ending on a trading day not more than two trading days prior to the date the Company gives notice of conversion.

(2)	On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends is effective and commences with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

(3)	Weighted-average number of common shares outstanding represents the basic and diluted loss per common shares, respectively, for each of the periods presented.

(4)	Excludes unvested shares of restricted stock.

(5)	Potential common shares consist of common stock issuable under the assumed exercise of stock options and unvested shares of restricted stock using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options and unvested shares of restricted stock that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share. As of March 31, 2009, there were 80,000 and 8,000 outstanding stock options and shares of restricted stock, respectively, that were excluded from the computation of diluted earnings per common share for the quarter ended March 31, 2009 because the Company reported a net loss for such periods.

28. Fair Value of Assets and Liabilities
The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, Doral may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.
Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements.
The Company adopted SFAS No. 159, “The Fair Value Option for Financing Assets and Financing Liabilities,” (“SFAS 159”), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.
Fair Value Hierarchy
Under SFAS No. 157, the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
• Level 1 - Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.
• Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.
• Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Determination of Fair Value
Under SFAS No. 157, the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in SFAS 157.
Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
Following is a description of valuation methodologies used for instruments recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Securities held for trading: Securities held for trading are reported at fair value and consist primarily of securities and derivatives held for trading purposes. The valuation method for trading securities is the same as the methodology used for securities classified as Available for Sale. The valuation methodology for interest-only strips and derivatives are described in the Servicing assets and interest-only strips, and Derivatives sections, respectively.
For residual CMO certificates included in trading securities, the Company uses a cash flow model to value the securities. Doral utilizes the collateral’s statistics available on Bloomberg such as forecasted prepayment speed, weighted-average remaining maturity, weighted-average coupon and age. Based on the Bloomberg information, the Company forecasts the cash flows and then discounts it at the discount rate used for the period. For purposes of discounting, the Company uses the same Z-spread methodology used for the valuations of Doral’s floating rate IOs.
Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, expected defaults and loss severity. Level 1 securities (held for trading) include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include agency collateralized mortgage obligations, municipal bonds, and agency mortgage-backed securities. Level 3 securities include non-agency and agency CMOs for which quoted market prices are not available. For determining the fair value of Level 3 securities available for sale, the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including prepayment speeds, loss assumptions and discount rates.
Loans held for sale: Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for mortgage-backed securities adjusted to reflect particular characteristics of the asset such as guarantee fees, servicing fees, actual delinquency and credit risk. Loans held for sale are classified as Level 2, except for loans where management makes certain adjustments to the model based on unobservable inputs that are significant. These loans are classified as Level 3.
Loans receivable: Loans receivable are those held principally for investment purposes. These consist of construction loans for new housing development, certain residential mortgage loans which the Company does not expect to sell in the near future, commercial real estate, commercial non-real estate, leases, land, and consumer loans. Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. Loans receivable include collateral dependent loans for which the repayment of the loan is expected to be provided solely by the underlying collateral. The Company does not record loans receivable at fair value on a recurring basis. However, from time to time, the Company records nonrecurring fair value adjustments to collateral dependent loans to reflect (1) partial write-downs that are based on the fair value of the collateral, or (2) the full charge-off of the loan carrying value. The fair value of the collateral is mainly derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations. The Company classifies loans receivable subject to nonrecurring fair value adjustments as Level 3.
Servicing assets and interest-only strips: The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained interest-only strips. Servicing assets retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. Since the adoption of SFAS No. 156 on January 1, 2007, the Company records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For interest-only strips the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as securities held for trading. Fair value measurements of servicing assets and interest-only strips use significant unobservable inputs and, accordingly, are classified as Level 3.
Real estate held for sale: The Company acquires real estate through foreclosure proceedings. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. The fair value of the properties is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations but adjusted for specific characteristics and assumptions of the properties, which are not market observable. The Company records nonrecurring fair value adjustments to reflect any losses in the carrying value arising from periodic appraisals of the properties charged to expense in the period incurred. The Company classifies real estate held for sale subject to nonrecurring fair value adjustments as Level 3.
Other assets: The Company may be required to record certain assets at fair value on a nonrecurring basis. These assets include premises and equipment, goodwill, and certain assets that are part of CB, LLC. CB, LLC is an entity formed to manage a residential real estate project that Doral Bank PR received in lieu of foreclosure. Fair value measurements of these assets use significant unobservable inputs and, accordingly, are classified as Level 3.
Premises and equipment: Premises and equipment are carried at cost. However, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recognizes an impairment loss based on the fair value of the property, which is generally obtained from appraisals. Property impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Loss.
Goodwill: Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses a discounted cash flow analysis. Goodwill impairment losses are recorded as part of other expenses in the Consolidated Statement of Loss.
CB, LLC: Events or changes in circumstances may indicate that the carrying amount of certain assets may not be recoverable, such as for land and the inventory of housing units. For those assets, the Company measures fair value from appraisals and a cash flow analysis of the expected selling price of the remaining housing units. Impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Loss.
Derivatives: Substantially all of the Company’s derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, Doral Financial measures fair value using internally developed models that use primarily market observable inputs, such as yield curves and volatilities surfaces. The non-performance risk is evaluated internally considering collateral held, remaining term and the creditworthiness of the entity that bears the risk. These derivatives are classified as Level 2. Level 2 derivatives consist of interest rate swaps and interest rate caps.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The tables below present the balance of assets and liabilities measured at fair value on a recurring basis.

	March 31, 2009
(In thousands)	Total	Level 1	Level 2	Level 3
Assets:
Securities held for trading	$226,800	$176,258	$—	$50,542	(1)
Securities available for sale	3,354,180	—	3,008,204	345,976
Derivatives(2)	174	—	174	—
Servicing assets	104,426	—	—	104,426

	$3,685,580	$176,258	$3,008,378	$500,944

Liabilities:
Derivatives(3)	$15,676	$—	$15,676	$—

(1)	Represents interest-only strips, of which variable interest-only strips represent substantially all of the balance. Also, includes derivatives.

(2)	Includes as part of securities held for trading in the Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Statement of Financial Condition.

	December 31, 2008
(In thousands)	Total	Level 1	Level 2	Level 3
Assets:
Securities held for trading	$251,590	$198,680	$—	$52,910	(1)
Securities available for sale	3,429,151	—	3,038,517	390,634
Derivatives(2)	287	—	287	—
Servicing assets	114,396	—	—	114,396

	$3,795,424	$198,680	$3,038,804	$557,940

Liabilities:
Derivatives(3)	$15,283	$—	$15,283	$—

(1)	Represents interest-only strips, of which variable interest-only strips represent substantially all of the balance. Also, includes derivatives.

(2)	Includes as part of securities held for trading in the Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Statement of Financial Condition.

The changes in Level 3 of financial assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	Securities	Securities	Servicing
(In thousands)	Held for Trading	Available for Sale	Assets
March 31, 2009

Beginning balance	$52,910	$390,634	$114,396
Change in fair value	(2,368)	(35,797)	(11,353)
Principal repayment /amortization of premium and discount	—	(8,861)	—
Capitalization / sales, net	—	—	1,383

Ending balance	$50,542	$345,976	$104,426

December 31, 2008

Beginning balance	$67,992	$6,366	$150,238
Change in fair value	(803)	62,878	(42,642)
Principal repayment /amortization of premium and discount	(91)	(11,134)	—
Transfer	(14,188)	332,524	—
Capitalization / sales, net	—	—	6,800

Ending balance	$52,910	$390,634	$114,396

Assets Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are described above. For assets measured at fair value on a nonrecurring basis in 2008, that were still held on the balance sheet at quarter end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at year end.

(In thousands)	Carrying Value	Level 1	Level 2	Level 3
March 31, 2009

Loans receivable (1)	$89,346	$—	$—	$89,346
Real estate held for sale(2)	14,043	—	—	14,043

Total	$103,389	$—	$—	$103,389

December 31, 2008

Loans receivable(1)	$77,966	$—	$—	$77,966

(1)	Represents the carrying value and related write-downs of loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

The following table summarizes total losses attributable to the change in unrealized gains or losses relating to assets (classified as level 3) held at the reporting periods.

		Loss for the Quarter Ended
	Location of Loss Recognized in	March 31,
(In thousands)	the Income Statement	2009	2008
Loans receivable	Provision for loan and lease losses	$(706)	$(4,553)

Real estate held for sale	Other expenses	$(1,406)	$—

29. Derivatives
Doral Financial uses derivatives to manage its exposure to interest rate risk. Derivatives include interest rate swaps, interest rate caps and forward contracts. Doral Financial accounts for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. The fair value of derivatives is generally reported net by counterparty. The fair value of derivatives accounted as hedges is also reported net of accrued interest. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading and derivatives in a net liability position as other liabilities.
As of March 31, 2009 and December 31, 2008, the Company had the following derivative financial instruments outstanding:

	March 31, 2009			December 31, 2008
		Fair Value			Fair Value
	Notional			Notional
(In thousands)	Amount	Asset	Liability	Amount	Asset	Liability
Cash Flow Hedges:
Interest rate swaps	$345,000	$—	$(15,219)	$345,000	$—	$(15,096)
Other Derivatives:
Interest rate caps	270,000	174	—	270,000	287	—
Forward contracts	31,000	—	(457)	35,000	—	(187)

Total	$646,000	$174	$(15,676)	$650,000	$287	$(15,283)

The following table summarizes the total derivatives positions at March 31, 2009 and 2008, respectively, and their different designations. Also, includes net losses on derivatives positions for the periods indicated.

		March 31, 2009
	Location of Loss Recognized in the	Notional	Fair
(In thousands)	Income Statement	Amount	Value	Net Loss
Derivatives not designated as hedges:

Interest rate caps	Net (loss) gain on securities held for trading	$270,000	$174	$(113)
Forward contracts	Net (loss) gain on securities held for trading	31,000	(457)	(1,031)

		$301,000	$(283)	$(1,144)

		March 31, 2008
	Location of Loss Recognized in the	Notional	Fair
(In thousands)	Income Statement	Amount	Value	Net Loss
Derivatives not designated as hedges:

Other derivatives
Interest rate swaps	Net (loss) gain on securities held for trading	$—	$—	$(157)
Interest rate caps	Net (loss) gain on securities held for trading	270,000	992	(490)
Forward contracts	Net (loss) gain on securities held for trading	26,000	(756)	(710)

		$296,000	$236	$(1,357)

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate changes. The Company’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest margin is not, on a material basis, adversely affected by movements in interest rates. To achieve its risk management objectives, the Company uses a combination of term funding, derivative financial instruments, particularly interest rate swaps, caps, as well as other types of contracts such as forward sales commitments.
Doral Financial’s interest rate swaps had weighted average receive rates of 1.03% and 2.63% and weighted average pay rates of 3.63% and 3.63% at March 31, 2009 and December 31, 2008, respectively.
The following table discloses Doral Financial’s derivative financial instruments classification and hedging relationships:

	March 31, 2009			December 31, 2008
		Fair Value			Fair Value
	Notional			Notional
(In thousands)	Amount	Asset	Liability	Amount	Asset	Liability
Derivatives designated as cash flow hedges:
Hedging Advances from FHLB	$345,000	$—	$(15,219)	$345,000	$—	$(15,096)
Derivatives not designated as cash flow hedges	301,000	174	(457)	305,000	287	(187)

Total	$646,000	$174	$(15,676)	$650,000	$287	$(15,283)

Cash Flow Hedges
As of March 31, 2009 and December 31, 2008, the Company had $345.0 million outstanding pay fixed interest rate swaps designated as cash flow hedges with maturities between September 2009 and November 2012. The Company designated the mentioned pay fixed interest rate swaps to hedge the variability of future interest cash flows of adjustable rate Advances from FHLB. For the quarter ended March 31, 2009 and 2008, no ineffectiveness was recognized. As of March 31, 2009 and March 31, 2008, the amount of cash flow hedges included in accumulated other comprehensive loss was an unrealized loss of $12.5 million and $3.7 million, respectively, which the Company expects to reclassify approximately $8.7 million and $2.2 million, respectively, as a charge to earnings during the next twelve months.

	Location of Loss			Accumulated	Loss Reclassified from
	Reclassified from			Other	Accumulated Other
	Accumulated Other			Comprehensive	Comprehensive Loss to
	Comprehensive Loss to	Notional	Fair	Loss for the	Income for the Quarter
(In thousands)	Income	Amount	Value	Quarter Ended	Ended
Cash flow Hedges

March 31, 2009
Interest rate swaps	Interest expense — Advances from FHLB	$345,000	$(15,219)	$1,205	$(1,394)

March 31, 2008

Interest rate swaps	Interest expense — Advances from FHLB	$195,000	$(8,238)	$(3,167)	$(311)
Trading and Non-Hedging Activities
Doral Financial held $301.0 million and $305.0 million in notional value of derivatives not designated as cash flow hedges at March 31, 2009 and December 31, 2008, respectively.
The Company purchases interest rate caps to manage its interest rate exposure. Interest rate cap agreements generally involve purchases of out of money caps to protect the Company from larger rate moves and to provide the Company with positive convexity. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. As of March 31, 2009 and December 31, 2008, the Company had outstanding interest rate caps with a notional amount of $270.0 million. For the quarters ended March 31, 2009 and March 31, 2008, the Company recognized losses of $0.1 million and $0.5 million, respectively, on interest rate caps transactions.
The Company entered into forward contracts to create an economic hedge on its mortgage warehouse line. As of March 31, 2009 and December 31, 2008, the Company had forwards with a notional amount of $31.0 million and $35.0 million, respectively, and recorded losses of $1.0 million and $0.7 million for the quarters ended March 31, 2009 and 2008, respectively.
Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. Doral Financial’s maximum loss related to credit risk is equal to the gross fair value of its derivative instruments. Doral Financial deals only with derivative dealers that are national market makers with strong credit ratings in their derivatives activities. The Company further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. In addition, counterparties are required to provide cash collateral to Doral Financial when their unsecured loss positions exceed certain negotiated limits.
All derivative contracts to which Doral Financial is a party settle monthly, quarterly or semiannually. Further, Doral Financial has netting agreements with the dealers and only does business with creditworthy dealers. Because of these factors, Doral Financial’s credit risk exposure related to derivatives contracts at March 31, 2009 and December 31, 2008 was not considered material.
30. Segment Information
The Company operates in four reportable segments: mortgage banking activities, banking (including thrift operations), institutional securities operations and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.
During 2006, the Company reduced the operations of Doral Securities and sold substantially all of Doral Securities’ investment securities. During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009.
During 2007, in connection with the recapitalization transaction, Doral Financial transferred the Company’s mortgage origination platform and servicing portfolio, subject to certain exceptions, to Doral Bank PR. Following the transfer, Doral Financial’s mortgage origination business is conducted by Doral Mortgage, as a wholly owned subsidiary of Doral Bank PR, and Doral Financial’s servicing business is operated from Doral Bank PR.
The accounting policies followed by the segments are the same as those described in the Summary of Significant Accounting Policies.
The following table presents net interest income, non-interest income (loss), net income (loss) and identifiable assets for each of the Company’s reportable segments for the quarter ended March 31, 2009 and 2008. This reportable structure includes the servicing assets and related income and expenses that were transferred during the third quarter of 2007 to Doral Bank PR as part of the banking segment.

(In thousands)	Mortgage		Institutional	Insurance	Intersegment
March 31, 2009	Banking	Banking	Securities	Agency	Eliminations(1)	Totals
Net interest income	$4,249	$30,887	$—	$—	$934	$36,070
(Recovery) provision for loan and lease losses	(7,776)	31,401	—	—	—	23,625
Non-interest income	5,034	(2,042)	—	2,525	(3,934)	1,583
Income (loss) before income taxes	11	(46,958)	—	1,836	(1,287)	(46,398)
Net income (loss)	1,574	(47,965)	—	1,388	(1,287)	(46,290)
Identifiable assets	1,671,794	9,196,964	1,789	29,809	(785,689)	10,114,667

	Mortgage		Institutional	Insurance	Intersegment
March 31, 2008	Banking	Banking	Securities	Agency	Eliminations(1)	Totals
Net interest income	$4,895	$33,795	$—	$—	$354	$39,044
Provision for loan and lease losses	840	3,946	—	—	—	4,786
Non-interest income	7,645	13,980	138	3,014	(7,398)	17,379
(Loss) income before income taxes	(1,643)	1,247	65	2,258	(4,853)	(2,926)
Net income (loss)	5,774	(4,626)	31	1,377	(4,854)	(2,298)
Identifiable assets	2,131,266	8,968,115	1,952	22,636	(652,532)	10,471,437

(1)	The intersegment eliminations in the tables above include servicing fees paid by the banking subsidiaries to the mortgage banking subsidiary recognized as a reduction of the non interest income, direct intersegment loan origination costs amortized as yield adjustment or offset against net gains on mortgage loan sales and fees (mainly related with origination costs paid by the banking segment to the mortgage banking segment) and other income derived from intercompany transactions, related principally to rental income paid to Doral Properties, the Company’s subsidiary that owns the corporate headquarters facilities. Assets include internal funding and investments in subsidiaries accounted for at cost.

The following table summarizes the financial results for the Company’s Puerto Rico and mainland U.S. operations.

(In thousands)
March 31, 2009	Puerto Rico	Mainland US	Eliminations	Totals
Net interest income	$33,265	$2,718	$87	$36,070
Provision for loan and lease losses	23,579	46	—	23,625
Non-interest income	1,270	400	(87)	1,583
(Loss) income before income taxes	(47,860)	1,462	—	(46,398)
Net (loss) income	(47,088)	798	—	(46,290)
Identifiable assets	9,981,496	283,875	(150,704)	10,114,667

March 31, 2008	Puerto Rico	Mainland US	Eliminations	Totals
Net interest income	$37,660	$1,313	$71	$39,044
Provision (recovery) for loan and lease losses	4,888	(102)	—	4,786
Non-interest income	16,905	602	(128)	17,379
(Loss) income before income taxes	(3,725)	787	12	(2,926)
Net (loss) income	(2,898)	588	12	(2,298)
Identifiable assets	10,402,038	147,883	(78,484)	10,471,437
31. Subsequent events
Preferred stock conversion. The Company’s Board of Directors approved in May 2009 an offering to exchange a stated amount of its newly issued common stock and cash in exchange a limited number of preferred stock shares. Each of the four series of Doral Financial Corporation preferred stock is eligible for exchange, but priority of acceptance is given to the perpetual cumulative convertible preferred stock. The offer to exchange commenced on May 7, 2009 and expires on June 8, 2009.

FORWARD LOOKING STATEMENTS
This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial may make forward-looking statements in its press releases, other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements include descriptions of products or services, plans or objectives for future operations, and forecasts of revenues, earnings, cash flows or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability of our funding sources;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States of America (“GAAP”) if it were also concluded that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold assets to maturity or for a period of time sufficient to allow for recovery of the amortized cost of such assets;

•	our ability to derive sufficient income to realize the benefit of the deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	the ability of our banking subsidiaries to issue brokered certificates of deposits as one of their funding sources;

•	increased funding costs due to continued market illiquidity and increased competition for funding;

•	changes in interest rates and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement. Based on the information available to Doral Financial regarding the Securities Investor Protection Corporation (“SIPC”) liquidation proceeding for LBI, the status of its claim and the deteriorating conditions of the financial markets during the fourth quarter of 2008, Doral Financial accrued a loss of $21.6 million against the $43.3 million receivable as of December 31, 2008. As additional information becomes available, Doral Financial may need to accrue further losses or reverse losses already accrued. The actual loss that may ultimate be incurred by Doral Financial with respect to its pending LBI claim may have a significant adverse impact on Doral Financial’s results of operations;

•	the fiscal and monetary policy of the federal government and its agencies;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States; and

•	potential adverse outcome in the legal or regulatory proceedings described in Item 3 of Part I in the Company’s 2008 Annual Report on Form 10-K.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A. Risk Factors, in Doral Financial’s 2008 Annual Report on Form 10-K.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This financial discussion contains an analysis of the consolidated financial position and consolidated results of operations of Doral Financial Corporation and its wholly-owned subsidiaries (the “Company”) and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report.
In addition to the information contained in this Form 10-Q, readers should consider the description of the Company’s business contained in Item 1 of the Company’s Form 10-K for the year ended December 31, 2008. While not all inclusive, Items 1 and 1A of the Form 10-K disclose additional information about the business of the Company, risk factors, many beyond the Company’s control, and further provide discussion of the operating results, financial condition and credit, market and liquidity risks than that which is presented in the narrative and tables included herein.
OVERVIEW OF RESULTS OF OPERATIONS
Net loss for the quarter ended March 31, 2009 amounted to $46.3 million, compared to $2.3 million for the comparable 2008 period. The Company’s financial performance for the first quarter of 2009, compared to the first quarter of 2008, was driven by (1) a $3.0 million reduction in net interest income primarily related to a decrease in interest income partially offset by a reduction in interest expense; (2) an $18.8 million increase in the provision for loan and lease losses; (3) a $15.8 million decrease in non-interest income driven principally by losses on its MSR valuation and related economic hedge; and (4) a $5.9 million increase in non-interest expenses driven primarily by a severance expense resulting from a reduction in force during the first quarter of 2009.
The significant items of the Company’s financial results for the quarter ended March 31, 2009 included the following:
•	Net loss attributable to common shareholders for the first quarter of 2009 amounted to $54.6 million, or a diluted loss per share of $1.01, compared to $10.6 million, or a diluted loss per share of $0.20, for the corresponding 2008 period.

•	Net interest income for the first quarter of 2009 was $36.1 million, compared to $39.0 million for the comparable period in 2008. The decrease of $2.9 million in net interest income for 2009, compared to 2008, was mainly related to a reduction in interest income of $11.6 million, partially offset by a decrease in interest expense of $8.6 million. The reduction in interest income was principally related to (i) a reduction of $6.2 million in income on other interest-earning assets; (ii) a reduction of $3.8 million in interest income on loans; (iii) a reduction of $9.9 million in interest income on investment securities; (iv) partially offset by an increase of $8.3 million in interest income on mortgage-backed securities. Interest income was directly affected by the lower average market interest rates on the floating rate investment securities held by the Company. The reduction in interest expense resulted from the lower average market interest rates and repositioning of the Company’s funding by replacing certain callable brokered deposits with lower cost funding.

•	The provision for loan and lease losses was $23.6 million, compared to $4.8 million for the same period in 2008. The increase in the provision for loan and lease losses resulted from the effects of continuing deterioration of the Puerto Rico economy on the residential real estate market, causing lower home absorption rates on new construction, increased defaults on existing mortgages, weakening economic situation of existing borrowers, and the need to increase loan loss reserves.

•	Non-interest income for the first quarter of 2009 was $1.6 million, compared to $17.4 million for the corresponding period in 2008. The decrease in non-interest income of $15.8 million for the first quarter of 2009, compared to the same period in 2008, resulted from a decrease in the U.S. Treasury securities portfolio value of $7.3 million in the first quarter of 2009 compared to an increase in portfolio value of $7.4 million in the first quarter of 2008, and a $1.2 million increase in loss on the value of the interest-only strip. The Company uses U.S. Treasury securities in its hedging programs and classifies the portfolio as trading, thereby requiring mark-to-market accounting for the securities.

•	Non-interest expense for the first quarter of 2009 was $60.4 million, compared to $54.6 million for the corresponding period in 2008, an increase of $5.8 million. Severance expenses associated with a reduction in work force executed during the first quarter of 2009 resulted in an increase in compensation expense of $3.8 million compared to first quarter 2008. The reduction in force recognized the reduced level of business activity in Puerto Rico and positions the bank for more efficient operations in future periods. In addition, increases in professional expenses related to legacy issues, FDIC insurance expense and EDP expenses were partially offset by decreases in advertising and depreciation and amortization expenses.

•	The Company reported other comprehensive losses of approximately $12.7 million for the first quarter of 2009 compared to $57.2 million for the corresponding 2008 period. The Company’s other comprehensive loss for the first quarter of 2009 resulted principally from the reduction in value of its available for sale securities portfolio. As of March 31, 2009, the Company’s accumulated other comprehensive loss (net of income tax benefit) totaled $135.9 million, compared to $123.2 million as of December 31, 2008.

•	Doral Financial’s loan production for the first quarter of 2009 was $242.3 million, compared to $372.1 million for the comparable period in 2008, a decrease of approximately 35%. The decrease in Doral Financial’s loan production for the first quarter of 2009 reflects the reduction in Puerto Rico real estate purchase and mortgage lending activity caused by the end of the Puerto Rico government tax incentive program for the purchase of new homes, and changes in laws and regulations, such as the recent amendment to the Puerto Rico Notary Law that led to an increase in the closing costs and fees payable by persons involved in real estate purchase and mortgage loan transactions in Puerto Rico, as well as tighter loan underwriting standards.

•	Total assets as of March 31, 2009 and December 31, 2008, remained relatively stable at $10.1 billion. A decrease of $103.4 million in the Company’s investment securities portfolio was partially offset by increases in cash and due from banks of $28.3 million, money market investments of $57.2 million and loans of $4.3 million. Total liabilities were $9.3 billion at March 31, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities were affected by a decrease of $351.5 million in deposits that was offset by an increase of $379.4 million in short-term borrowings.

The following table sets forth certain selected financial data as of the dates indicated and for the periods indicated. This information should be read in conjunction with the Company’s financial statements and the related notes thereto.
TABLE A
SELECTED FINANCIAL DATA

	March 31,
	2009	2008
Selected Income Statement Data:
Interest income	$116,494	$128,108
Interest expense	80,424	89,064

Net interest income	36,070	39,044
Provision for loan and lease losses	23,625	4,786

Net interest income after provision for loan and lease losses	12,445	34,258
Total non-interest income	1,583	17,379
Non-interest expenses	60,426	54,563

Loss before income taxes	(46,398)	(2,926)
Income tax benefit (1)	(108)	(628)

Net loss	$(46,290)	$(2,298)

Net loss attributable to common shareholders	$(54,615)	$(10,623)

Net loss per common share(2)	$(1.01)	$(0.20)

Cash Dividends Declared, Preferred Stock	$8,325	$8,325
Book Value Per Common Share	$4.92	$13.11
Weighted — Average Common Shares Outstanding	53,810,110	53,810,110

TABLE A
SELECTED FINANCIAL DATA

	March 31,
	2009	2008
Common shares outstanding at end of period	53,810,110	53,810,110

Selected Balance Sheet Data at Period End:
Total investment securities	$3,695,582	$3,587,300
Total loans(3)	5,510,650	5,405,219
Servicing assets, net	104,426	139,570
Total assets	10,114,667	10,471,437
Deposit accounts	4,051,242	4,128,535
Total borrowings	4,914,981	4,671,386
Total liabilities	9,276,768	9,192,532
Preferred stock	573,250	573,250
Common stock	538	538
Stockholders’ equity	837,899	1,278,905
Selected Average Balance Sheet Data at Period End:
Total interest-earning assets	9,421,720	8,738,164
Total assets	10,027,573	9,559,465
Total interest-bearing liabilities	8,584,069	7,590,977
Total stockholders’ equity	852,822	1,261,229
Operating Data:
Loan production	$242,338	$372,074
Loan servicing portfolio(4)	9,267,513	9,874,498
Selected Financial Ratios(5)
Performance:
Net interest margin	1.55%	1.80%
Return on average assets	(1.87)%	(0.10)%
Return on average common equity	(79.23)%	(6.21)%
Average common equity to average assets	2.79%	7.20%
Capital:
Leverage ratio	7.18%	10.15%
Tier 1 risk-based capital ratio	11.82%	15.17%
Total risk-based capital ratio	16.16%	16.49%

(1)	See Note 22 of the consolidated financial statements for an explanation of the computation of income tax benefit.

(2)	For the quarters ended March 31, 2009 and 2008, net loss per common shares represents the basic and diluted loss per common shares, respectively, for each of the periods presented.

(3)	Includes loans held for sale.

(4)	Represents the total portfolio of loans serviced for third parties. Excludes $4.2 billion and $3.7 billion of mortgage loans owned by Doral Financial at March 31, 2009 and 2008, respectively.

(5)	Average balances are computed on a daily basis.
SUBSEQUENT EVENTS
Preferred Stock Conversion
The Company’s Board of Directors approved in May 2009 an offering to exchange a stated amount of its newly issued common stock and cash in exchange a limited number of preferred stock shares. Each of the four series of Doral Financial Corporation preferred stock is eligible for exchange, but priority of acceptance is given to the perpetual cumulative convertible preferred stock. The offer to exchange commenced on May 7, 2009 and expires on June 8, 2009.
The Company is making this offer to reduce future dividend obligations and to improve its capital structure. If the preferred securities are acquired at the amount offered, the Company will increase its tangible common shareholders equity (common shareholders equity less intangible assets) on an aggregate and per share basis. The exchange would also increase regulatory Tier 1 capital. The Company believes the expected increase in tangible common equity capitalization and preservation of liquidity as a result of this offer will improve our ability to operate in the current economic environment and enhance our long-term financial stability.

CRITICAL ACCOUNTING POLICIES
The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in the Company’s Consolidated Financial Statements and accompanying notes. Various elements of Doral Financial’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The Company believes that the judgments, estimates and assumptions used in the preparation of its Consolidated Financial Statements included in this Quarterly Report on Form 10-Q are appropriate given the factual circumstances as of March 31, 2009. However, given the sensitivity of Doral Financial’s Consolidated Financial Statements to these estimates, the use of other judgments, estimates and assumptions could result in material differences in the Company’s results of operations or financial condition.
RECENT ACCOUNTING PRONOUNCEMENTS
Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. In April 2009, the Financial Accounting Standard Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions Than Are Not Orderly” (“FSP FAS 157-4”). This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate when a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If a reporting entity elects to adopt early either FSP FAS 115-2 and FAS 124-2 or FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” the reporting entity also is required to adopt early this FSP. Additionally, if the reporting entity elects to adopt early this FSP, FSP FAS 115-2 and FAS 124-2 also must be adopted early. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management will adopt the accounting and disclosure requirements for the second quarter of 2009, and is currently evaluating the effect of adopting the guidance.

Recognition and Presentation of Other-Than-Temporary Impairments. In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2”). This FSP amends the other-than-temporary impairment guidance for debt securities (FAS 115 and EITF 99-20) to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, the entity is also required to early adopt this FSP. Additionally, if an entity elects to early adopt this FSP, it is required to adopt early FSP FAS 157-4. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company will adopt the standard for the second quarter of 2009.
Interim Disclosures about Fair Value of Financial Instruments. In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require the disclosures in summarized financial information at interim reporting periods. Under this FSP, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity shall disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by Statement 107. This FSP shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management is evaluating the enhanced disclosure requirements for the second quarter of 2009.

RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 2009 AND 2008
The components of Doral Financial’s revenues are: (1) net interest income; (2) net gain on mortgage loan sales and fees; (3) trading activities; (4) investment activities; (5) servicing loss; and (6) commissions, fees and other income.
NET INTEREST INCOME
Net interest income is the excess of interest earned by Doral Financial on its interest-earning assets over the interest incurred on its interest-bearing liabilities. Doral Financial’s net interest income is subject to interest rate risk due to the repricing and maturity mismatch in the Company’s assets and liabilities. Generally, Doral Financial’s assets have a longer maturity and a later repricing date than its liabilities, which results in lower net interest income in periods of rising short-term interest rates and higher net interest income in periods of declining short-term interest rates. Please refer to “Risk Management” below for additional information on the Company’s exposure to interest rate risk.
Net interest income for the quarter ended March 31, 2009 totaled to $36.1 million, compared to $39.0 million for the corresponding 2008 period, a decrease of $2.9 million, or 7.6%. This decrease in net interest income was driven by a reduction in interest income of $11.6 million, primarily related to (i) a reduction of $6.2 million in interest income on other interest-earning assets associated with the reduction in the average balance of money markets as a result of the use of these instruments to finance the purchase of securities associated with the Company’s plan to replace its earning assets (“Asset Replacement Program”); (ii) a reduction of $3.8 million in interest income on loans primarily related to the increase in delinquencies in the Company’s loan portfolio between periods of $147.9 million; (iii) a reduction of $9.9 million in interest income on investment securities partially related to the reduction of $0.5 billion associated to the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with Lehman Brothers, Inc. (“LBI”); (iv) partially offset by an increase of $8.3 million in interest income on mortgage-backed securities associated with the purchase of securities through the Asset Replacement Program.
The decrease in interest income was partially offset by a decrease in interest expense. Interest expense decreased by $8.6 million, or 9.7% for the quarter ended March 31, 2009, compared to the corresponding 2008 period. The decrease in interest expense was driven by (i) a decrease of $4.4 million in interest expense on deposits as a result of repositioning of the Company’s deposits products, driven by the run off of brokered deposits and the general decline in interest rates; and (ii) a reduction of $4.2 million in borrowing costs also associated with the general decline in interest rates and lower borrowing costs under lines of credit with the Federal Home Loan Bank and an auction of term funds to depository institutions granted by the Federal Reserve under the Term Auction Facility (“TAF”).
There was an increase in the average balance of interest-earning assets of $0.7 billion, when comparing the first quarter of 2009 to the corresponding 2008 period, mainly due to an increase of approximately $1.9 billion in the average balance of mortgage-backed securities partially offset by a reduction of $0.7 billion in investment securities and a reduction of $0.7 billion in the average balance of other interest-earning assets associated with the decrease in money market investments. For the quarter ended March 31, 2009, the average balance of interest-bearing liabilities increased by $1.0 billion, compared to the corresponding 2008 period. This increase in the average balance of interest-bearing liabilities was primarily related to average balance of other short-term borrowings, which represents the balance of a line of credit with the Federal Home Loan Bank and term funds under TAF, as well as an increase in average repurchase agreements. The increase in the average balance of interest-earning assets coupled with the increase in the average balance of the interest-bearing liabilities resulted in an increase in leverage and a decrease in interest rate margin from 1.80% for the quarter ended March 31, 2008 to 1.55% for the quarter ended March 31, 2009.
The following table presents, for the periods indicated, Doral Financial’s average balance sheet, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. This table does not reflect any effect of income taxes. Average balances are based on average daily balances.

TABLE B
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME
(Dollars in thousands)

	QUARTER ENDED MARCH 31,
	2009			2008
	AVERAGE		AVERAGE	AVERAGE		AVERAGE
	BALANCE	INTEREST	YIELD/RATE	BALANCE	INTEREST	YIELD/RATE
ASSETS:
Interest-earning assets:
Total loans(1)(2)	$5,594,175	$81,588	5.91%	$5,450,698	$85,382	6.30%
Mortgage-backed securities	3,129,230	27,381	3.55%	1,265,345	19,102	6.07%
Interest-only strips	51,662	1,628	12.78%	46,658	1,674	14.43%
Investment securities	515,523	4,907	3.86%	1,174,303	14,766	5.06%
Other interest-earning assets	131,130	990	3.06%	801,160	7,184	3.61%

Total interest-earning assets/interest income	9,421,720	$116,494	5.01%	8,738,164	$128,108	5.90%

Total non-interest-earning assets	605,853			821,301

Total assets	$10,027,573			$9,559,465

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits	$3,911,483	$38,207	3.96%	$3,861,770	$42,648	4.44%
Repurchase agreements	1,805,528	17,232	3.87%	1,536,188	18,313	4.79%
Advances from FHLB	1,615,256	16,014	4.02%	1,523,560	17,258	4.56%
Other short-term borrowings	611,064	436	0.29%	—	—	—
Loans payable	364,357	3,309	3.68%	390,840	5,509	5.67%
Notes payable	276,381	5,226	7.67%	278,619	5,336	7.70%

Total interest-bearing liabilities/interest expense	8,584,069	$80,424	3.80%	7,590,977	$89,064	4.72%

Total non-interest-bearing liabilities	590,682			707,259

Total liabilities	9,174,751			8,298,236
Stockholders’ equity	852,822			1,261,229

Total liabilities and stockholders’ equity	$10,027,573			$9,559,465

Net interest-earning assets	$837,651			$1,147,187
Net interest income on a non-taxable equivalent basis		$36,070			$39,044

Interest rate spread(3)			1.21%			1.18%
Interest rate margin(4)			1.55%			1.80%
Net interest-earning assets ratio(5)			109.76%			115.11%

(1)	Average loan balances include the average balance of non-accruing loans, on which interest income is recognized when collected. Also, includes the average balance of GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Interest income on loans includes $238,000 and $293,000 for the first quarter of 2009 and 2008, respectively, of income from prepayment penalties related to the Company’s loan portfolio.

(3)	Interest rate spread represents the difference between Doral Financial’s weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(4)	Interest rate margin represents net interest income on an annualized basis as a percentage of average interest-earning assets.

(5)	Net interest-earning assets ratio represents average interest-earning assets as a percentage of average interest-bearing liabilities.

The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Doral Financial’s interest income and interest expense during the period indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by current year volume); and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.
TABLE C
NET INTEREST INCOME VARIANCE ANALYSIS
(In thousands)

	QUARTER ENDED
	MARCH 31,
	2009 COMPARED TO 2008
	INCREASE (DECREASE) DUE TO:
	VOLUME	RATE	TOTAL
INTEREST INCOME VARIANCE
Total loans	$2,040	$(5,834)	$(3,794)
Mortgage-backed securities	27,795	(19,516)	8,279
Interest-only strips	172	(218)	(46)
Investment securities	(8,316)	(1,543)	(9,859)
Other interest-earning assets	(6,015)	(179)	(6,194)

TOTAL INTEREST INCOME VARIANCE	$15,676	$(27,290)	$(11,614)

INTEREST EXPENSE VARIANCE
Deposits	$507	$(4,948)	$(4,441)
Repurchase agreements	3,109	(4,190)	(1,081)
Advances from FHLB	991	(2,235)	(1,244)
Other short-term borrowings	—	436	436
Loans payable	(377)	(1,823)	(2,200)
Notes payable	(74)	(36)	(110)

TOTAL INTEREST EXPENSE VARIANCE	$4,156	$(12,796)	$(8,640)

NET INTEREST INCOME VARIANCE	$11,520	$(14,494)	$(2,974)

PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses is charged to earnings to bring the total allowance for loan and lease losses to a level considered appropriate by management based on Doral Financial’s historical loss experience, current delinquency rates, known and inherent risks in the loan portfolio, an assessment of individual troubled loans, the estimated value of the underlying collateral or discounted expected cash flows, and an assessment of current economic conditions and emerging risks. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance could be necessary if economic conditions change or if credit losses increase substantially from those forecasted by Doral Financial in determining the allowance. Unanticipated increases in the allowance for loan and lease losses could result in reductions in Doral Financial’s net income.
Doral Financial’s provision for loan and lease losses for the quarter ended March 31, 2009 amounted to $23.6 million, compared to $4.8 million for the corresponding period in 2008. The increase of $18.8 million in the provision for loan and lease losses was primarily attributable to the deterioration in the performance of the construction portfolio, with a $11.8 million increase compared to the corresponding 2008 period. The construction provision was mainly due to adverse developments in five loans with a combined outstanding balance of $71.5 million driving $11.0 million in additional provisions for the quarter ended March 31, 2009. Provision for the commercial and residential mortgage portfolios amounted to $7.4 million and $4.4 million, respectively, for the quarter ended March 31, 2009, compared to $4.2 million and $2.5 million, respectively, for the corresponding period in 2008. These increases were mainly driven by higher delinquency attributable to the deterioration in the local macroeconomic conditions.

The Company anticipates a continued deterioration in asset quality during the next several quarters due to the continued deterioration of the Puerto Rico economy. The continued Puerto Rican recession may result in continued high loan loss provisions and charge-offs of loans against previously established loan loss reserves.
Refer to the discussions under “Non-performing assets and allowance for loan and lease losses” and “Credit Risk” below for further analysis of the allowance for loan and lease losses and non-performing assets and related ratios.
NON-INTEREST INCOME
Non-interest income consists of net gain on mortgage loan sales and fees, net (loss) gain on securities held for trading, net (loss) gain on investment securities, servicing loss and commissions, fees, and other income.

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Non-interest income:
Net gain on mortgage loan sales and fees	$1,719	$2,368
Net (loss) gain on securities held for trading, including gains and losses on the fair value of IOs	(7,328)	7,668
Net (loss) gain on investment securities	(13)	194
Servicing loss (net of mark-to-market adjustment)	(2,775)	(2,711)
Commissions, fees and other income	9,980	9,860

Total non-interest income	$1,583	$17,379

Net Gain on Mortgage Loan Sales and Fees
Set forth below is certain information regarding the Company’s loan sale and securitization activities and the resulting MSR capitalization.

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Loan sales:
Loans sales and securitizations	$95,231	$49,325
Loans sales as cash windows	9,859	11,008

Total loan sales	$105,090	$60,333

Net gain on mortgage loan sales and fees	$1,719	$2,368
MSR capitalization	$1,383	$929
Net gain on mortgage loan sales and fees amounted to $1.7 million for the first quarter of 2009, compared to $2.4 million for the comparable 2008 period, a decrease of $0.7 million. Gains on mortgage loans sales and fees for the first quarter of 2009 amounted to $0.2 million, compared to $3.8 million for the comparable quarter of 2008. The lower gains for the first quarter of 2009 resulted from a decline in the gain on sale spreads of approximately 151 basis points of loans sold between periods, which resulted in the recognition of lower mortgage loan fees notwithstanding the $44.8 million increase in sales from the quarter ended March 31, 2008 to March 31, 2009. The higher gains recognized during the first quarter of 2008 resulted from a highly volatile mortgage market environment, due to the dislocation of the global capital markets. The Company was able to take advantage of this volatile period which resulted in gains of $3.8 million for the corresponding quarter of 2008.

Net gain on mortgage loan sales and fees for the quarter ended March 31, 2009 was also driven by higher capitalization of MSRs compared to the corresponding 2008 period. MSR capitalization amounted to $1.4 million for the quarter ended March 31, 2009, compared to $0.9 million for the comparable 2008 period. The MSR capitalization results were directly related to the increase of $44.8 million, or 74%, in the loan sales with servicing retained between periods.
Trading Activities
Trading activities include gains and losses, whether realized or unrealized, in the market value of Doral Financial’s securities held for trading, including IOs, as well as forward contracts, interest rate caps and other derivative instruments used for interest rate risk management purposes.
Set forth below is a summary of the components of gains and losses from trading activities:
TABLE D
COMPONENTS OF TRADING ACTIVITIES

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Net realized gains on sales of securities held for trading	$1,612	$680
Net (losses) gains on securities held for trading economically hedging MSRs	(7,301)	7,430
(Losses) gains on the IO valuation	(562)	677
Net unrealized gains on trading securities, excluding IOs	67	238
Net realized and unrealized losses on derivative instruments	(1,144)	(1,357)

Total	$(7,328)	$7,668

Trading activities for the quarter ended March 31, 2009 resulted in losses of $7.3 million, compared to gains of $7.7 million for the corresponding 2008 period. The trading activity results for the quarter ended March 31, 2009 were primarily driven by a decline in the market value in U.S. Treasury security positions of $7.3 million. The U.S. Treasury security positions serve as economic hedges on the valuation adjustment of the Company’s capitalized mortgage servicing rights. The loss on the U.S. Treasuries that were an economic hedge of the MSR was due to the compression of spreads between declining mortgage rates and the U.S. Treasury curve as a result of the U.S. Government and FED Monetary Policy implemented at the end of 2008 for purchases of mortgage backed securities aimed at promoting mortgage loan originations and reducing mortgage loan interest rates.
Trading activities for the first quarter of 2009 were also impacted by a loss of $0.6 million in the IO valuation compared to a gain of $0.7 million for the comparable 2008 period, resulting from higher prepayment rates. These losses were partially offset by a net realized gain of $1.6 million on sales of securities held for trading, compared to $0.7 million for the corresponding 2008 period.
Net (Loss) Gain on Investment Securities
Net (loss) gain on investment securities represents the impact on Doral Financial’s income transactions involving the sale of securities classified as available for sale, as well as unrealized losses for other-than-temporary impairments, if any.
For the first quarter of 2009, loss on investment securities amounted to $13,000 related to the sale of P.R. government securities, compared to a gain of $0.2 million related to the sale of U.S. Treasury securities.

Net Servicing Loss
Servicing income (loss) represents revenues earned for administering mortgage loans for others, adjusted for changes in the value of the capitalized mortgage servicing rights, pursuant to the requirements of SFAS 156.
Set forth below is a summary of the components of the net servicing loss using the fair value method for the quarters ended March 31, 2009 and 2008, respectively:
TABLE E
NET SERVICING LOSS

	QUARTER ENDED	QUARTER ENDED
	MARCH 31,	MARCH 31,
(In thousands)	2009	2008
Servicing fees (net of guarantee fees)	$7,841	$8,394
Late charges	2,276	2,216
Prepayment penalties	126	100
Interest loss	(1,798)	(2,080)
Other servicing fees	133	256

Servicing income, gross	8,578	8,886
Change in fair value of mortgage servicing rights	(11,353)	(11,597)

Total net servicing loss	$(2,775)	$(2,711)

The main component of Doral Financial’s servicing income (loss) is loan servicing fees, which depend on the type of mortgage loan being serviced. The servicing fees on residential mortgage loans generally range from 0.25% to 0.50% of the outstanding principal balance of the serviced loan. As of March 31, 2009, the weighted-average gross servicing fee rate for the entire portfolio was 0.40%.
Net servicing loss for the first quarter of 2009 amounted to $2.8 million, compared to a servicing loss of $2.7 million for the comparable period in 2008. Loan servicing fees, net of guarantee fees, decreased by $0.6 million, or 7%, for the quarter ended March 31, 2009, compared to the 2008 corresponding period, principally due to a decrease in the average servicing portfolio for third parties. Doral Financial’s mortgage servicing portfolio for third parties amounted to $9.3 billion and $9.9 billion as of March 31, 2009 and 2008, respectively.
For the first quarter of 2009, change in fair value of the Company’s MSRs amounted to $11.4 million compared to $11.6 million for the comparable 2008 period. The decline in the fair value of the MSRs for the first quarter of 2009 and 2008, was mainly due to the increase in expected prepayment speeds and a decline in earnings from escrow accounts, caused by the decline in interest rates during both periods, respectively. Changes in the fair value of MSRs may result from changes in the valuation model inputs or assumptions (principally reflecting changes in interest rates and prepayment speed assumptions) or other changes due to the collection or realization of expected cash flows.
Commissions, Fees and Other Income
Set forth below is a summary of Doral Financial’s principal sources of commissions, fees and other income.
TABLE F
COMMISSIONS, FEES AND OTHER INCOME

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Retail banking fees	$7,082	$6,382
Insurance agency commissions	2,424	2,405
Asset management fees and commissions	123	138
Other income	351	935

Total	$9,980	$9,860

Doral Financial’s banking fees increased $0.7 million, or 11%, from $6.4 million in the first quarter of 2008 to $7.1 million for the corresponding 2009 quarter. This increase was primarily driven by an increase in transactional volume of debit cards due to the conversion of ATM card holders to debit cards, an ATM transactional surcharge for non-clients implemented during the third quarter of 2008, higher transactional fees associated to volume increases in merchants and higher service fees associated with checking accounts.
The insurance agency commissions remained steady when comparing the results of the quarter ended March 31, 2009 with the corresponding 2008 period. Insurance agency activities are closely integrated with the mortgage origination business. Insurance agency commissions are comprised principally of commissions on dwelling and title insurance policies sold to borrowers who obtain residential mortgage loans through Doral Bank PR’s subsidiary, Doral Mortgage LLC.
Also, Doral Financial’s asset management fees and commissions remained steady during the first quarter of 2009 when compared to the same period for 2008, resulting from the fact that Doral Securities was limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009.
Other income decreased by $0.6 million for the first quarter of 2009, when compared to the corresponding 2008 period. The reduction in other income for the first quarter of 2009 was primarily driven by a reduction of $0.2 million in income from the sale of certain units that the Company took possession of in 2005. Also, the reduction in other income was associated with a decrease of $0.5 million in income due to the reimbursement of dwelling policies expenses.

NON-INTEREST EXPENSE
A summary of non-interest expenses for the quarters ended March 31, 2009 and 2008 is provided below.
TABLE G
NON INTEREST EXPENSE

	QUARTER ENDED
	MARCH 31,
(In thousands)	2009	2008
Compensation and employee benefits	$22,828	$19,078
Taxes, other than payroll and income taxes	2,488	2,422
Advertising	1,448	2,232
Professional services	6,127	4,908
Communication expenses	4,408	4,140
EDP expenses	3,616	2,422
Occupancy expenses	4,001	4,289
Office expenses	1,466	1,624
Depreciation and amortization	3,453	4,055
Other	10,591	9,393

Total non-interest expense	$60,426	$54,563

Total non-interest expense increased by $5.9 million, or 11%, during the quarter ended March 31, 2009 compared to the corresponding 2008 period. The increase in non-interest expense for the first quarter of 2009 was primarily driven by an increase in compensation and employee benefits of $3.8 million, or 20%, when compared to the corresponding 2008 period. The increase in compensation and employee benefits was related to severance payments made by the Company to certain employees amounting to $3.8 million during the first quarter of 2009.
Professional fees increased by $1.2 million during the first quarter of 2009 compared to the first quarter of 2008. The increase in professional service expenses resulted from an increase in legal and professional expenses related to legacy issues of approximately $0.5 million as well as an increase in legal and collection expenses of approximately $0.7 million. Also, total non-interest expense was impacted by increases in EDP expenses of $1.2 million primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms that began during the second quarter of 2008, and to other expenses that increased by $1.2 million. The increase in other expenses was due to higher REO expenses of $1.3 million resulting from higher costs and provisions of larger REO portfolio, partially offset by decreases in development expenses from the sale of certain units that the Company took possession of in 2005 of $0.3 million, lower foreclosure expenses of $0.6 million and recovery of previously charged off receivables of $0.3 million. There was also an increase of $1.0 million in FDIC insurance expense during the first quarter of 2009 as a result of changes implemented by the FDIC during the fourth quarter of 2008 and the first quarter of 2009 that substantially increased assessment rates for FDIC insurance. These increases were implemented by the FDIC in response the substantial increase in bank failures in 2008 and 2009 as well as continued deterioration in banking and economic conditions in the United States.
These increases in total non-interest expense were partially offset by decreases $0.8 million in advertising expenses and $0.6 million in depreciation and amortization expenses for the quarter ended March 31, 2009, when compared to the corresponding 2008 period. Higher advertising expenses were incurred in 2008 pursuant to the Company’s rebranding strategy that was launched during the first quarter of 2008.

INCOME TAXES
Background
Income taxes include Puerto Rico income taxes as well as applicable U.S. federal and state taxes. As Puerto Rico corporations, Doral Financial and all of its Puerto Rico subsidiaries are generally required to pay federal income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. Except for the operations of Doral Bank NY and Doral Money, substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico. Doral Bank NY and Doral Money are U.S. corporations and are subject to U.S. income-tax on their income derived from all sources.
Under Puerto Rico Income Tax Law, the Company and its subsidiaries are treated as separate taxable entities and do not file consolidated tax returns.
The maximum statutory corporate income tax rate in Puerto Rico is 39.0%. On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Act”). Pursuant to the Act, Section 1020A, was introduced to the Code to impose a 5% surtax over the total tax determined for corporations, partnerships, trusts, estates, as well as individuals whose combined gross income exceeds $100,000 or married individuals filing jointly whose gross income exceeds $150,000. This surtax is effective for tax years commenced after December 31, 2008 and before January 1, 2012. This increases the Company’s income tax rate from 39.0% to 40.9% for tax years from 2009 through 2011.
Doral Financial’s interest income derived from FHA and VA mortgage loans financing the original acquisition of newly constructed housing in Puerto Rico and securities backed by such mortgage loans is exempt from Puerto Rico income taxes. Doral Financial also invests in U.S. Treasury and agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because of the portfolio interest deduction to which Doral Financial is entitled as a foreign corporation. On July 1, 2008, the Company transferred substantially all of the assets previously held at the international banking entity to Doral Bank PR to increase the level of its interest earning assets. Previously, Doral Financial used its international banking entity subsidiary to invest in various U.S. securities and U.S. mortgage-backed securities, for which interest income and gain on sale, if any, is exempt from Puerto Rico income taxation and excluded from federal income taxation on the basis of the portfolio interest deduction in the case of interest, and, in the case of capital gains, because the gains are sourced outside the United States.
Income Tax (Benefit) Expense
The components of income tax benefit for the quarters ended March 31, are summarized below:

(In thousands)	2009	2008
Current income tax expense:
Puerto Rico	$343	$347
United States	712	—

Total current income tax expense	1,055	347
Deferred income tax benefit:
Puerto Rico	(1,115)	(1,174)
United States	(48)	199

Total deferred income tax benefit	(1,163)	(975)

Total income tax benefit	$(108)	$(628)

For the quarter ended March 31, 2009, Doral Financial recognized an income tax benefit of $0.1 million compared to $0.6 million for the corresponding 2008 period. The recognition of current income tax expense for the first quarter of 2009 is related to the accrual of interest and penalties on unrecognized tax benefits in Puerto Rico, and in the United States to the operations of its taxable entities. Deferred tax benefit is related to recognition of additional deferred tax assets, primarily NOLs net of amortization of existing DTAs and net of an increase in the valuation allowance.

Deferred Tax Components
The Company’s deferred tax asset consists primarily of the differential in the tax basis of IOs sold, net operating loss carry-forwards and other temporary differences arising from the daily operations of the Company. The largest component of the deferred tax asset arises from the differential in the tax basis of IOs sold.
During 2006, the Company entered into two separate agreements with the Puerto Rico Treasury Department regarding the Company’s deferred tax asset related to prior intercompany transfers of IOs (the “IO Tax Asset”). The first agreement confirmed the previously established tax basis of all the IO transfers within the Doral Financial corporate group. The second agreement clarified that for Puerto Rico income tax purposes, the IO Tax Asset is a stand-alone intangible asset subject to a straight-line amortization based on a useful life of 15 years. Furthermore, the agreement provided that the IO Tax Asset could be transferred to any entity within Doral Financial corporate group, including the Puerto Rico banking subsidiary. The realization of the deferred tax asset is dependent upon the existence of, or generation of, taxable income during the remaining 11 year period (15 year original amortization period) in which the amortization deduction of the IO Tax Asset is available.
During the first quarter of 2008, the Company entered into an agreement with the Puerto Rico Treasury Department with respect to the allocation method (and period) of expenses incurred related to a settlement agreement (“Settlement Expenses”) that resulted from litigation related to the Company’s restatement. This agreement was effective as of December 31, 2007, and permits the total expense related to the settlement of the lawsuit ($96.0 million) to be allocated to any entity within the Company over a period of three years.
The Company evaluates its deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes”, which states that deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.
In assessing the realization of deferred tax assets, the Company considers the expected reversal of its deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years, and tax planning strategies, in making this assessment. The determination of a valuation allowance on deferred tax assets requires judgment based on the weight of all available evidence and considering the relative impact of negative and positive evidence. Certain events occurred in the fourth quarter of 2008 that led management to reassess its expectations of the realization of its deferred tax assets and to conclude that an additional valuation allowance was necessary.
As of March 31, 2009, two of the Company’s Puerto Rico taxable entities had a three year cumulative loss in earnings before tax. For purposes of assessing the realization of the deferred tax assets, this cumulative taxable loss position for these two entities is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to those two entities in the future, considering the criteria of SFAS No. 109. Accordingly, as of March 31, 2009, the Company determined that it was more likely than not that $405.4 million of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount. For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At March 31, 2009, the net deferred tax asset associated with these two companies was $16.8 million, compared to $16.5 million at December 31, 2008. Approximately, $84.7 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.
The allowance also includes a valuation allowance of $4.9 million related to deferred taxes on unrealized losses on cash flow hedges.

Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale since it has the intent and ability to hold these until recovery of value and has therefore determined that a valuation allowance is not necessary at this time.
Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax asset.
Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of SFAS No. 109. To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.
FIN 48
As of March 31, 2009 and 2008, the Company had unrecognized tax benefits of $13.7 million and interest and penalties of $5.5 million and $4.1 million, respectively. The Company classifies all interest and penalties related to tax uncertainties as income tax expense. For both quarters ended March 31, 2009 and 2008, the Company recognized approximately $0.3 million in interest and penalties.
The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of March 31, 2009, the following years remain subject to examination: U.S. Federal jurisdictions — 2003 through 2007 and Puerto Rico — 2004 through 2007.
It is reasonably possible that within the next twelve months the Company will resolve all matters presently contemplated as unrecognized tax benefits due primarily to the expiration of the statute of limitations. The resolution of these matters would likely result in a reduction of the provision for income taxes and the effective tax rate in the period of resolution of substantially all the unrecognized tax benefits.
BALANCE SHEET AND OPERATING DATA ANALYSIS
LOAN PRODUCTION
Loan production includes loans internally originated by Doral Financial as well as residential mortgage loans purchased from third parties with the related servicing rights. Purchases of mortgage loans from third parties were $26.7 million and $45.6 million for the quarters ended March 31, 2009 and 2008, respectively.
The following table sets forth the number and dollar amount of Doral Financial’s loan production for the periods indicated:

TABLE H
LOAN PRODUCTION

	QUARTER ENDED
	MARCH 31,
(Dollars in thousands, except for average initial loan balance)	2009	2008
FHA/VA mortgage loans
Number of loans	504	461
Volume of loans	$72,395	$50,494
Percent of total volume	30%	13%
Average initial loan balance	$143,641	$109,531
Conventional conforming mortgage loans
Number of loans	268	236
Volume of loans	$34,054	$28,661
Percent of total volume	14%	8%
Average initial loan balance	$127,067	$121,445
Conventional non-conforming mortgage loans(1)
Number of loans	657	1,093
Volume of loans	$101,972	$155,428
Percent of total volume	42%	42%
Average initial loan balance	$155,209	$142,203
Disbursement under existing construction development loans
Volume of loans	$7,793	$28,427
Percent of total volume	3%	8%
Commercial loans(2)
Number of loans	15	92
Volume of loans	$23,407	$65,175
Percent of total volume	10%	17%
Average initial loan balance	$1,560,467	$708,424
Consumer loans(2)
Number of loans	312	6,064
Volume of loans	$2,717	$43,889
Percent of total volume	1%	12%
Average initial loan balance	$8,708	$7,238

Total loans
Number of loans	1,756	7,946
Volume of loans	$242,338	$372,074

(1)	Includes $0.9 million and $9.5 million, in second mortgages for the quarters ended March 31, 2009 and 2008, respectively.

(2)	Commercial and consumer lines of credit are included in the loan production according to the credit limit approved.
The decrease of $129.7 million, or 35%, in loan production for the first quarter of 2009, when compared to the corresponding 2008 period, was primarily related to significant decreases in construction, consumer and commercial lending. Due to the worsening economic conditions in Puerto Rico, new lending activity, particularly related to commercial and construction lending, was limited by the Company during the second half of 2008 and continued through the first quarter of 2009.
The decrease in Doral Financial’s internally originated loans is due to a number of factors including changes in underwriting standards, deteriorating economic conditions in Puerto Rico, competition from other financial institutions and changes in laws and regulations, such as amendments to the Puerto Rico Notarial Law and the impact of Law 197.

A substantial portion of Doral Financial’s total residential mortgage loan originations has consistently been composed of refinancing transactions. For the quarter ended March 31, 2009 and 2008, refinancing transactions represented approximately 82% and 49%, respectively, of the total dollar volume of internally originated mortgage loans. Doral Financial’s future results could be adversely affected by a significant increase in mortgage interest rates that may reduce refinancing activity. However, the Company believes that refinancing activity in Puerto Rico is less sensitive to interest rate changes than in the mainland United States because a significant number of refinance loans in the Puerto Rico mortgage market are made for debt consolidation purposes rather than interest savings due to lower rates.
The following table sets forth the sources of Doral Financial’s loan production as a percentage of total loan originations for the periods indicated:
TABLE I
LOAN ORIGINATION SOURCES

	QUARTER ENDED MARCH 31,
	2009			2008
	Puerto Rico	U.S.	Total	Puerto Rico	U.S.	Total
Retail	75%	—	75%	51%	—	51%
Wholesale(1)	11%	—	11%	12%	—	12%
Housing Developments(2)	2%	1%	3%	7%	1%	8%
Other(3)	2%	9%	11%	22%	7%	29%

(1)	Refers to purchases of mortgage loans from other financial institutions and mortgage lenders.

(2)	Refers to disbursement of existing construction development loans.

(3)	Refers to commercial, consumer and multifamily loans originated through the banking subsidiaries.
MORTGAGE LOAN SERVICING
Doral Financial’s principal source of servicing rights has traditionally been sales of loans from its internal loan production. However, Doral Financial also purchases mortgage loans on a servicing-released basis as well as servicing rights in bulk. Doral Financial intends to continue growing its mortgage-servicing portfolio primarily by internal loan originations, but may also seek and consider attractive opportunities for wholesale purchases of loans with the related servicing rights and bulk purchases of servicing rights from third parties.

The following table sets forth certain information regarding the total mortgage loan-servicing portfolio of Doral Financial for the periods indicated:
TABLE J
LOANS SERVICED FOR THIRD PARTIES

	AS OF MARCH 31,
(Dollars in Thousands, Except for Average Size of Loans Serviced)	2009	2008
Composition of Portfolio Serviced for Third Parties at Period End:
GNMA	$2,297,269	$2,103,438
FHLMC/FNMA	3,356,510	3,688,642
Other conventional mortgage loans(1)(2)	3,613,734	4,082,418

Total portfolio serviced for third parties	$9,267,513	$9,874,498

Activity of Portfolio Serviced for Third Parties:
Beginning servicing portfolio	$9,460,350	$10,072,538
Additions to servicing portfolio	105,090	60,333
Servicing sold and released due to repurchases	(19,455)	—
Run-off(3)	(278,472)	(258,373)

Ending servicing portfolio	$9,267,513	$9,874,498

Selected Data Regarding Mortgage Loans Serviced for Third Parties:
Number of loans	109,821	117,344
Weighted- average interest rate	6.39%	6.45%
Weighted- average remaining maturity (months)	245	249
Weighted- average gross servicing fee rate	0.40%	0.40%
Average servicing portfolio(4)	$9,363,932	$9,973,518
Principal prepayments	$167,556	$160,228
Constant prepayment rate	7%	6%
Average size of loans	$84,387	$84,150
Servicing assets, net	$104,426	$139,570
Mortgage-servicing advances	$28,609	$33,042

Delinquent Mortgage Loans and Pending Foreclosures at Period End:
60-89 days past due	2.20%	1.92%
90 days or more past due	3.65%	2.04%

Total delinquencies excluding foreclosures	5.85%	3.96%

Foreclosures pending	2.69%	2.51%

(1)	Excludes $4.2 billion and $3.7 billion of mortgage loans owned by Doral Financial at March 31, 2009 and 2008, respectively.

(2)	Includes portfolios of $169.0 million and $193.5 million at March 31, 2009 and 2008, respectively, of delinquent FHA/VA and conventional mortgage loans sold to third parties.

(3)	Run-off refers to regular amortization of loans, prepayments and foreclosures.

(4)	Excludes the average balance of mortgage loans owned by Doral Financial of $4.2 billion and $3.6 billion as of March 31, 2009 and 2008, respectively.

Most of the mortgage loans in Doral Financial’s servicing portfolio are secured by single (one-to-four) family residences located in Puerto Rico. At March 31, 2009 and 2008, less than 1% of Doral Financial’s mortgage-servicing portfolio to third parties was related to mortgages secured by real property located on the U.S. mainland.
The amount of principal prepayments on mortgage loans serviced for third parties by Doral Financial was $167.6 million and $160.2 million for the quarter ended March 31, 2009 and 2008, respectively
Total delinquencies excluding foreclosures increased from 3.96% to 5.85% and pending foreclosures increased from 2.51% to 2.69% from March 31, 2008 to the corresponding period in 2009, respectively, as a result of the economic recession and general deterioration of the mortgage sector. The Company does not expect significant losses related to these delinquencies since it has a provision for loans under recourse agreements and for other non recourse loans has not experienced significant losses in the past.
As part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal or interest whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans.
LIQUIDITY AND CAPITAL RESOURCES
Doral Financial has an ongoing need for capital to finance its lending, servicing and investing activities. Doral Financial’s cash requirements arise mainly from loan originations and purchases, purchases and holding of securities, repayments of debt upon maturity, payments of operating and interest expenses, servicing advances and loan repurchases pursuant to recourse or warranty obligations. Sources of funds include deposits, advances from FHLB and other borrowings, proceeds from the sale of loans, and of certain available for sale investment securities and other assets, payment from loans held on balance sheet, and cash income from assets owned, including payments from owned servicing rights and interest-only strips. The Company’s Assets and Liability Committee (“ALCO”) establishes and monitors liquidity guidelines to ensure the Company’s ability to meet these needs. Doral Financial currently has and anticipates that it will continue to have adequate liquidity, financing arrangements and capital resources to finance its operations in the ordinary course of business.
Liquidity of the Holding Company
The holding company’s current principal uses of funds are the payment of its obligations, primarily the payment of principal and interest on its debt obligations, and the payment of dividends on its preferred stock. The holding company no longer directly funds any mortgage banking activities. Beyond the amount of unencumbered liquid assets at the holding company, the principal sources of funds for the holding company are principal and interest payments on the portfolio of loans and securities retained on the balance sheet by the holding company and dividends from its subsidiaries, including Doral Bank PR, Doral Bank NY and Doral Insurance Agency. The existing cease and desist order applicable to the holding company requires prior regulatory approval for the payment of any dividends from Doral Bank PR to the holding company. In addition, various federal and Puerto Rico statutes and regulations limit the amount of dividends that the Company’s banking and other subsidiaries may pay without regulatory approval. No restrictions exist on the dividends available from Doral Insurance Agency, other than those generally applicable under the Puerto Rico corporation law.
Since April 2006, Doral Financial has not paid dividends on the Company’s common stock.
On March 20, 2009, the Company announced that in order to preserve capital the Board of Directors approved the suspension of the payment of dividends on all of its outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for Doral Financial’s noncumulative preferred stock and the dividends for the second quarter of 2009 for Doral Financial’s cumulative preferred stock.
Liquidity is managed at the level of the holding company that owns the banking and non-banking subsidiaries. It is also managed at the level of the banking and non-banking subsidiaries.

Other than changes in short-term borrowings and deposits in the normal course of business, the repayment of certain long-term callable certificates of deposits, the impact in the Company’s assets and liabilities as a result of the Company’s exposure to LBI in connection with repurchase agreements and forward TBA agreements, and the suspension of payment of dividends on outstanding preferred stock, there have been no significant or unusual changes in the Corporation’s funding activities and strategy during 2008 and the first quarter of 2009.
The following sections provide further information on the Company’s major funding activities and needs. Also, please refer to the consolidated statements of cash flows in the accompanying Consolidated Financial Statements which provides information on the Company’s cash inflows and outflows.
Liquidity of the Banking Subsidiaries
Doral Financial’s liquidity and capital position at the holding company differ from the liquidity and capital positions of the Company’s banking subsidiaries. Doral Financial’s banking subsidiaries rely primarily on deposits, including brokered deposits which are all insured so as to meet the coverage for FDIC deposit insurance up to applicable limits, borrowings under advances from FHLB and repurchase agreements secured by pledges of their mortgage loans and mortgage-backed securities as their primary sources of liquidity. The banking subsidiaries also have significant investments in loans and investment securities, which together with the owned mortgage servicing rights, serve as a source of cash. To date, these sources of liquidity for Doral Financial’s banking subsidiaries have not been materially adversely impacted by the current adverse liquidity conditions in the U.S. mortgage and credit markets.
Cash Sources and Uses
Doral Financial’s sources of cash as of March 31, 2009 include retail and commercial deposits, borrowings under advances from FHLB, repurchase financing agreements, principal repayments and sale of loans and securities.
Management does not contemplate material uncertainties in the rolling over of deposits, both retail and wholesale, and is not engaged in capital expenditures that would materially affect the capital and liquidity positions. In addition, the Company’s banking subsidiaries maintain borrowing facilities with the FHLB and at the discount window of the Federal Reserve, and have a considerable amount of collateral that can be used to raise funds under these facilities.
Doral Financial uses of cash as of March 31, 2009 include origination and purchase of loans, purchase of investment securities, repayment of obligations as they become due, dividend payments related to the preferred stock (which were suspended by the Company’s Board of Directors on March 2009 with effectiveness during the second quarter of 2009), and other operational needs. The Company also is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Company will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Primary Sources of Cash
The following table shows Doral Financial’s sources of borrowings and the related average interest rates as of March 31, 2009 and December 31, 2008:
TABLE K
SOURCES OF BORROWINGS

	AS OF MARCH 31, 2009		AS OF DECEMBER 31, 2008
	AMOUNT	AVERAGE	AMOUNT	AVERAGE
(Dollars in thousands)	OUTSTANDING	RATE	OUTSTANDING	RATE
Deposits	$4,051,242	3.11%	$4,402,772	3.58%
Repurchase Agreements	1,947,024	3.59%	1,907,447	3.62%
Advances from FHLB	1,600,400	3.41%	1,623,400	3.83%
Other short-term borrowings	731,000	0.25%	351,600	0.52%
Loans Payable	360,931	7.26%	366,776	7.27%
Notes Payable	275,626	7.31%	276,868	7.31%
Doral Financial’s banking subsidiaries obtain funding for their lending activities through the receipt of deposits, repurchase agreements, advances from FHLB, other borrowings, such as term notes backed by Federal Home Loan Bank of New York (“FHLB-NY”) letters of credit and an auction term funds to depository institutions granted by the Federal Reserve under TAF, and other borrowings. As of March 31, 2009, Doral Financial’s banking subsidiaries held approximately $3.8 billion in interest-bearing deposits at a weighted-average interest rate of 3.31%. For additional information the Company’s sources of borrowings please refer to Notes from 16 to 21 of the consolidated financial statements accompanying this Quarterly Report on Form 10-Q.
The following table presents the average balance and the annualized average rate paid on each deposit type for the periods indicated:
TABLE L
AVERAGE DEPOSIT BALANCE

	QUARTER ENDED		YEAR ENDED
	MARCH 31, 2009		DECEMBER 31, 2008
	AVERAGE	AVERAGE	AVERAGE	AVERAGE
(Dollars in thousands)	BALANCE	RATE	BALANCE	RATE
Certificates of deposit	$2,889,147	4.62%	$2,994,604	4.45%
Regular passbook savings	349,930	1.89%	332,032	2.56%
NOW accounts and other transaction accounts	348,454	1.45%	381,848	1.57%
Money market accounts	323,952	2.99%	294,847	3.07%

Total interest-bearing	3,911,483	3.96%	4,003,331	3.91%
Non-interest bearing	243,328	—	254,566	—

Total deposits	$4,154,811	3.73%	$4,257,897	3.68%

The following table sets forth the maturities of certificates of deposit having principal amounts of $100,000 or more at March 31, 2009.
TABLE M
CERTIFICATES OF DEPOSIT MATURITIES

(In thousands)	AMOUNT
Certificates of deposit maturing:
Three months or less	$355,845
Over three through six months	139,199
Over six through twelve months	1,013,250
Over twelve months	891,173

Total	$2,399,467

The amounts in Table M, include $2.2 billion in brokered deposits issued in denominations greater than $100,000 to broker-dealers. As of March 31, 2009 and December 31, 2008, all brokered deposits were within the applicable FDIC insurance limit. On October 3, 2008, the President of the U.S. signed the Emergency Economic Stabilization Act of 2008, which among other things, temporarily raised the basic limit on FDIC deposit insurance from $100,000 to $250,000. The temporary increase in deposit insurance became effective upon the President’s signature and ends on December 31, 2009.
As of March 31, 2009 and December 31, 2008, Doral Financial’s retail banking subsidiaries had approximately $2.2 billion and $2.7 billion, respectively, in brokered deposits obtained through broker-dealers. Brokered deposits are used by Doral Financial’s retail banking subsidiaries as a source of long-term funds, and Doral Financial’s retail banking subsidiaries have traditionally been able to replace maturing brokered deposits. Certificates of deposits with principal amounts of $100,000 or more include time deposits issued to deposit brokers in the form of large ($100,000 or more) certificates of deposits that have been participated out by the broker in shares of less than $100,000. As of March 31, 2009 and December 31, 2008, all certificates of deposits were within the applicable FDIC insurance limit. Brokered deposits, however, are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Brokered-deposit investors are generally very sensitive to interest rates and will generally move funds from one depository institution to another based on minor differences in rates offered on deposits.
Doral Financial’s banking subsidiaries, as members of the FHLB-NY, have access to collateralized borrowings from the FHLB-NY up to a maximum of 30% of total assets. In addition, the FHLB-NY makes available additional borrowing capacity in the form of repurchase agreements on qualifying high grade securities. Advances and reimbursement obligations with respect to letters of credit must be secured by qualifying assets with a market value of 100% of the advances or reimbursement obligations. As of March 31, 2009, Doral Financial’s banking subsidiaries held $1.6 billion in advances from FHLB-NY at a weighted-average interest rate of 3.41%. Please refer to Note 18 of the consolidated financial statements accompanying this Quarterly Report on Form 10-Q for additional information regarding such advances.
Doral Financial also derives liquidity from the sale of mortgage loans in the secondary mortgage markets. The U.S. (including Puerto Rico) secondary mortgage market is the most liquid in the world in large part because of the sale or guarantee programs maintained by FHA, VA, HUD, FNMA and FHLMC. To the extent these programs are curtailed or the standard for insuring or selling loans under such programs is materially increased, or, for any reason, Doral Financial were to fail to qualify for such programs, Doral Financial’s ability to sell mortgage loans and consequently its liquidity would be materially adversely affected.
Other Uses of Cash
Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold to certain other investors, require Doral Financial to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of the funds it advances during the time the advance is outstanding. For the quarter ended March 31, 2009, the monthly average amount of funds advanced by Doral Financial under such servicing agreements was approximately $35.7 million, compared to $36.5 million for the corresponding period of 2008. To the extent the mortgage loans underlying Doral Financial’s servicing portfolio experience increased delinquencies, Doral Financial would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover the amounts advanced through foreclosure or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans. As of March 31, 2009 and December 31, 2008, the outstanding principal balance of such delinquent loans was $169.0 million and $177.0 million, respectively, and the aggregate monthly amount of funds advanced by Doral Financial was $14.6 million and $15.5 million, respectively.

When Doral Financial sells mortgage loans to third parties, which serves as a source of cash, it also generally makes customary representations and warranties regarding the characteristics of the loans sold. To the extent the loans do not meet specified characteristics, investors are generally entitled to cause Doral Financial to repurchase such loans.
In addition to its servicing and warranty obligations, in the past Doral Financial’s loan sale activities have included the sale of non-conforming mortgage loans subject to recourse arrangements that generally require Doral Financial to repurchase or substitute the loans if the loans are 90 days or more past due or otherwise in default up to a specified amount or limited to a period of time after the sale. To the extent the delinquency ratios of the loans sold subject to recourse are greater than anticipated and Doral Financial is required to repurchase more loans than anticipated, Doral Financial’s liquidity requirements would increase. Please refer to “Off-Balance Sheet Activities” below for additional information on these arrangements.
In the past, Doral Financial sold or securitized mortgage loans with FNMA on a partial or full recourse basis. Doral Financial’s contractual agreements with FNMA authorize FNMA to require Doral Financial to post collateral in the form of cash or marketable securities to secure such recourse obligation to the extent Doral Financial does not maintain an investment grade rating. As of March 31, 2009, Doral Financial’s maximum recourse exposure with FNMA amounted to $834.1 million and required the posting of a minimum of $44.0 million in collateral to secure recourse obligations. While deemed unlikely by Doral Financial, FNMA has the contractual right to request collateral for the full amount of Doral Financial’s recourse obligations. Any such request by FNMA would have a material adverse effect on Doral Financial’s liquidity and business. Please refer to Note 23 of the accompanying consolidated financial statements and “Off-Balance Sheet Activities” below for additional information on these arrangements.
Under Doral Financial’s repurchase lines of credit and derivative contracts, Doral Financial is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, Doral Financial will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.
REGULATORY CAPITAL RATIOS
As of March 31, 2009, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively (i.e., total capital and Tier 1 capital to risk weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%). However, as described below, Doral Financial is subject to a consent order pursuant to which it submitted a capital plan in which it has agreed to maintain capital ratios in excess of the prompt corrective action well capitalized floors at both the holding company and Doral Bank PR level. As a result of the recapitalization pursuant to which Doral Holdings LLC acquired 90% of the common stock of Doral Financial, except for the requirements of the consent order, Doral Financial is no longer required to meet regulatory capital standards. Set forth below are Doral Financial’s, and its banking subsidiaries’ regulatory capital ratios as of March 31, 2009 and December 31, 2008, based on existing Federal Reserve, FDIC and OTS guidelines. For purpose of these tables, ratios for Doral Financial are calculated as if Doral Financial were the ultimate holding company.

TABLE N
REGULATORY CAPITAL RATIOS

	As of March 31, 2009
	DORAL	DORAL	DORAL
	FINANCIAL(2)	BANK PR	BANK NY
Total Capital Ratio (Total capital to risk- weighted assets)	16.2%	13.8%	16.8%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	11.8%	12.6%	16.4%
Leverage Ratio(1)	7.2%	6.3%	11.1%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

(2)	Doral Financial was not subject to regulatory capital requirements as of March 31, 2009. Ratios were prepared as if the company were subject to the requirement for comparability purposes.

	As of December 31, 2008
	DORAL	DORAL	DORAL
	FINANCIAL(2)	BANK PR	BANK NY
Total Capital Ratio (Total capital to risk- weighted assets)	17.1%	15.5%	19.1%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	13.8%	14.3%	18.5%
Leverage Ratio(1)	7.6%	6.4%	15.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

(2)	Doral Financial was not subject to regulatory capital requirements as of December 31, 2008. Ratios were prepared as if the company were subject to the requirement for comparability purposes.
As of March 31, 2009, the capital ratios of Doral Bank PR and Doral Bank NY exceeded the well-capitalized thresholds for banks for purposes of the prompt corrective action regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. Under FDIC’s regulations, a well capitalized bank must maintain a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and not be subject to any written agreement or directive to meet a specific capital ratio.
Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on Doral Financial.
On March 17, 2006, Doral Financial entered into a consent order with the Federal Reserve, pursuant to which the Company submitted a capital plan in which it established a target minimum leverage ratio of 5.5% for Doral Financial and 6.0% for Doral Bank PR. For a detailed description of this order, please refer to Part I, Item 3. Legal Proceedings, in the Company’s 2008 Annual Report on Form 10-K. While the Tier 1 and Total capital ratios have risk weighting components that take into account the low level of risk associated with the Company’s mortgage and securities portfolios, the Leverage Ratio is significantly lower because it is based on total average assets without any risk weighting. As of March 31, 2009, Doral Financial’s banking subsidiaries were in compliance with all capital requirements.
On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009.
ASSETS AND LIABILITIES
Doral Financial’s total assets amounted $10.1 billion at both March 31, 2009 and December 31, 2008. Total assets at March 31, 2009, when compared to December 31, 2008 were affected by a decrease of $103.4 million in the Company’s investment securities portfolio primarily related to regular amortization, and partially offset by an increase of $85.5 million in cash and due from banks and money market investments.

Total liabilities were $9.3 billion at March 31, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities as of March 31, 2009 were affected by an increase in other short-term borrowings of $379.4 million, which represents the balance of a line of credit with the FHLB and an auction term funds to depository institutions granted by the Federal Reserve under TAF, partially offset by a decrease in deposits of $351.5 million, mainly related to the decrease in brokered deposits.
FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, Doral may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.
Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. The Company adopted SFAS No. 159, “The Fair Value Option for Financing Assets and Financing Liabilities,” (“SFAS 159”), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.
SFAS No. 157 established a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect the Company’s estimates about market data. These levels are:
• Level 1 – Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.
• Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.
• Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
In accordance with SFAS No. 157, Doral Financial’s intent is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurements are based upon models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. Most of Doral Financial’s financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded to the Company’s financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, the Company is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instruments, or Level 3 measurements.
The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, the Company uses valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.
At March 31, 2009, $3.7 billion, or 36.4%, of the Company’s total assets, consisted of financial instruments recorded at fair value on a recurring basis. The financial instruments recorded as fair value on a recurring basis consisted of $3.2 billion that are measured using valuation methodologies involving market-based or market-derived information, identified as Level 1 and Level 2 measurements, and $500.9 million of financial assets, consisting principally of interest-only strips, securities available for sale and mortgage servicing assets, that are measured using model-based techniques, or Level 3 measurement.
At March 31, 2009, Doral Financial’s liabilities included $15.2 million of financial instruments recorded at fair value on a recurring basis.
Please refer to note 28 of the accompanying financial statements for further discussion about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact on earnings.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis using Level 3 Measurements
As discussed above, when market observable inputs for model-based valuation techniques may not be readily available, the Company is required to use Level 3 measurements in estimating the fair value of the financial instruments.
Following is a description of valuation methodologies used for instruments recorded at fair value on a recurring basis using Level 3 measurements.
Securities held for trading: Level 3 securities held for trading consist primarily of interest-only strips. For interest-only strips the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. The change in fair value of interest-only strips is recognized in “Net (loss) gain on securities held for trading, including gains and losses on the fair value of IOs” in the income statement.
Securities available for sale: Level 3 securities available for sale are measured using a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including prepayment speeds, loss assumptions and discount rates. Level 3 securities include private label and agency CMOs for which quoted market prices are not available. The change in fair value of securities available for sale is recognized in “Other comprehensive loss, net of deferred tax” in the balance sheet.
Servicing assets: Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. The change in fair value of servicing assets is recognized in “Servicing loss (net of mark-to-market adjustment)” in the income statement.

The table below presents the balance of financial assets measured at fair value on a recurring basis using Level 3 measurements. The Company had no Level 3 financial liabilities as of March 31, 2009.

	Securities	Securities	Servicing
(In thousands)	Held for Trading	Available for Sale	Assets

March 31, 2009

Beginning balance	$52,910	$390,634	$114,396
Change in fair value	(2,368)	(35,797)	(11,353)
Principal repayment /amortization of premium and discount	—	(8,861)	—
Capitalization / sales, net	—	—	1,383

Ending balance	$50,542	$345,976	$104,426

December 31, 2008

Beginning balance	$67,992	$6,366	$150,238
Change in fair value	(803)	62,878	(42,642)
Principal repayment /amortization of premium and discount	(91)	(11,134)	—
Transfer	(14,188)	332,524	—
Capitalization / sales, net	—	—	6,800

Ending balance	$52,910	$390,634	$114,396

Total assets measured using Level 3 measurements as a percentage of total assets measured as fair value on a recurring basis was 13.6% at March 31, 2009 and 14.7% at December 31, 2008.
Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis using Level 3 Measurements
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are described above. For assets measured at fair value on a nonrecurring basis in 2008, that were still held on the balance sheet at quarter end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at year end.

(In thousands)	Carrying Value	Level 1	Level 2	Level 3
March 31, 2009

Loans receivable (1)	$89,346	$—	$—	$89,346
Real estate held for sale(2)	14,043	—	—	14,043

Total	$103,389	$—	$—	$103,389

December 31, 2008

Loans receivable(1)	$77,966	$—	$—	$77,966

(1)	Represents the carrying value and related write-downs of loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

The following table summarizes total losses attributable to the change in unrealized gains or losses relating to assets (classified as level 3) held at the reporting periods.

		Loss for the Quarter Ended
	Location of Loss Recognized in	March 31,
(In thousands)	the Income Statement	2009	2008
Loans receivable	Provision for loan and lease losses	$(706)	$(4,553)

Real estate held for sale	Other expenses	$(1,406)	$—

Total assets measured as fair value on a recurring and nonrecurring basis using Level 3 measurements as a percentage of total assets measured as fair value was 15.9% at March 31, 2009 and 16.4% at December 31, 2008.
OFF-BALANCE SHEET ACTIVITIES
Prior to 2006, the Company normally sold loans that did not qualify for the insurance or guarantee programs of FHA and VA, or the sale or exchange programs of FNMA or FHLMC (“non-conforming loans”) to local financial institutions on a recourse basis pursuant to which Doral Financial retained part of the credit risk associated with such loans after sale. The Company also sold loans under various recourse agreements to FNMA and FHLMC. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s Consolidated Financial Statements, except for a liability of $9.3 million, as of March 31, 2009, for estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” Doral Financial’s current strategy is to sell loans on a non-recourse basis, except for certain early payment defaults.
In the past, in relation to its asset securitization and loan sale activity, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal and interest regardless of whether they are collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans.
In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of March 31, 2009, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $1.1 billion. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $1.0 billion. Doral Financial’s contingent obligation with respect to its recourse provision is not reflected on the Company’s Consolidated Financial Statements, except for a liability for estimated losses from such recourse agreements. The Company discountinued the practice of selling loans with recourse obligations in 2005.
The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.
Doral Financial reserves for its exposure to recourse and the other credit-enhanced transactions explained above amounted $17.9 million and $18.5 million as of March 31, 2009 and December 31, 2008, respectively. For additional information regarding sales of delinquent loans please refer to “Liquidity and Capital Resources” above.
Doral Financial is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statement of Financial Position.
The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit or for forward sales is represented by the contractual amount of these instruments. Doral Financial uses the same credit policies in making these commitments as it does for on-balance sheet instruments. At March 31, 2009, commitments to extend credit and commercial and financial standby letters of credit amounted to approximately $119.6 million and $0.3 million, respectively, and commitments to sell loans amounted to approximately $277.8 million.
Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses.
In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. Please refer to Item 1A. Risk Factors, “Risks Relating to Doral Financial’s Business — Defective and repurchased loans may harm Doral Financial’s business and financial condition” of the Company’s 2008 Annual Report on Form 10-K for additional information.
CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS
The tables below summarize Doral Financial’s contractual obligations, on the basis of contractual maturity or first call date, whichever is earlier, and other commercial commitments as of March 31, 2009.

TABLE O
CONTRACTUAL OBLIGATIONS

	PAYMENT DUE BY PERIOD
(In thousands)		LESS THAN			AFTER
CONTRACTUAL OBLIGATIONS	TOTAL	1 YEAR	1-3 YEARS	3-5 YEARS	5 YEARS
Deposits	$4,051,242	$3,111,726	$511,693	$227,345	$200,478
Repurchase agreements(1) (2)	1,947,024	652,216	688,308	606,500	—
Advances from FHLB(1) (2)	1,600,400	698,480	652,920	249,000	—
Other short-term borrowings	731,000	731,000	—	—	—
Loans payable(3)	360,931	47,546	85,742	65,622	162,021
Notes payable	275,626	6,463	12,309	43,294	213,560
Other liabilities	107,967	107,967	—	—	—
Non-cancelable operating leases	44,567	5,695	9,637	8,523	20,712

Total Contractual Cash Obligations	$9,118,757	$5,361,093	$1,960,609	$1,200,284	$596,771

(1)	Amounts included in the table above do not include interest.

(2)	Includes $278.5 million of repurchase agreements with an average rate of 4.88% and $304.0 million in advances from FHLB-NY with an average rate of 5.40%, which the lenders have the right to call before their contractual maturities. The majority of such repurchase agreements and advances from FHLB-NY are included in the less than one year category in the above table but have actual contractual maturities ranging from July 2009 to February 2014. They are included on the first call date basis because increases in interest rates over the average rate of the Company’s callable borrowings may induce the lenders to exercise their call right.

(3)	Secured borrowings with local financial institutions, collateralized by real estate mortgage loans at variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled payments, but are required to be repaid according to the regular amortization and prepayments of the underlying mortgage loans. For purposes of the table above, the Company used a CPR of 12.2% to estimate the repayments.
TABLE P
OTHER COMMERCIAL COMMITMENTS(1)

	AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
	TOTAL
(In thousands)	AMOUNT	LESS THAN			AFTER
OTHER COMMERCIAL COMMITMENTS	COMMITTED	1 YEAR	1-3 YEARS	3-5 YEARS	5 YEARS
Commitments to extend credit	$119,647	$113,438	$5,747	$22	$440
Commitments to sell loans	277,807	277,807	—	—	—
Commercial and financial standby letters of credit	325	325	—	—	—
Maximum contractual recourse exposure	976,324	—	—	—	976,324

Total	$1,374,103	$391,570	$5,747	$22	$976,764

(1)	Refer to “Off-Balance Sheet Activities” above for additional information regarding other commercial commitments of the Company.
RISK MANAGEMENT
Doral Financial’s business is subject to four broad categories of risks: interest rate risk, credit risk, operational risk and liquidity risk. Doral Financial has specific policies and procedures which have been designed to identify, measure and manage risks to which the company is exposed.
Interest Rate and Market Risk Management
Interest rate risk refers to the risk that changes in interest rates may adversely affect the value of Doral Financial’s assets and liabilities and its net interest income.
Doral Financial’s risk management policies are designed with the goal of maximizing shareholder value with emphasis on stability of net interest income and market value of equity. These policies are also designed to ensure the maintenance of adequate capitalization, liquidity, and other regulatory requirements. The objectives of Doral Financial’s risk management policies are pursued within the limits established by the Board of Directors of the

Company. The Board of Directors has delegated the monitoring of interest rate and market risk to its Risk Policy Committee.
Doral Financial’s Asset/Liability Management Committee (“ALCO”) has been created under the authority of the Board of Directors to manage the Company’s interest rate and market risk. The ALCO is primarily responsible for ensuring that Doral Financial operates within the Company’s established asset/liability management policy guidelines and procedures. The ALCO reports directly to the Risk Policy Committee of the Board of Directors.
The ALCO is responsible for:
•	developing the Company’s asset/liability management and liquidity strategy;

•	recommending for Board approval asset/liability and liquidity risk limits that are consistent with the Company’s policies;

•	overseeing product pricing and volume objectives for customer-related activities;

•	overseeing the Company’s secondary market activities;

•	monitoring compliance with risk limits and judging adequacy of the execution of tactics by the Funds Management Group; and

•	overseeing the maintenance of management information systems that supply, on a timely basis, the information and data necessary for the ALCO to fulfill its role as the Company’s asset/liability manager.
Risk Identification Measurement and Control
Doral Financial manages interest rate exposure related to its assets and liabilities on a consolidated basis. Changes in interest rates can affect the volume of Doral Financial’s mortgage loan originations, the net interest income earned on Doral Financial’s portfolio of loans and securities, the amount of gain on the sale of loans and the value of Doral Financial’s servicing assets, IOs, and loans and securities holdings.
As part of its interest rate risk management practices, Doral Financial has implemented measures to better identify the interest rate risk associated with the Company’s assets and liabilities and has developed policies and procedures to control and manage these risks. Doral Financial continues to explore ways to improve its interest rate risk management practices. The Company currently manages its interest rate risk by principally focusing on the following metrics: (a) net interest income sensitivity; (b) market value equity sensitivity; (c) effective duration of equity; and (d) maturity/repricing gaps. Doral Financial Asset/Liability Management Policies provides a limit structure based on interest income sensitivity, market value equity sensitivity and effective duration of equity. A single limit is defined for effective duration of equity. Net interest income sensitivity limits are set for a twelve month horizon and defined for instantaneous parallel rate shifts. Specific parallel rate shifts defined for net interest income and market value equity limits are -300 bps, -200 bps, -100 bps, +100 bps, +200 bps, and +300 bps. Additional limits are defined and subject to control for maturity/repricing gaps, however management continues to emphasize risk management and controls based on net interest income and market value of equity sensitivity as these measures already incorporate the effect of existing interest rate gaps. The explanations below provide definitions, methodologies and assumptions used to estimate interest rate risk metrics:
•	Net Interest Income Sensitivity. Refers to the relationship between market interest rates and net interest income due to the maturity and repricing characteristics of Doral Financial’s interest-earning assets and interest-bearing liabilities. To measure net interest income exposure to changes in market interest rates, the Company uses earning simulations techniques. These simulations techniques allow for the forecasting of net interest income and expenses under various rate scenarios for the measurement of interest rate risk exposures of Doral Financial. Primary scenarios include instantaneous parallel and non-parallel rate shocks. Net interest income sensitivity is measured for time horizons ranging from twelve to sixty months and therefore is a measure focused on short to medium term risk. The basic underlying assumptions for net interest income simulations are: (a) static balance sheet; (b) full reinvestment of funds in similar product/instruments with similar maturity and repricing characteristics; (c) spread risk modeled and assumed constant; (d) prepayment rates on mortgages and mortgage related securities modeled using multi-factor prepayment model; and (e) non-maturity deposit run-offs and embedded options are also taken into account as part of net interest income simulations and risk measurements.

•	Market Value of Equity Sensitivity. Used to capture and measure the risks associated with longer-term maturity and re-pricing imbalances. Doral Financial uses value simulations techniques for all financial components of the Statement of Financial Condition. Valuation techniques include static cash flows analyses, stochastic models to qualify value of embedded options and prepayment modeling. To complement and broaden the risk analysis, the Company uses duration and convexity analysis to measure the sensitivity of the market value of equity to changes in interest rates. Duration measures the linear change in market value of equity caused by changes in interest rates, while, convexity measures the asymmetric changes in market value of equity caused by changes in interest rates due to the presence of options. The analysis of duration and convexity combined provide a better understanding of the sensitivity of the market value of equity to changes in interest rates.

•	Effective Duration of Equity. The effective duration of equity is a broad measure of the impact of interest rates changes on Doral Financial’s capital. The measure summarizes the net sensitivity of assets and liabilities, adjusted for off-balance sheet positions. The stated threshold for Doral Financial effective duration of equity is +/- 12 years.
Interest Rate Risk Management Strategy
Doral Financial’s current interest rate management strategy is implemented by the ALCO and is designed to reduce the volatility of the Company’s net interest income and to protect the market value of equity. While the current strategy will also use a combination of derivatives and balance sheet management, more emphasis is being placed on balance sheet management.
Net Interest Income Risk. In order to protect net interest income against interest rate risk, the ALCO employs a number of strategies, which are adjusted in relation to prevailing market conditions. Internal balance sheet management practices are designed to reduce the re-pricing gaps of the Company’s assets and liabilities.
Currently, the Company mainly uses interest rate swaps and interest rate caps as part of its interest rate risk management activities. Interest rate swaps represent a mutual agreement to exchange interest rate payments; one party pays fixed rate and the other pays a floating rate. For net interest income protection, Doral Financial typically pays a fixed rate of interest and receives a floating rate of interest.
Market Value of Equity Hedging Strategies. Due to the composition of Doral Financial’s assets and liabilities, the Company has exposure to decreasing interest rates in the short run and to rising interest rates in medium-term to long-term. The Company measures the market value of all rate sensitive assets and liabilities; the difference is what is termed market value of equity. The Company measures how this market value of equity fluctuates with different rate scenarios. Management uses duration matching strategies to manage the fluctuations of market value of equity within the long-term targets established by the Board of Directors of the Company.
Duration Risk. In order to bring duration measures within the long-term target of the Company, management may use a combination of internal liabilities management techniques and derivative instruments. Doral Financial may use the following derivatives for such purposes:
•	Interest rate swaps

•	Swaptions

•	Eurodollar futures

•	Treasury futures

Doral Financial also enters into forward sale agreements to sell mortgage-backed securities by setting the price in advance to protect the Company against increases in interest rates and concurrent reductions in the price of mortgage-backed securities.
Convexity Risk. Convexity is a measure of how much duration changes as interest rates change. For Doral Financial, convexity risk primarily results from mortgage prepayment risk. In order to bring convexity measures within the long-term targets of the Company, management may use a combination of internal balance sheet management and the following derivatives:
•	Swaptions

•	Put and call options on Eurodollar futures

•	Put and call options on agency mortgage-backed securities

•	Put and call options on treasury futures
Call options represent the right to buy a specified security at a specified price in the future. Their value generally increases as interest rates fall. Put options represent the right to sell a specified security in the future. Their value generally increases as interest rates rise. These instruments enable the Company to hedge against adverse changes in market value of equity due to unexpected movements in interest rates, taking into consideration the duration and interest rate sensitivity of the Company’s loan and investment portfolio.
Doral Financial’s Risk Profile
Doral Financial’s goal is to manage market and interest rate risk within targeted levels established and periodically reviewed by the Board of Directors. The interest risk profile of the Company is managed by using natural offsets generated by the different components of the balance sheet during the natural course of business operations and through active hedging activities using debt and derivative instruments to achieve targeted risk levels.
The Company’s interest rate risk exposure can be segregated into linear and non-linear risk components based on the varying changes to the market value of equity due to changes in interest rates. The linear risk is managed through interest rate caps and future contracts. The non-linear risk arises primarily from embedded optionality in our products and transactions which allows clients and counterparties to modify the maturity of loans, securities, deposits and/or borrowings. Examples of non-linear risks include the ability of a mortgagee to prepay his/her mortgage or a counterparty exercising its puttable option on a structured transaction. The embedded optionality is primarily managed by purchasing or selling options or by other active risk management strategies involving the use of derivatives, including the forward sale of mortgage-backed securities.

The table below shows the risk profile of Doral Financial (taking into account the derivatives set forth below) under 100-basis point parallel and instantaneous increases or decreases of interest rates, as of March 31, 2009 and December 31, 2008.

	Market Value	Net Interest Income
As of March 31, 2009	Of Equity Risk	Risk(1)
+ 100 BPS	(0.77)%	19.89%
- 100 BPS	1.73%	3.81%

	Market Value of	Net Interest Income
As of December 31, 2008	Equity Risk	Risk(1)
+ 100 BPS	(0.3)%	15.9%
- 100 BPS	1.2%	2.2%

(1)	Based on 12-month forward change in net interest income.
As of March 31, 2009 the market value of equity (“MVE”) sensitivity measure showed a slight increase when compared to December 31, 2008. The increase in MVE sensitivity is due primarily to a contraction of wholesale funding durations, especially repurchase agreements and cancellations of callable brokered deposits. The Company continues to actively manage the balance sheet to maintain the interest rate risk within policy limits.
The net interest income (“NII”) sensitivity, based on a 12-month horizon, increased when comparing March 31, 2009 to December 31, 2008. The increase in NII sensitivity is explained by higher prepayment speed of mortgage loans and mortgage-backed securities, as higher prepayments increase the amount of asset balances subject to repricing/reinvestments.
The following table shows the Company’s investment portfolio sensitivity to changes in interest rates. The table below assumes parallel and instantaneous increases and decreases of interest rates as of March 31, 2009 and December 31, 2008.

	March 31, 2009	December 31, 2008
(In thousands)	Change in Fair	Change in Fair
Change in Interest	Value of	Value of
Rates (Basis	Available for	Available for
Points)	Sale Securities	Sale Securities
+200	$(187,228)	$(169,044)
+100	(87,178)	(72,832)
Base	—	—
-100	69,400	47,100
-200	131,051	80,303
During 2008, Doral Financial has taken steps to structure its balance sheet to reduce the overall interest rate risk. As part of this strategy the Company reduced its long-term fixed rate and callable investment securities and increased shorter-duration investment securities. Over the course of 2008, the Company increased investment positions in hybrid and variable rate mortgage securities, which explains the positive effect of rising rates on Net Interest Income and continues to be the most important factor for the NII sensitivity profile of the Company.
Derivatives. As described above, Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.
The Company is subject to various interest rate cap agreements to manage its interest rate exposure. Interest rate cap agreements generally involve purchase of out of the money caps to protect the Company from larger rate moves and to provide the Company with positive convexity. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate caps outstanding at March 31, 2009.

TABLE Q
INTEREST RATE CAPS

(Dollars in thousands)
NOTIONAL	MATURITY	ENTITLED PAYMENT	PREMIUM	FAIR
AMOUNT	DATE	CONDITIONS	PAID	VALUE

$25,000	September, 2010	1-month LIBOR over 5.00%	$205	$—
15,000	September, 2011	1-month LIBOR over 5.50%	134	5
15,000	September, 2012	1-month LIBOR over 6.00%	143	15
35,000	October, 2010	1-month LIBOR over 5.00%	199	—
15,000	October, 2011	1-month LIBOR over 5.00%	172	5
15,000	October, 2012	1-month LIBOR over 5.50%	182	17
50,000	November, 2012	1-month LIBOR over 6.50%	228	33
50,000	November, 2012	1-month LIBOR over 5.50%	545	56
50,000	November, 2012	1-month LIBOR over 6.00%	350	43

$270,000			$2,158	$174

The Company is subject to various interest rate swap agreements to manage its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. The Company principally uses interest rate swaps to convert floating rate liabilities to fixed rate by entering into pay fixed receive floating interest rate swaps. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate swaps outstanding at March 31, 2009.
TABLE R
INTEREST RATE SWAPS

(Dollars in thousands)
NOTIONAL	MATURITY	PAY	RECEIVE	FAIR
AMOUNT	DATE	FIXED RATE	FLOATING RATE	VALUE

CASH FLOW HEDGE
$200,000	July, 2010	3.00%	3-month LIBOR minus 0.04%	$(5,351)
10,000	September, 2009	4.57%	1-month LIBOR plus 0.02%	(184)
8,000	September, 2010	4.62%	1-month LIBOR plus 0.02%	(431)
3,000	September, 2011	4.69%	1-month LIBOR plus 0.02%	(254)
10,000	October, 2009	4.30%	1-month LIBOR plus 0.04%	(198)
8,000	October, 2010	4.37%	1-month LIBOR plus 0.02%	(419)
6,000	October, 2011	4.51%	1-month LIBOR plus 0.05%	(487)
5,000	October, 2012	4.62%	1-month LIBOR plus 0.05%	(521)
20,000	November, 2009	4.35%	1-month LIBOR plus 0.02%	(459)
15,000	November, 2010	4.42%	1-month LIBOR	(834)
15,000	November, 2011	4.55%	1-month LIBOR plus 0.02%	(1,268)
45,000	November, 2012	4.62%	1-month LIBOR plus 0.02%	(4,813)

$345,000				$(15,219)

Freestanding Derivatives. Doral Financial uses derivatives to manage its market risk and generally accounts for such instruments on a mark-to-market basis with gains or losses charged to current operations as part of net gain (loss) on securities held for trading as they occur. Contracts with positive fair values are recorded as assets and contracts with negative fair values as liabilities, after the application of netting arrangements. Fair values of derivatives such as interest rate futures contracts or options are determined by reference to market prices. Fair values for derivatives purchased in the over-the-counter market are determined by valuation models and validated with prices provided by external sources. The notional amounts of freestanding derivatives totaled $301.0 million and $305.0 million as of March 31, 2009 and December 31, 2008, respectively. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk. Historically, the high volume of derivatives used by Doral Financial was associated with the Company’s economic hedging strategy. Doral Financial’s current risk management strategy is more focused on internal balance sheet management and the use of interest rate swaps for interest rate risk management purposes. The increased focus on internal balance sheet management has resulted in a lower volume of derivatives.
Derivatives – Hedge Accounting. Doral Financial seeks to designate derivatives under hedge accounting guidelines when it can clearly identify an asset or liability that can be hedged using the strict hedge accounting guidelines. The notional amount of swaps treated under hedge accounting totaled $345.0 million as of both March 31, 2009 and December 31, 2008. The Company typically uses interest rate swaps to convert floating rate advances from FHLB to fixed rate by entering into a pay fixed receive floating swaps. In these cases, the Company matches all of the terms in the advance from FHLB to the floating leg of the interest rate swap. Since both transactions are symmetrically opposite the effectiveness of the hedging relationship is high.
The following table summarizes the total derivatives positions at March 31, 2009 and December 31, 2008, respectively, and their different designations.
TABLE S
DERIVATIVES POSITIONS

	March 31, 2009		December 31, 2008
	Notional	Fair	Notional	Fair
(In thousands)	Amount	Value	Amount	Value
Cash flow Hedges
Interest rate swaps	$345,000	$(15,219)	$345,000	$(15,096)
Other derivatives
Interest rate caps	270,000	174	270,000	287
Forward contracts	31,000	(457)	35,000	(187)

	301,000	(283)	305,000	100

	$646,000	$(15,502)	$650,000	$(14,996)

The following tables summarize the fair values of Doral Financial’s derivatives as well as the source of the fair values.
TABLE T
FAIR VALUE RECONCILIATION

Quarter Ended
(In thousands)	March 31, 2009
Fair value of contracts outstanding at the beginning of the period	$100
Changes in fair values during the period	(383)

Fair value of contracts outstanding at the end of the period	$(283)

TABLE U
SOURCES OF FAIR VALUE

	Payment Due by Period
	Maturity			Maturity
(In thousands)	less than	Maturity	Maturity	in excess	Total Fair
As of March 31, 2009	1 Year	1-3 Years	3-5 Years	of 5 Years	Value
Prices actively quoted	$(457)	$—	$—	$—	$(457)
Prices provided by internal sources	—	11	163	—	174

	$(457)	$11	$163	$—	$(283)

The use of derivatives involves market and credit risk. The market risk of derivatives arises principally from the potential for changes in the value of derivative contracts based on changes in interest rates.
The credit risk of OTC derivatives arises from the potential of counterparties to default on their contractual obligations. To manage this credit risk, Doral Financial deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, as needed, obtains collateral. Master netting agreements incorporate rights of set-off that provide for the net settlement of contracts with the same counterparty in the event of default. As a result of the ratings downgrades affecting Doral Financial, counterparties to derivatives contracts used for interest rate risk management purposes could increase the applicable margin requirements under such contracts, or could require the Company to terminate such agreements.
TABLE V
DERIVATIVE COUNTERPARTY CREDIT EXPOSURE

	March 31, 2009
						Weighted Average
(Dollars in thousands)	Number of		Total Exposure	Negative Fair		Contractual Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Values	Total Fair Value	(in years)
AA-	1	$215,000	$154	$—	$154	3.20
A+	2	421,000	20	(15,535)	(15,515)	1.66
A	1	10,000	—	(141)	(141)	0.05

Total Derivatives	4	$646,000	$174	$(15,676)	$(15,502)	2.15

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

	December 31, 2008
						Weighted Average
(Dollars in thousands)	Number of		Total Exposure	Negative Fair		Contractual Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Values	Total Fair Value	(in years)
AA-	1	$215,000	$259	$—	$259	3.45
A+	2	410,000	28	(15,137)	(15,109)	1.95
A	1	25,000	—	(146)	(146)	0.07

Subtotal	4	$650,000	$287	$(15,283)	$(14,996)	2.37

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).
Credit Risk
Doral Financial is subject to credit risk with respect to its portfolio of loans receivable. Loans receivable are loans that Doral Financial holds for investment and, therefore, the Company is at risk for the term of the loans. With respect to mortgage loans originated for sale as part of its mortgage banking business, Doral Financial is generally at risk for any mortgage loan default from the time it originates the mortgage loan until the time it sells the loan or packages it into a mortgage-backed security. With respect to FHA loans, Doral Financial is fully insured as to principal by the FHA against foreclosure loss. VA loans are guaranteed within a range of 25% to 50% of the principal amount of the loan subject to a maximum, ranging from $22,500 to $50,750, in addition to the mortgage collateral.
Prior to 2006, the Company sold loans on a recourse basis as part of the ordinary course of business. As part of such transactions, the Company committed to make payments to remedy loan defaults or to repurchase defaulted loans. Please refer to “Off-Balance Sheet Activities” above for additional information regarding recourse obligations. In mid 2005, the Company discontinued the practice of selling mortgage loans with recourse, except for recourse related to early payments defaults. The residential mortgage portfolio includes loans that, at some point were repurchased pursuant to recourse obligations and, as a result, have a higher credit risk. Repurchases of delinquent loans from recourse obligations for the first quarter of 2009 amounted to $6.6 million and resulted in a loss of $0.4 million. When repurchased from recourse obligations, loans are recorded at their market value, which includes a discount for poor credit performance.
Doral Financial has historically provided land acquisition, development, and construction financing to developers of residential housing projects and, as consequence, has a relatively high credit risk exposure to this sector. Construction loans extended to developers are typically adjustable rate loans, indexed to the prime interest rate with terms ranging generally from 12 to 36 months. Doral Financial principally targeted developers of residential construction for single-family primary-home occupancy. The balance outstanding for the residential construction sector has decreased from $436.1 million as of December 31, 2008, to $425.4 million as of March 31, 2009. Management expects that the amount of loans of the construction industry will continue to decrease in subsequent years.
During the first quarter of 2009, absorption trends decreased significantly principally due to the termination of the tax incentive provided by Law 197 in the fourth quarter of 2008. Absorption for the quarter ended March 31, 2009 reflects a substantial reduction of 90% versus the corresponding 2008 period. This event required modifications in absorption estimates, resulting in higher loss provisions. In addition, twelve loans were placed in non-accrual status due to past due interest payments, deterioration in project economics and cancellation of incremental construction of units. The Company expects that absorption will continue to be at low levels due to the current economic situation.
Because most of Doral Financial’s loans are made to borrowers located in Puerto Rico and secured by properties located in Puerto Rico, the Company is subject to credit risks tied to adverse economic, political or business developments and natural hazards, such as hurricanes, that may affect Puerto Rico. Puerto Rico economy has been in a recession since 2006. This has affected borrowers’ disposable incomes and their ability to make payments when due, causing an increase in delinquency and foreclosures rates. The Company believes that these conditions will continue to affect its credit quality. In addition, there is evidence that property values have declined from their peak. This has reduced borrowers’ capacity to refinance and increased the exposure to loss upon default. This decline in prices and increases in expected defaults are incorporated into the loss rates used for calculating the Company’s allowance for loan and lease losses.
Doral Financial mitigates loan defaults on its construction and commercial portfolios through its Loan Workout function. The function’s main responsibilities are avoiding defaults and minimizing losses upon default of relatively large credit relationships. The group utilizes relationship officers, collection specialists and attorneys. In the case of residential construction projects, the workout function monitors project specifics, such as project management and marketing, as deemed necessary. With respect to residential mortgages, the Company employs industry standard collection and loss mitigation strategies.
The Company also engages in the restructuring of the debt of borrowers who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the SFAS 15, “Accounting by Debtors and Creditors of Troubled Debt Restructurings.” Such restructures are identified as TDRs and accounted for based on the provisions SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. As of March 31, 2009, the Company had restructured $63.2 million, $47.9 million and $222.7 million of construction, commercial and residential mortgage loans within its portfolio, respectively, that fit the definition of TDR’s.
Non-performing Assets and Allowance for Loan and Lease Losses
Non-performing assets consist of loans on a non-accrual basis, other real estate owned and other non-performing assets. Loans are placed on a non-accrual basis after they are delinquent for more than 90 days. On a case by case basis, the Company may decide that a particular loan should be placed in non-accrual status based on the borrower’s financial condition, or, in the case of construction loans, if a given project is considered to be seriously behind schedule or experiencing economic distress. Generally, when the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed. Such interest, if collected, is credited to income in the period of the recovery, and the loan returns to accrual when it becomes current and/or collectibility is reasonably assured. The Company places in non-accrual status all residential construction loans classified as substandard whose sole source of payment are interest reserves funded by Doral Financial. For the quarters ended March 31, 2009 and 2008, Doral Financial would have recognized $8.6 million and $19.5 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis. This amount also includes interest reversal on loans placed on non-accrual status during the quarter.
The following table sets forth information with respect to Doral Financial’s non-accrual loans, other real estate-owned (“OREO”) and other non-performing assets as of the dates indicated.

TABLE W
NON-PERFORMING ASSETS
(Dollars in thousands)

	AS OF	AS OF
	MARCH 31, 2009	DECEMBER 31, 2008
Non-performing loans:

Residential mortgage loans – held for sale (1)	$4,964	$4,942
Residential mortgage loans – held for investment	377,841	346,579

Total non-performing residential mortgage loans(2)	382,805	351,521

Other lending activities:
Construction loans	247,999	215,080
Commercial real estate loans	130,630	116,841
Commercial real estate loans – held for sale	1,957	1,130
Consumer loans	391	685
Commercial non-real estate loans	3,546	1,751
Lease financing receivable	849	1,053
Land loans	43,617	29,613

Total non-performing other lending activities	428,989	366,153

Total non-performing loans	811,794	717,674

Loans past due 90 days and still accruing
Construction loans(3)	3,051	—
Consumer loans(4)	3,353	2,603
Commercial non-real estate loans(4)	1,482	1,428

Total loans past due 90 days and still accruing	7,886	4,031

Repossessed Units	225	191

OREO(5)	70,208	61,340

Total NPAs of Doral Financial (consolidated)	$890,113	$783,236

Total NPAs as a percentage of the loan portfolio, net, and OREO (excluding GNMA defaulted loans)	16.46%	14.50%

Total NPAs of Doral Financial as a percentage of consolidated total assets	8.80%	7.73%

Total non-performing loans to total loans (excluding GNMA defaulted loans)	14.81%	13.11%

Ratio of allowance for loan and lease losses to total non-performing loans (excluding loans held for sale) at end of period(6)	17.88%	18.55%

(1)	Does not include approximately $173.9 million and $165.6 million of GNMA defaulted loans (for which the Company has the option, but not an obligation, to buy back from the pools serviced), included as part of the loans held for sale portfolio as of March 31, 2009 and December 31, 2008, respectively.

(2)	Includes approximately $8.5 million and $5.3 million of FHA and VA loans where the principal balance of these loans is insured or guaranteed under applicable programs and interest is, in most cases, fully recovered in foreclosure proceedings as of March 31, 2009 and December 31, 2008, respectively.

(3)	Relates to a matured construction loan that was performing as of March 31, 2009.

(4)	Relates to revolving lines of credit ànd credit cards that are still accruing until 180 days delinquent.

(5)	Excludes FHA and VA claims amounting to $15.8 million and $17.0 million as of March 31, 2009 and December 31, 2008, respectively.

(6)	Refer to non-performing loans and allowance for loan and lease losses above for additional information regarding the Company’s methodology for assessing the adequacy of the allowance for loan and lease losses.

Non-performing assets increased by $106.9 million, or 14%, during the first quarter of 2009. The increment in non-performing assets was mainly driven by increases in the construction, residential mortgage and commercial portfolio, as a direct consequence of depressed condition of the housing market and overall macroeconomic trends in Puerto Rico.
As of March 31, 2009 non-performing residential mortgage loans increased by $31.3 million, or 9%, compared to December 31, 2008. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the first quarter of 2009. Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments. Deteriorating performance through the first quarter of 2009 has affected the Company’s own portfolio as well as its $9.3 billion portfolio of loans serviced for third parties.
Doral Financial bears a lower credit risk on its mortgage portfolio when compared to other large-scale mortgage bankers in the United States as a result of the characteristics of its portfolio. Doral Financial does not hold a significant amount of adjustable interest rate, negative amortization, or other exotic credit features that are common in other parts of the United States. Substantially all residential mortgage loans are fixed rate, regular amortizing loans. The following table shows the composition of the mortgage non-performing loans according to their actual loan-to-value and whether they are covered by mortgage insurance. Loan-to-value ratios are calculated based on current unpaid balances and original property values.
TABLE X
COMPOSITION OF MORTGAGE NON-PERFORMING ASSETS

COLLATERAL TYPE	LOAN TO VALUE	DISTRIBUTION
FHA/VA loans		2.9%
Loans with private mortgage insurance		7.8%
Loans with no mortgage insurance	< 60%	15.4%
	61-80%	47.2%
	81-90%	17.9%
	Over 91%	8.8%

Total loans		100.0%

Actual loan-to-value ratios are considered when establishing the levels of general reserves allocated the individual loans within the residential mortgage portfolio. Assumed severity losses fluctuate depending on the different LTV levels of individual loans. Please refer to paragraphs below for additional information on the assumptions used to establish general reserves for this portfolio.
As part of its regular collection and loss mitigation activities, as of March 31, 2009, the Company has fully restructured $222.7 million of mortgage loans, $181.6 million of these loans have proven repayment capacity for a sufficient amount of time and therefore, have been returned to accruing status. Restructured loans totaling $123.8 million are yet to prove repayment capacity and/or not complying with their modified contractual terms. Accordingly, the loans continue in non-accrual status and are reported as non-performing loans within Table W above.
Doral Financial believes that the value of the OREO reflected on its Consolidated Statements of Financial Condition represents a reasonable estimate of the properties’ fair values, net of disposition costs. The fair value of the OREO is normally determined on the basis of internal and external appraisals and physical inspections. For the first quarter of 2009, the Company sold 152 OREO properties, representing $12.6 million in unpaid balance.

During the first quarter of 2009, non-performing commercial loans increased by $16.4 million, or 14%, compared to December 31, 2008. This increase was driven by the current deteriorating economic conditions affecting the retail and services sectors.
For the first quarter of 2009, non-performing construction loans increased by $32.9 million, or 15%, compared to December 31, 2008. This increase is mainly related to 11 loans with a combined outstanding balance of $42.5 million placed in non-accrual status as they did not meet contractual terms as a result of the current downturn in the construction sector, which has affected housing unit sales in the overall market. The construction loan portfolio is affected by the deterioration in the economy because the underlying loans’ repayment capacity is dependent on the ability to attract buyers and maintain housing prices. In general, the termination in mid December 2008 of the incentive program established by the government of Puerto Rico slowed absorption compared to the trends experienced during 2008. Construction projects financed by the Company experienced lower levels of units’ sales in comparison with 2008 corresponding period, representing an aggregate repayment of $7.1 million for the first quarter of 2009.
The construction loan portfolio contributes 31% of the Company’s total non-performing loans. During most of the past two years, the Company’s construction loan portfolio has experienced a significant increase in default rates resulting from borrowers not being able to sell finished units within the loan term. As of March 31, 2009 and December 31, 2008, 54% and 43%, respectively, of the loans within the construction portfolio were considered non-performing loans. Although the Company is taking steps to mitigate the credit risk underlying these loans, their ultimate performance will be affected by each borrower’s ability to complete the project, maintain the pricing level of the housing units within the project, and sell the inventory of units within a reasonable timeframe.
During 2008 and the first quarter of 2009, Doral Financial did not enter into commitments to fund new construction loans in Puerto Rico for residential housing projects. Commitments to fund new construction loans in New York amounted to $18.6 million and $24.7 million for the quarters ended March 31, 2009 and 2008, respectively. The following table presents further information on the Company’s construction portfolio.

	As of	As of
(Dollars in thousands)	March 31, 2009	December 31, 2008
Construction loans(1)	$462,174	$506,031
Total undisbursed funds under existing commitments(2)	58,081	54,160
Total non-performing construction loans	247,999	215,080
Net charge offs – Construction loans	3,946	21,749
Allowance for loan losses – Construction loans	49,568	45,159

Non-performing construction loans to total construction loans	53.7%	42.5%
Allowance for loan losses – construction loans to total construction loans	10.7%	8.9%
Net charge-offs to total construction loans	0.9%	4.3%

(1)	Includes $332.2 million and $422.6 million of construction loans for residential housing projects as of March 31, 2009 and December 31, 2008, respectively. Also includes $130.0 million and $83.4 million of construction loans for commercial, condominiums and multifamily projects as of March 31, 2009 and December 31, 2008, respectively.

(2)	Excludes undisbursed funds to matured loans and loans in non-accrual status.

The following table summarizes certain information regarding Doral Financial’s allowance for loan and lease losses for the periods indicated.
TABLE Y
ALLOWANCE FOR LOAN AND LEASE LOSSES

	QUARTER ENDED
	MARCH 31,
(Dollars in thousands)	2009	2008
Allowance for Loan and Lease Losses:
Balance at beginning of period	$132,020	$124,733
Provision (recovery) for loan and lease losses:
Construction loans	8,355	(3,482)
Residential mortgage loans	4,396	2,549
Commercial real estate loans	6,089	3,076
Consumer loans	2,464	2,097
Lease financing	349	33
Commercial non-real estate loans	1,285	1,141
Land secured loans	687	(628)

Total provision for loan and lease losses	23,625	4,786

Charge — offs:
Construction loans	(3,946)	(4,553)
Residential mortgage loans	(1,033)	(426)
Commercial real estate loans	(2,034)	(1,033)
Consumer loans	(2,834)	(2,420)
Lease financing	(286)	(178)
Commercial non-real estate loans	(1,837)	(443)

Total charge-offs	(11,970)	(9,053)

Recoveries:
Commercial real estate loans	17	13
Consumer loans	182	501
Lease financing	19	159
Commercial non-real estate loans	7	43

Total recoveries	225	716

Net charge-offs	(11,745)	(8,337)

Balance at end of period	$143,900	$121,182

Allowance for loan losses as a percentage of loans receivable outstanding, at the end of period	2.73%	2.35%
Provision for loan losses to net charge-offs on an annualized basis	201.15%	57.41%
Net charge-offs on an annualized basis to average loans receivable outstanding	0.91%	0.66%

Allowance for loan and lease losses to net charge-offs on an annualized basis	302.10%	361.40%

The following table sets forth information concerning the allocation of Doral Financial’s allowance for loan and lease losses by category and the percentage of loans in each category to total loans as of the dates indicated:
TABLE Z
ALLOCATION OF ALLOWANCE FOR LOAN AND LEASE LOSSES

	March 31, 2009		December 31, 2008
(Dollars in thousands)	Amount	Percent	Amount	Percent
Loans receivable:
Construction	$49,568	9%	$45,159	10%
Residential mortgage loans	36,389	70%	33,026	69%
Commercial — secured by real estate	31,148	15%	27,076	14%
Consumer	7,776	2%	7,964	2%
Lease financing receivable	1,394	0%	1,312	0%
Commercial non-real estate	3,745	2%	4,290	3%
Land secured	13,880	2%	13,193	2%

Total	$143,900	100%	$132,020	100%

Starting in the second half of 2006 and continuing throughout 2007, 2008, and first quarter of 2009, Doral Financial has experienced higher levels of delinquencies and noted worsening trends in the Puerto Rico economy that suggest increased credit risk. As a result, the Company increased its loan loss provisions to account for the increased levels of risk and their effect on the portfolio. During 2008 and the first quarter of 2009, Puerto Rico experienced deteriorating macroeconomics trends that contributed to continued increases in default levels in the retail business units. Portfolios underlying retail products including residential mortgage and small-commercial real estate have suffered significant increases in default rates.
Doral Financial’s provision for loan and lease losses for the quarter ended March 31, 2009 amounted to $23.6 million, compared to $4.8 million for the corresponding 2008 period. The increase of $18.8 million in the provision for loan and lease losses was mostly driven by the deterioration in the performance of the construction portfolio, with a $11.8 million increase compared to the corresponding 2008 period. The construction provision was mainly due to adverse developments in five loans with a combined outstanding balance of $71.5 million driving $11.0 million in additional provisions for the quarter ended March 31, 2009. Provision for the commercial and residential mortgage portfolios amounted to $7.4 million and $4.4 million respectively for the quarter ended March 31, 2009, compared to $4.2 million and $2.5 million respectively for the corresponding period in 2008. These increases were mainly driven by higher delinquency attributable to the deterioration in the local macroeconomic conditions.
Net charge-offs for the quarter ended March 31, 2009 increased when compared to the corresponding 2008 period by $3.4 million, or 41%. The increase was mostly driven by troubled loan relationships within the commercial and residential construction portfolios that had been identified and reserved for in earlier periods. Given the mature stage of its portfolio and the fact that new lending was discontinued in the fourth quarter of 2007, the Company expects that the residential construction portfolio may have reporting periods in which realized losses through charge-offs are higher than current provisions.
The Company evaluates impaired loans and calculates the related valuation allowance based on SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”). Commercial and construction loans over $2.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted and the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the Company is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals. Consistent with management’s intention of preserving capital, its strategy is to maximize proceeds from the disposition of foreclosed assets, as opposed to rapid liquidation. Accordingly, the market value of appraisals is used. Should the appraisal show a deficiency, the Company records a specific reserve for the underlying loan.
The following table summarizes the Company’s impaired loans and the related allowance:

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
Impaired loans with allowance	$233,500	$207,949
Impaired loans without allowance	155,381	120,378

Total impaired loans	$388,881	$328,327

Related allowance	$50,645	$45,099
Average impaired loans	$358,604	$317,844
As part of the regular loan workout cycle, the Doral Financial charges off the portion of specific reserves for impaired loans that it considers being confirmed losses. Accordingly, certain loans considered impaired and measured for specific reserve in accordance with SFAS No. 114 are carried at an unpaid balance that has already been reduced by charge-offs, and therefore, carry a relatively lower dollar allowance. Under some circumstances, the economics of a particular credit relationship suggest that the underlying loans are sufficiently collateralized and that no specific reserve is necessary. SFAS No. 114 prohibits the allocation of general reserves for those loans for which an impairment analysis has been conducted and for which no specific reserve is required. As of March 31, 2009, Doral Financial construction and commercial real estate portfolio includes $155.4 million of impaired loans that are adequately collateralized and, accordingly, carry no specific reserves.
Doral Financial records an allowance for small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $2.0 million) on a group basis under the provisions of SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.
The general allowance for residential mortgage loans is calculated based on the probability that loans within different delinquency buckets will default and, in the case of default, the extent of losses that the Company expects to realize. In determining the probabilities of default, the Company considers recent experience of rolls of loans from one delinquency bucket into the next. Recent roll rates show that the proportion of loans rolling into subsequent buckets has been following an increasing trend throughout the last quarters. For purposes of forecasting the future behavior of the portfolio, Doral Financial determined that it should only use the roll-rates of relatively recent months, which show a more aggressive deteriorating trend that those in older periods. Using the older historical performance would yield lower probabilities of default that may not reflect recent macroeconomic trends. Severity losses are calculated based on historical results from foreclosure and ultimate disposition of collateral. Historical results are adjusted for the Company’s expectation of housing prices. Severity assumptions for the residential portfolio range between 3% and 75% depending on the different loan types and loan-to-value ratios.
Generally, the percentage of the allowance for loan and lease losses to non-performing loans will not remain constant due to the nature of Doral Financial’s portfolio of loans, which are primarily collateralized by real estate. The collateral for each non-performing mortgage loan is analyzed to determine potential loss exposure, and, in conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and lease losses. On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance, management considers such factors as default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolios. Allocated specific and general reserves are supplemented by a macroeconomic or emerging risk reserve. This portion of the total allowance for loan and lease losses reflects management’s evaluation of conditions that are not directly reflected in the loss factors used in the determination of the allowance. The conditions evaluated in connection with the macroeconomic and emerging risk allowance include national and local economic trends, industry conditions within the portfolios, recent loan portfolio performance, loan growth, changes in underwriting criteria and the regulatory and public policy environment.
Operational Risk
Operational risk includes the potential for financial losses resulting from failed or inadequate controls. Operational risk is inherent in every aspect of business operations, and can result from a range of factors including human judgment, process or system failures, or business interruptions. Operational risk is present in all of Doral Financial’s business processes, including financial reporting. The Company has adopted a policy governing the requirements for operational risk management activities. This policy defines the roles and responsibilities for identifying key risks, key risks indicators, estimation of probabilities and magnitudes of potential losses and monitoring trends.
Overview of Operational Risk Management
Doral Financial has a corporate-wide Chief Risk Officer, who is responsible for implementing the process of managing the risks faced by the Company. The Chief Risk Officer is responsible for coordinating with the Company’s Internal Audit group, risk identification and monitoring throughout Doral Financial. In addition, the Internal Audit function will provide support to ensure compliance with Doral Financial’s system of policies and controls and to ensure that adequate attention is given to correct issues identified.
Internal Control Over Financial Reporting
For a detailed discussion of the Management’s Report on Internal Control Over Financial Reporting as of December 31, 2008, please refer to Part II, Item 9A. Controls and Procedures, of the Company’s 2008 Annual Report on Form 10-K.
Liquidity Risk
For a discussion of the risks associated with Doral Financial’s ongoing need for capital to finance its lending, servicing and investing activities, please refer to “Liquidity and Capital Resources” above.
General Business, Economic and Political Conditions
The Company’s business and earnings are sensitive to general business and economic conditions in Puerto Rico and the United States. Significant business and economic conditions include short-and long-term interest rates, inflation and the strength of the Puerto Rico and U.S. economies and housing markets. If any of these conditions deteriorate, the Company’s business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household income could decrease the demand for residential mortgage loans and increase the number of customers who become delinquent or default on their loans; or, a dramatically rising interest rate environment could decrease the demand for loans.
Inflation also generally results in increases in general and administrative expenses. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation. Please refer to “Risk Management” above for a discussion of the effects of changes of interest rates on Doral Financial’s operations.
Markets in the United States and elsewhere have experienced extreme volatility and disruption for nearly 18 months, continuing through the first quarter of 2009. The United States, Europe and Japan have entered into recessions that are likely to persist through 2009, despite past and expected governmental intervention in the world’s major economies.
The Puerto Rico economy has been in a recession since 2006. Based on information published by the Puerto Rico Planning Board on February 9, 2009, Puerto Rico real gross national product decreased 1.8% during the fiscal year ended June 30, 2007. The preliminary figures for the fiscal year ended June 30, 2008 are that the Puerto Rico gross national product decreased by 2.5%. As reported by the Puerto Rico Planning Board, the growth deceleration during fiscal year 2008 constitutes the sharpest economic reduction since fiscal year 1983.

The Puerto Rico Planning Board expects that recessionary conditions will continue in Puerto Rico during the fiscal years ending in June 30, 2009 and 2010. During fiscal year 2009, the projection is a reduction in real gross national product of 3.4%, and during fiscal year 2010 the projection is a reduction in real gross national product of 2.0%.
The new government in the Commonwealth of Puerto Rico, which started in January 2009, has estimated that Puerto Rico faces an estimated budget deficit of approximately $3.2 billion for fiscal year 2009. The increase in the projected deficit from the estimated $1.0 billion deficit at the time that the fiscal year 2009 budget was approved in July 2008 is the result of (i) revenues are expected to be lower than initially estimated by approximately $700.0 million and (ii) expenses are expected to be higher by approximately $1.5 billion because of higher medical reform expenses of approximately $500.0 million, other deficits, debt service of approximately $265.0 million and government account payables from prior fiscal years of approximately $750.0 million.
Given the magnitude of the projected budget deficit for fiscal year 2009 and comparable projected budget deficits in future fiscal years, the new Puerto Rico administration in announced in January 2009 that it was taking the following steps: (i) implemented a series of expense reduction measures and announced that it was in the process of analyzing and considering additional expense reduction measures; (ii) commenced the implementation of multi-year and zero-based budgeting; (iii) commenced the implementation of measures to improve tax compliance and enforcement to increase revenues; and (iv) commenced the analysis of various temporary and permanent revenue increasing measures. In addition, the Puerto Rico government has stated that it will have to finance a portion of the budget deficits by borrowing additional funds.
On March 3, 2009, the Puerto Rico Governor unveiled a plan to (i) stimulate the Puerto Rico economy; (ii) increase government revenues; (iii) reduce government expenses; and (iv) promote public-private partnerships for development projects. In order to implement the plan, the Puerto Rico Governor filed on March 4, 2009 four legislative bills with the Puerto Rico Legislature. The Puerto Rico Legislature approved three of these bills, with certain amendments, on March 6, 2009. The approved legislative bills were signed into law by the Puerto Rico Governor on March 9, 2009. For additional details on the new laws, please refer to Part I-Item 1. Business-The Commonwealth of Puerto Rico-Current Puerto Rico Government Fiscal Conditions in the Company’s 2008 Annual Report on Form 10-K.
Doral Financial cannot predict at this time the impact that the current fiscal situation of the Commonwealth of Puerto Rico and the various legislative and other measures adopted by the Puerto Rico government in response to such fiscal situation will have on the Puerto Rico economy and on Doral Financial’s financial condition and results of operations.
The Company operates in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. The Company faces competition in such areas as mortgage and banking product offerings, rates and fees, and customer service. In addition, technological advances and increased e-commerce activities have, generally, increased accessibility to products and services for customers which has intensified competition among banking and non-banking companies in the offering of financial products and services, with or without the need for a physical presence.
ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
For information regarding market risk to which the Company is exposed, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”
ITEM 4.  CONTROLS AND PROCEDURES
Disclosure Control and Procedures
Doral Financial’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) under the Exchange Act) as of March 31, 2009. Disclosure controls and procedures are defined under SEC rules as controls and other procedures that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934 is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives. Based on this evaluation, Doral Financial’s current Chief Executive Officer and its current Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2009.
Changes in Internal Control Over Financial Reporting
There have been no changes to the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15(d)-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
PART II — OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
For information on these proceedings, please refer to Note 25 to the unaudited interim financial statements included in Item 1. Financial Statements, of this Quarterly Report on Form 10-Q.
ITEM 1A. RISK FACTORS
Readers should carefully consider, in connection with other information disclosed in this quarterly report on Form 10-Q, the risk factors set forth in Item 1A-Risk Factors in the Company’s 2008 Annual Report on Form 10-K. These risk factors could cause the Company’s actual results to differ materially from those stated in the forward-looking statements included in this quarterly report together with those forward-looking statements previously disclosed in the Company’s 2008 Annual Report on Form 10-K or those risk factors that are presently unforeseen could result in significant adverse effects on the Company’s business, financial condition, or results of operations. Please refer to the “Forward Looking Statements” on this Quarterly Report on Form 10-Q.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
None
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
Not applicable.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
None
ITEM 5. OTHER INFORMATION
None.

ITEM 6. EXHIBITS
(a)	Exhibits
The exhibits accompanying this Quarterly Report on Form 10-Q are listed on the accompanying Exhibit Index.
The Company has not filed as exhibits certain instruments defining the rights of holders of debt of the Company not exceeding 10% of the total assets of the Company and its consolidated subsidiaries. The Company will furnish copies of any such instruments to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
(Registrant)

Date: May 7, 2009	/s/ Glen R. Wakeman

Glen R. Wakeman
Chief Executive Officer and President

Date: May 7, 2009	/s/ Robert E. Wahlman

Robert E. Wahlman
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number		Description
10.1		Employment Agreement, dated as of March 24, 2009, between Doral Financial and Robert E. Wahlman. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 26, 2009.)

12.1	-	Computation of Ratio of Earnings to Fixed Charges.

12.2	-	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

31.1	-	CEO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	-	CFO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	-	CEO Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	-	CFO Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

Quarter Ended
March 31, 2009
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(46,398)
Plus:
Fixed Charges (excluding capitalized interest)	81,087

Total Earnings	$34,689

Fixed Charges:
Interest expensed and capitalized	$80,381
Amortized premiums, discounts, and capitalized expenses related to indebtedness	43
An estimate of the interest component within rental expense	663

Total Fixed Charges	$81,087

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

(Loss) Earnings:
Pre-tax loss from continuing operations	$(46,398)
Plus:
Fixed Charges (excluding capitalized interest)	42,880

Total (Loss) Earnings	$(3,518)

Fixed Charges:
Interest expensed and capitalized	$42,174
Amortized premiums, discounts, and capitalized expenses related to indebtedness	43
An estimate of the interest component within rental expense	663

Total Fixed Charges	$42,880

Ratio of Earnings to Fixed Charges	(A)

(A)	Due to the Company’s pre-tax loss for the quarter ended March 31, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $54.7 million to achieve a ratio of 1:1 during the first quarter of 2009.

Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Quarter Ended
March 31, 2009
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(46,398)
Plus:
Fixed Charges (excluding capitalized interest)	81,087

Total Earnings	$34,689

Fixed Charges:
Interest expensed and capitalized	$80,381
Amortized premiums, discounts, and capitalized expenses related to indebtedness	43
An estimate of the interest component within rental expense	663

Total Fixed Charges before preferred dividends	81,087

Preferred dividends	8,325
Ratio of pre tax loss to net loss	1.002

Preferred dividend factor	8,342

Total fixed charges and preferred stock dividends	$89,429

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)

Excluding Interest on Deposits

(Loss) Earnings:
Pre-tax loss from continuing operations	$(46,398)
Plus:
Fixed Charges (excluding capitalized interest)	42,880

Total (Loss) Earnings	$(3,518)

Fixed Charges:
Interest expensed and capitalized	$42,174
Amortized premiums, discounts, and capitalized expenses related to indebtedness	43
An estimate of the interest component within rental expense	663

Total Fixed Charges before preferred dividends	42,880

Preferred dividends	8,325
Ratio of pre tax loss to net loss	1.002

Preferred dividend factor	8,342

Total fixed charges and preferred stock dividends	$51,222

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)

(A)	Due to the Company’s pre-tax loss for the quarter ended March 31, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $54.7 million to achieve a ratio of 1:1 during the first quarter of 2009.

EXHIBIT 31.1
I, Glen R. Wakeman, Chief Executive Officer and President of Doral Financial Corporation, certify that:
1.	I have reviewed this Form 10-Q of Doral Financial Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter covered by this report that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 7, 2009	/s/ Glen R. Wakeman

Glen R. Wakeman
Chief Executive Officer
and President

EXHIBIT 31.2
I, Robert E. Wahlman, Executive Vice President and Chief Financial Officer of Doral Financial Corporation, certify that:
1.	I have reviewed this Form 10-Q of Doral Financial Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s second fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 7, 2008	/s/ Robert E. Wahlman

Robert E. Wahlman
Executive Vice President
and Chief Financial Officer

EXHIBIT 32.1
CERTIFICATION
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
(Subsections (a) and (b) of Section 1350, Chapter 63 Title 18,
United States Code)
      Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), the undersigned officer of Doral Financial Corporation, a Puerto Rico corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:
      The Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “Form l0-Q”) of the Company fully complies with the requirements of section l3(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: May 7, 2009

By:	/s/ Glen R. Wakeman

Name:	Glen R. Wakeman
Title:	Chief Executive Officer and President
      A signed original of this written statement required by Section 906 has been provided to, and will be retained by, the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2
CERTIFICATION
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
(Subsections (a) and (b) of Section 1350, Chapter 63 Title 18,
United States Code)
          Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), the undersigned officer of Doral Financial Corporation, a Puerto Rico corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:
          The Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “Form l0-Q”) of the Company fully complies with the requirements of section l3(a)or 15(d) of the Securities Exchange Act of 1934 and information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: May 7, 2008

By:	/s/ Robert E. Wahlman

Name:	Robert E. Wahlman
Title:	Executive Vice President and
Chief Financial Officer
     A signed original of this written statement required by Section 906 has been provided to, and will be retained by, the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The Information Agent and Exchange Agent for the Offer is:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

BY MAIL:	BY OVERNIGHT COURIER:
P.O Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Briantree, MA 02184
Attention: Corporate Actions; Doral	Attention: Corporate Actions; Doral
By Facsimile:
(For Eligible Institutions only)
(781) 930-4942
Attention: Doral
Confirmation by Telephone:
(781) 930-4900
          Additional copies of this offer to exchange, the letter of transmittal or other tender offer materials may be obtained from the information agent or the exchange agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent or the exchange agent.